UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SPORT CHALET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: (A) Class A Common Stock, par value $0.01 per share and (B) Class B Common Stock, par value $0.01 per share

(2)

Aggregate number of securities to which transaction applies:

(A) 12,414,490 shares of Class A Common Stock issued and outstanding, (B) 1,775,821 shares of Class B Common Stock, and (C) 30,500 shares of Class A Common Stock underlying options to purchase Class A Common Stock with an exercise price of less than the merger consideration of $1.04 per share.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 12,414,490 shares of Class A Common Stock issued and outstanding, multiplied by $1.04 per share; plus (B) 1,775,821 shares of Class B Common Stock issued and outstanding, multiplied by $1.04 per share, plus (C) 30,500 options to acquire Class A Common Stock with an exercise price below $1.04, multiplied by $0.30 (which is the difference between the merger consideration of $1.04 per share and the weighted average exercise price of such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.0001288.

	(4)	Proposed maximum aggregate value of transaction: $14,767,073.44

	(5)	Total fee paid: $1,902.00

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $2,526.06
	(2)	Form, Schedule or Registration Statement No.: Schedule TO
	(3)	Filing Party: Everest Merger Sub, Inc., Vestis Retail Group, LLC, Versa Capital Fund II, L.P., Versa Capital Fund II–A, L.P.
	(4)	Date Filed: July 3, 2014

EXPLANATORY NOTE REGARDING THE REASON FOR THE FILING OF THIS PRELIMINARY PROXY STATEMENT

Sport Chalet, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Vestis Retail Group, LLC (“Parent”), a Delaware limited liability company, and Everest Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Vestis, on June 30, 2014, as amended (the “Merger Agreement”).

Pursuant to the Merger Agreement, on July 3, 2014, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”), of the Company at a price of $1.20 per Share (as such price may be adjusted pursuant to the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and conditions set forth in the Offer to Purchase filed by the Purchaser with the SEC on July 3, 2014 (as amended, the “Offer to Purchase”). Pursuant to an amendment to the Merger Agreement entered into on August 3, 2014, the initial expiration date of August 1, 2014 referred to in the Offer to Purchase was extended to August 15, 2014. As described in the Merger Agreement and in the Offer to Purchase, the Offer Price is subject to an automatic reduction to $1.04 per share in the event the number of Shares tendered into the Offer (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) prior to 12:00 midnight, New York City time, at the end of the day on August 15, 2014 (together with shares acquired or to be acquired by Parent or Purchaser pursuant to the Stock Purchase Agreement Transactions (as defined in the Merger Agreement)), when aggregated with the shares issuable pursuant to the top-up option in accordance with the Merger Agreement, does not result in Parent and Purchaser collectively holding or otherwise beneficially owning shares of (x) Class A Common Stock equal to or in excess of 90% of the Fully Diluted Class A Common Shares (as defined in the Merger Agreement) and (y) Class B Common Stock equal to or in excess of 90% of the Fully Diluted Class B Common Shares (as defined in the Merger Agreement) (the “Price Reduction Trigger”). If at least 90% of the Fully Diluted Class A Common Shares and at least 90% of the Fully Diluted Class B Common Shares have not been tendered into the Offer by 12:00 midnight, New York City time, at the end of the day on August 15, 2014, the Price Reduction Trigger will occur and the Offer Price will be automatically reduced to $1.04. Upon occurrence of the Price Reduction Trigger, the Offer will be extended for at least ten business days pursuant to the Merger Agreement and applicable law.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on August 15, 2014, unless the offer is extended in accordance with the terms of the Merger Agreement or as otherwise required by applicable law. If, in accordance with the terms and subject to the conditions of the Offer, Purchaser accepts for payment and pays for all Shares validly tendered and not withdrawn pursuant to the Offer (and the Offer is thereby consummated), Parent and Purchaser would own a majority of the Company’s outstanding Shares and a majority of the voting power of the Company.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed if the adoption of the Merger Agreement described herein by the Company’s stockholders is required by applicable law to consummate the Merger described herein, and promptly after the Company receives clearance from the Securities and Exchange Commission to do so. In such event, the Company will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of the holders of Shares to vote upon the adoption of the Merger Agreement and the other matters described in this preliminary proxy statement.

Depending on the outcome of the Offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to the holders of Shares when considering whether and how to vote with respect to the proposal to adopt the Merger Agreement or the decision whether to exercise the right to demand appraisal of Shares held by them in accordance with Section 262 of the General Corporation Law of the State of Delaware. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the Merger Agreement, it becomes necessary to mail a proxy statement in definitive form to holders of Shares, we will update the disclosures in this preliminary proxy statement (as it may hereafter be amended from time to time) to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Tender Offer Statement on Schedule TO initially filed with the Securities and Exchange Commission by Purchaser, Parent, Versa Capital Fund II, L.P. and Versa Capital Fund II–A, L.P. on July 3, 2014 (as amended, the “Schedule TO”). This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO and the other documents filed with the SEC in connection with the Offer for further information regarding the Offer.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPORT CHALET, INC.

ONE SPORT CHALET DRIVE

LA CAÑADA FLINTRIDGE, CALIFORNIA 91011

[—], 2014

Dear Stockholder:

On behalf of the board of directors of Sport Chalet, Inc. (the “Company”), I cordially invite you to attend a special meeting of stockholders of the Company, to be held on [—], 2014 at [—] a.m. California time, at the Company’s executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011.

On June 30, 2014, the Company entered into a definitive merger agreement (as amended, the “Merger Agreement”) to be acquired by Vestis Retail Group, LLC (“Parent”), which is owned by funds advised by Versa Capital Management, LLC and comprises Bob’s Stores and Eastern Mountain Sports, and Everest Merger Sub, Inc., a wholly owned subsidiary of Parent (“Purchaser”). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, as amended on August 3, 2014 and as such agreement may be further amended from time to time.

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $1.04 in cash, without interest, less any required withholding taxes, for each share of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of the Company owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

After careful consideration, the Company’s board of directors has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are advisable and in the best interests of the Company and the stockholders of the Company, and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The Company’s board of directors also recommends that you vote “FOR” approval of certain merger-related compensation payable to the Company’s executive officers as described below.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock (collectively, “Company common stock”), voting as a single class. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

Following consummation of the tender offer described in the accompanying proxy statement, Parent and Purchaser will hold sufficient voting power to approve the adoption of the Merger Agreement and Parent and Purchaser have committed to vote “FOR” each of the proposals to be voted upon at the special meeting.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 108.

On behalf of the board of directors and management of the Company, we thank you for your support.

Sincerely,

Craig Levra, Chairman of the Board

The proxy statement is dated [—], 2014, and is first being mailed to our stockholders on or about [—], 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

SPORT CHALET, INC.

ONE SPORT CHALET DRIVE

LA CAÑADA FLINTRIDGE, CALIFORNIA 91011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held —, 2014

A special meeting of stockholders of Sport Chalet, Inc., a Delaware corporation (the “Company”), will be held on [—], 2014 at [—] a.m. California time, at the Company’s executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011.

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2014, amended on August 3, 2014 and as it may be further amended from time to time (the “Merger Agreement”), by and among the Company, Vestis Retail Group, LLC, a Delaware limited liability company (“Parent”), and Everest Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3. To consider and vote upon a non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the merger.

The board of directors has fixed the close of business on [—], 2014 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of Company common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company common stock, voting as a single class. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend and vote your shares at the special meeting and you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the Company’s board of directors has determined that the merger is advisable and in the best interests of the stockholders of the Company, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement, “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approval of the non-binding advisory proposal to approve certain compensation arrangements for our executive officers in connection with the merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

SPORT CHALET, INC. /s/ Howard K. Kaminsky Secretary

This proxy statement and a proxy card are first being mailed on or about [—], 2014 to stockholders who owned shares of Company common stock as of the close of business on [—], 2014.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 108.

In this proxy statement, the terms “Sport Chalet,” “Company,” “we,” “our,” “ours,” “us,” or derivatives thereof refer to Sport Chalet, Inc.

Parties to the Merger (Page 21)

Sport Chalet, Inc. is a premier, full-service specialty sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear. As of June 29, 2014, the Company operated 50 stores, including 34 locations in Southern California, seven in Northern California, six in Arizona, two in Nevada, and one in Utah, comprising a total of over two million square feet of retail space. These stores average approximately 41,000 square feet in size. In addition, the Company has a Team Sales Division and an online store at www.sportchalet.com. Originally the Company was incorporated in California, and it reincorporated as a Delaware corporation in 1992.

The business address for the Company is One Sport Chalet Drive, La Cañada Flintridge, California 91011, and its telephone number is (818) 949-5300.

Everest Merger Sub, Inc., or Purchaser, is a Delaware corporation and an indirect wholly-owned subsidiary of Vestis that was formed by Vestis solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, completing the transactions contemplated by the Merger Agreement and arranging the related financing. Upon completion of the Merger, Purchaser will cease to exist.

The business address for Purchaser is 2929 Arch Street, Cira Center, Philadelphia, Pennsylvania 19104-7324 and its telephone number is (215) 609-3400.

Vestis Retail Group, LLC, or Vestis or Parent, is a Delaware limited liability company that was formed by Versa Capital Management, LLC. Vestis is a holding company that conducts retail operations through its wholly-owned subsidiaries, Eastern Mountain Sports LLC and Bob’s Stores, LLC. Eastern Mountain Sports LLC operates Eastern Mountain Sports stores and is a retailer of top-quality outdoor gear and apparel concentrated on the East Coast of the United States. Bob’s Stores, LLC is a family apparel and footwear retailer concentrated in the northeastern United States. Upon completion of the Merger, the Company will be a wholly-owned subsidiary of Parent

The business address for Parent is 2929 Arch Street, Cira Center, Philadelphia, Pennsylvania 19104-7324 and its telephone number is (215) 609-3400

In this proxy statement, we refer to the Agreement and Plan of Merger, dated June 30, 2014, as it may be amended from time to time, among the Company, Parent and Purchaser, as the Merger Agreement, and the merger of Purchaser with and into the Company, as the Merger.

Tender Offer

On July 3, 2014, Purchaser commenced a tender offer, which we refer to as the Offer, for all of the outstanding shares of Class A Common Stock and Class B Common Stock at a price of $1.20 per share, net to the seller in cash without interest and less any required withholding taxes, subject to an automatic price reduction to $1.04 per share in the circumstances described below. As described in the Merger Agreement and in the Offer to Purchase filed by the Purchaser with the SEC on July 3, 2014 (as amended, the “Offer to Purchase”), the Offer Price is subject to an automatic reduction to $1.04 per share in the event the number of Shares tendered into the Offer (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) prior to 12:00 midnight, New York City time, at the end of the day on August 15, 2014 (together with shares acquired or to be acquired by Parent or Purchaser pursuant to the Stock Purchase Agreement Transactions (as defined in the Merger Agreement)), when aggregated with the shares issuable pursuant to the top-up option in accordance with the Merger Agreement, does not result in Parent and Purchaser collectively holding or otherwise beneficially owning shares of (x) Class A Common Stock equal to or in excess of 90% of the Fully Diluted Class A Common Shares (as defined in the Merger Agreement) and (y) Class B Common Stock equal to or in excess of 90% of the Fully Diluted Class B Common Shares (as defined in the Merger Agreement) (the “Price Reduction Trigger”). If at least 90% of the Fully Diluted Class A Common Shares and at least 90% of the Fully Diluted Class B Common Shares have not been tendered into the Offer by 12:00 midnight, New York City time, at the end of the day on August 15, 2014, the Price Reduction Trigger will occur and the Offer Price will be automatically reduced to $1.04. Upon occurrence of the Price Reduction Trigger, the Offer will be extended for at least ten business days pursuant to the Merger Agreement and applicable law. Under the terms of the Merger Agreement, Shares not tendered into the Offer and still outstanding at the closing of the Merger will be converted into the right to receive the same amount of cash per Share as if such Shares were tendered in the Offer.

Under the terms of the Merger Agreement, the Company agreed to call a special meeting of its stockholders to seek stockholder approval of the adoption of the Merger Agreement, if such approval is required under applicable law in order to consummate the Merger. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement. If the Offer and a “short form” merger are completed, which is permissible in the event Purchaser and Parent acquire at least 90% of the outstanding shares (on a fully diluted basis) of both the Class A Common Stock and Class B Common Stock, we will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger and the special meeting will not be held.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company common stock pursuant to the Offer to Purchase and other documents previously filed with the SEC and disseminated to stockholders.

The Special Meeting (Page 22)

Time, Place and Purpose of the Special Meeting (Page 22)

The special meeting will be held on [—], 2014 at [—] a.m., California time, at [—].

At the special meeting, holders of Class A Common Stock and Class B Common Stock, which we refer to collectively as Company common stock, will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, and to approve a non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2014, which the Company has set as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and which we refer to as the record date. Holders of Class A Common Stock will have 1/20th of one vote for each share of Class A Common Stock owned on the record date and holders of Class B Common Stock will have one vote for each share of Class B Common Stock owned on the record date. As of the record date, there were [—] shares of Class A Common Stock and [—] shares of Class B Common Stock outstanding and entitled to vote at the special meeting. One-third of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the special meeting. Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum.

Vote Required (Page 23)

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company common stock, voting as a single class (the “Required Company Stockholder Vote”).

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Approval of the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger requires the affirmative vote of holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Class A Common Stock and [—] shares of Class B Common Stock (excluding shares issuable upon the exercise of options to purchase Company common stock, which we refer to as stock options (collectively representing [—]% of the outstanding voting power of the shares of Company common stock on the record date)). The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock (other than shares of Company common stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the non-binding advisory proposal to approve certain compensation arrangements for our executive officers in connection with the Merger.

Voting Rights (Page 25)

Each stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the record date on each matter on which shares of such class of Common Stock are entitled to vote at the special meeting.

The Olberz Family, Mr. Levra and Mr. Kaminsky, collectively, currently have sufficient voting power to cause the approval of each of the proposals to be presented at the special meeting. In accordance with agreements entered into in connection with the Merger Agreement, each of the Olberz Family, Mr. Levra and Mr. Kaminsky are obligated to vote “FOR” approval of the adoption of the Merger Agreement. In addition, each of the Olberz Family, Mr. Levra and Mr. Kaminsky have informed us that they intend to vote “FOR” each of the proposals to be presented at the special meeting. In the event the special meeting is held after the transactions contemplated by the Stock Purchase Agreement (as defined below) and the Offer are consummated, Parent and Purchaser will hold sufficient voting power to cause the approval of each of the proposals to be presented at the special meeting, and Parent and Purchaser have committed to vote “FOR” approval of the adoption of the Merger Agreement and each other proposal presented for stockholder vote at the special meeting.

Tender and Support Agreements (Page 25)

Substantially simultaneously with the execution and delivery of the Merger Agreement, each of Craig L. Levra, the Company’s Chairman of the Board and Chief Executive Officer, Howard K. Kaminsky, the Company’s Executive Vice-President – Finance, Chief Financial Officer and Secretary, and Dennis Trausch, the Company’s Executive Vice President – Growth and Development, who collectively own approximately 3% of the outstanding shares of Class A Common Stock and 53% of the outstanding shares of Class B Common Stock, have separately entered into a Tender and Support Agreement (each a “Support Agreement”) with Parent and Purchaser, providing that they shall (i) tender the shares of Common Stock owned by them into the Offer, and (ii) otherwise support the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Support Agreement. In the event that the Company’s board of directors changes its recommendation, the number of shares subject to the Support Agreements will be reduced on a pro rata basis to a number such that all shares subject to the Support Agreements, together with the shares owned by the Olberz Family, represents 35% of the voting power of the Company.

Stock Purchase Agreement (Page 26)

Substantially simultaneously with the execution and delivery of the Merger Agreement, The Olberz Family Trust dated 05/06/1997, Eric S. Olberz and Irene M. Olberz (collectively, the “Olberz Family”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Parent, Purchaser and, solely with respect to certain provisions, the Company. The Stock Purchase Agreement provides that the Olberz Family shall (i) sell to Purchaser all of the Company common stock owned by them immediately following (and contingent upon) the consummation of the Offer at a price equal to $0.75 per share (subject to certain adjustments set forth in the Stock Purchase Agreement), and (ii) support the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Stock Purchase Agreement. As of June 30, 2014, the Olberz Family collectively owns approximately 61% of the outstanding shares of Class A Common Stock and approximately 7% of the outstanding shares of Class B Common Stock. Parent and Purchaser have committed to vote any shares of Company common stock acquired by them “FOR” each of the proposals to be considered at the special meeting. Following consummation of the Offer and the transactions contemplated by the Stock Purchase Agreement, Purchaser and Parent will have sufficient voting power to approve the adoption of the Merger Agreement.

Proxies and Revocation (Page 26)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will have no effect on the proposal to adjourn the special meeting and on the non-binding advisory proposal to approve certain compensation arrangements for our executive officers in connection with the Merger.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page 78)

The Merger Agreement provides that Purchaser will merge with and into the Company. The Company will be the surviving corporation in the Merger and will continue to do business following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 79)

In the Merger, each outstanding share of Company common stock (except for shares owned by the Company, Parent or Purchaser, or any affiliate of any of the Company or Parent, including Purchaser, and shares held by stockholders who have perfected appraisal rights under Delaware law, which we refer to collectively as the excluded shares) will be converted into the right to receive $1.04 in cash, without interest, which amount we refer to as the per share merger consideration, less any required withholding taxes.

Recommendation of the Board of Directors (Page 86); Reasons for the Board’s Recommendation (Page 46)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Board’s Recommendation,” the board of directors of the Company, which we refer to as the board of directors or the Board, adopted resolutions (a) authorizing and approving the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; (b) approving and declaring advisable the Merger Agreement, the Offer and the Merger, (c) declaring that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, are advisable and in the best interests of the stockholders of the Company; (d) recommending that the stockholders of the Company accept the Offer and tender their shares of Company common stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement; and (e) irrevocably, prior to any termination of the Merger Agreement in accordance with its terms, approving for all purposes each of Parent, Purchaser and their respective affiliates with respect to the Merger Agreement, the Stock Purchase Agreement and the transactions contemplated thereby (including the Offer and the Merger) and thereby to exempt such persons (with respect to the Merger Agreement, the Stock Purchase Agreement and the transactions contemplated thereby), agreements and transactions from, and to elect for the Company, Parent, Purchaser and their respective affiliates not to be subject to, (A) any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (including the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) of any jurisdiction that may purport to be applicable to the Company, Parent, Purchaser or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby (including the Offer, the transactions contemplated by the Stock Purchase Agreement and the Merger) with respect to any of the foregoing, or (B) the voting requirements of Section 4(b)(1) of the Bylaws of the Company.

In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Golden Parachute Compensation” beginning on page 68.

The board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, and “FOR” the non-binding advisory proposal to approve certain compensation arrangements for our executive officers in connection with the Merger.

Duff & Phelps Financial Analysis and Opinion (Page 50)

On June 29, 2014, Duff & Phelps delivered a written presentation and its oral opinion, which was subsequently confirmed in writing, to the Special Committee of the Board, or the Committee, that, as of that date, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the $1.20 per Share to be received by stockholders of the Company in the event the Price Reduction Trigger is not triggered (the “Short-Form Merger Consideration”), or the $1.04 per Share to be received by public stockholders of the Company in the event the Price Reduction Trigger is triggered (the “Long-Form Merger Consideration”) to be received by the stockholders of the Company, other than the shares held by the Olberz Family, Craig Levra, the Company’s Chairman of the Board and Chief Executive Officer, and Howard Kaminsky, the Company’s Chief Financial Officer (collectively, the “Excluded Stockholders”), pursuant to the Merger Agreement was fair from a financial point of view to the stockholders of the Class A Common Stock and Class B Common Stock other than the Excluded Stockholders (without giving effect to any impact of the transactions on any particular stockholder other than in its capacity as a stockholder).

The full text of Duff & Phelps’ written opinion, dated June 29, 2014, which sets forth, among other things, certain assumptions made, certain matters considered, and certain limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. The opinion expressed by Duff & Phelps was provided for the information and assistance of the Committee in connection with its consideration of the Offer, and such opinion does not constitute a recommendation as to any action that any stockholder of Sport Chalet should take in connection with the Offer and is not a recommendation as to whether or not any stockholder should tender their shares in connection with the Offer or how any stockholder otherwise should act in connection with the Offer. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Financing of the Merger (Page 63)

All of the funds required to complete the Merger will be provided by Parent. Parent expects to fund such cash requirements through contributions from its affiliated funds, Versa Capital Fund II, L.P. and Versa Capital Fund II-A, L.P. Neither the Offer nor the Merger is subject to any financing condition.

Interests of Certain Persons in the Merger (Page 63)

Our directors and officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of certain equity and equity-based awards, certain severance benefits that may be payable upon termination following a change in control, the right to continued indemnification and insurance coverage by the surviving corporation after the Merger.

Certain Material United States Federal Income Tax Consequences of the Merger (Page 70)

The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. With certain exceptions, payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger—Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page 70 for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. The Company urges you to consult your tax advisor on how specific tax consequences of the Merger apply to you in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Litigation Relating to the Merger (Page 74)

Between July 9 and July 15, 2014, four plaintiffs filed purported class action lawsuits against Sport Chalet, its directors, Parent and Purchaser in connection with the proposed acquisition of the publicly owned shares of Sport Chalet by Parent and Purchaser (the “Proposed Transaction”) in the Superior Court of the State of California for the County of Los Angeles, captioned Barry Lieberman v. Sport Chalet, Inc. et al., Case No. BC551232 (July 9, 2014), Enrique Grossmann v. Sport Chalet, Inc. et al., Case No. BC551440 (July 11, 2014), David Stec v. Sport Chalet, Inc. et al., Case No. BC551574 (July 14, 2014), and Graeco Inc. v. Sport Chalet, Inc. et al., Case No. BC551746 (July 15, 2014). Versa Capital Management, LLC was also named as a defendant by the plaintiffs in the Barry Lieberman, David Stec and Graeco Inc. cases. The plaintiff in each case alleges that the Sport Chalet directors breached their fiduciary duties to Sport Chalet stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Sport Chalet through an allegedly flawed process and for inadequate consideration. Each plaintiff also alleges that the directors breached their fiduciary duties with respect to the contents of the tender offer solicitation/recommendation materials on Schedule 14D-9. Each of the lawsuits seeks, among other things, equitable relief that would enjoin the consummation of the Proposed Transaction, rescission of the Proposed Transaction (to the extent it has already been implemented) and attorneys’ fees and costs.

The Company believes the allegations in the complaints lack merit, and intends to vigorously defend the actions.

The Merger Agreement (Page 75)

Treatment of Company Common Stock and Stock Options (Page 79)

Common Stock. In the Merger, each outstanding share of Company common stock (except for shares owned by the Company, Parent or Purchaser, or any affiliate of any of the Company or Parent, including Purchaser, and shares held by stockholders who have perfected appraisal rights under Delaware law, which we refer to collectively as the excluded shares) will be converted into the right to receive $1.04 in cash, without interest, which amount we refer to as the per share merger consideration, less any required withholding taxes. The treatment of Company common stock is further described under “The Merger Agreement—The Merger—Merger Consideration” beginning on page 79.

Company Stock Options. Pursuant to the Merger Agreement, as soon as practicable following June 30, 2014, the Sport Chalet board of directors will adopt resolutions and Sport Chalet will take additional actions to provide that (i) each holder of Sport Chalet stock options (whether or not then vested or exercisable) will be provided with a notice pursuant to which all outstanding Sport Chalet stock options held by such holder will become fully vested and may be exercised by such holder beginning on the twentieth (20th) business day prior to the Initial Expiration Date through the Initial Expiration Date, which vesting and exercise will be contingent on the occurrence of the closing of the Merger (such period, the “Option Notice Period”) in accordance with the terms and conditions of the applicable Sport Chalet stock plan and award agreement under which such Sport Chalet Options were granted and (ii) to the extent that any Sport Chalet stock option is not so exercised during the Option Notice Period, such Sport Chalet stock option shall be cancelled immediately prior to the closing of the Merger without any consideration or payment in respect thereof; provided that, notwithstanding anything to the contrary, in the event that (x) the holder of a Sport Chalet stock option does not exercise such Sport Chalet stock option during the Option Notice Period and (y) such Sport Chalet stock option has a per Share exercise price that is less than the Offer Price, such Sport Chalet stock option will be automatically deemed to have been exercised by net settlement contingent on, and effective immediately prior to, the closing of the Merger.

The treatment of stock options is further described under “The Merger Agreement— Treatment of Sport Chalet Stock Options” beginning on page 79.

No Solicitation of Alternative Proposals (Page 85)

The terms of the Merger Agreement provide that, during the period from the date of the Merger Agreement until the earlier of the initial acceptance for payment by Purchaser of shares of Company common stock pursuant to the Offer (the “Acceptance Time”) or the termination of the Merger Agreement, the Company may not solicit alternative acquisition proposals, but may engage in negotiations and discussions with certain persons, under certain circumstances during this time period. The terms of the Merger Agreement also contain customary no solicitation provisions that become effective after the expiration of such time period, as well as termination provisions, which, in the view of the Committee, should not preclude third parties from making unsolicited “superior proposals” or preclude the Committee or the board of directors from changing its recommendation in connection with certain “intervening events.”

See “The Merger Agreement—No Solicitation” beginning on page 85 and “The Merger Agreement—Sport Chalet Board’s Recommendation; Adverse Recommendation Changes” beginning on page 86.

Conditions to the Merger (Page 78)

The respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the effective time of certain customary conditions, including the adoption of the Merger Agreement by our stockholders and the absence of legal or governmental restraints prohibiting the consummation of the Merger.

Termination of the Merger Agreement (Page 89)

The Merger Agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of Parent and Sport Chalet;

•	by either Parent or Sport Chalet, with written notice to the other party:

•	if the Merger is not consummated on or before October 30, 2014; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if (x) the closing of the Offer has occurred or (y) the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date;

•	if any restraint is in effect enjoining or otherwise prohibiting the consummation of the Merger and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party unless such party has complied with its obligations under the Merger Agreement to prevent, oppose or remove such restraint;

•	by Sport Chalet, with written notice to Parent, prior to the closing of the Merger, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Purchaser or any of their respective subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representation or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the Offer and the Merger, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Sport Chalet’s delivery of written notice to Parent of such breach and (y) October 30, 2014; provided, that Sport Chalet will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Sport Chalet is then in material breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Sport Chalet Breach of Warranties Termination”);

•	by Parent, with written notice to Sport Chalet:

•	if there has been a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representation or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in clauses (ii) or (iii) of paragraph (d) of Annex I to the Merger Agreement, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Parent’s delivery of written notice to Sport Chalet of such breach and (y) October 30, 2014; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Parent Breach of Warranties Termination”);

•	at any time prior to the Acceptance Time in the event that any of the following has occurred: (i) the Sport Chalet board of directors (or any authorized committee thereof, including the Special Committee of the Sport Chalet board of directors) has effected a Change in the Board Recommendation or (ii) the Company failed to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (any such event contemplated by clauses (i) and (ii), a “Triggering Event”); provided that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if the closing of the Offer has occurred;

•	if Wedbush Securities, Inc. sells or otherwise transfers for value, for the account of any of the Olberz Family, an aggregate number of shares of Sport Chalet common stock greater than or equal to 72,344 shares of Sport Chalet common stock from and after June 4, 2014 (the “Wedbush Termination”);

•	in the event that by 5:00 p.m. Pacific time on June 30, 2014, (i) Sport Chalet had not delivered to Parent the Audited Financial Statements and the Audit Opinion or (ii) the Audited Financial Statements were not identical to the Annual Financial Statements (note that this requirement was satisfied, so this termination right is no longer available); or

•	if certain key terms of the term loan and security agreement by and among Sport Chalet, Crystal Financial SBIC LP, and certain financial institutions, including the terms related to the total amount of loan commitments and interest rate, deviate in any respect from such terms set forth in the form of loan and security agreement provided in the Company Disclosure Schedule, or if all other terms deviate in any material respect from such form (note that this requirement was satisfied, so this termination right is no longer available).

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 89.

Effects of Termination (Page 90)

If the Merger Agreement is terminated, the Merger Agreement will be of no force or effect with no liability to any person on the part of any party to the Merger Agreement (or any of its representatives or affiliates), subject to certain exceptions specified in the Merger Agreement, including, without limitation, the applicable remedies described in “The Merger Agreement—Termination Fees” below and the Confidentiality Agreement, which will survive the termination of the Merger Agreement in accordance with their terms.

Termination Fees (Page 91)

Sport Chalet has agreed to pay Parent a termination fee of (i) either $271,204, in the event the Price Reduction Trigger has not occurred prior to the time at which the Termination Fee becomes due, or $250,458, in the event the Price Reduction Trigger has occurred prior to the time at which the Termination Fee becomes due, plus (ii) all of Parent’s documented, out-of-pocket expenses, if:

•	the Merger Agreement is terminated by Parent pursuant to (1) a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representation or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in clauses (ii) and (iii) of paragraph (d) of Annex I to the Merger Agreement, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Parent’s delivery of written notice to Sport Chalet of such breach and (y) October 30, 2014; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to the Parent Breach of Warranties Termination if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement pursuant to the Sport Chalet Breach of Warranties Termination or (y) the closing of the Offer has occurred, (2) Wedbush Securities, Inc. sell, or otherwise transfer for value, for the account of any of the Olberz Family, an agreed-to number of Shares that are currently owned (beneficially and/or of record) by the Olberz Family, or (3) a Triggering Event occurs, in each case payable within one business day following the date of such termination; or

•	(i) after the execution of the Merger Agreement and prior to the date of the termination of the Merger Agreement contemplated by clause (ii) below, an Acquisition Proposal becomes publicly known or otherwise communicated to the Sport Chalet stockholders and not withdrawn, (ii) thereafter, the Merger Agreement is terminated by Parent for failure to close by October 30, 2014, unless the failure to effect the closing prior to October 30, 2014 is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, and (iii) within six months of such termination of the Merger Agreement, Sport Chalet enters into a definitive agreement providing for any transaction contemplated by, or otherwise consummates a transaction with respect to, any Acquisition Proposal referred to in clause (i) above (provided that for purposes of this clause the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “50%”), payable on the date such transaction is consummated; or

•	in the event the Merger Agreement is terminated by Parent or Sport Chalet for failure to close by October 30, 2014 and, prior to such termination, both (x) the Minimum Condition has not been satisfied, and (y) holders of a majority of the Shares have not approved the adoption of the Merger Agreement and the approval of the Merger at the Sport Chalet stockholders’ meeting, in each case, unless the failure to close by October 30, 2014 is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, payable within one business day following the date of such termination.

See “The Merger Agreement—Termination Fees” beginning on page 91.

Market Price of Company Common Stock (Page 99)

The per share merger consideration of $1.04 per share of Class A Common Stock:

•	represented a premium of 23.8% to the closing price of $0.84 per share of Class A Common Stock reported on NASDAQ on June 30, 2014, the last trading day before we announced the execution of the Merger Agreement.

The per share merger consideration of $1.04 per share of Class B Common Stock:

•	represented neither a premium nor a discount to the closing price of $1.04 per share of Class B Common Stock reported on NASDAQ on June 30, 2014, the last trading day before we announced the execution of the Merger Agreement.

Appraisal Rights (Page 103)

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 103 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute, is reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 107)

If the Merger is completed (or if the “short-form” merger is completed following completion of the Offer), the Company’s common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock following completion of the Merger or the “short form” merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 108.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Purchaser will merge with and into the Company. Upon completion of the Merger, Purchaser will cease to exist and the Company will continue as the surviving corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

Q:	Did Purchaser commence a tender offer for shares of Company common stock?

A:	Yes. On July 3, 2014, Purchaser commenced the offer for all of the outstanding shares of Company common stock at a price of $1.20 per share, net to the seller in cash, without interest, and less any required withholding taxes. The Offer was commenced pursuant to the Merger Agreement. Pursuant to the Merger Agreement, since the number of shares of Company common stock tendered into the Offer prior to the expiration of the Offer at 12:00 midnight, New York City time, at the end of August 15, 2014 (together with the shares to be acquired by Purchaser pursuant to the Stock Purchase Agreement and the Top-Up Option) did not constitute at least 90% of the shares of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement), the price per share of all shares of Company common stock subject to the Offer and the Merger has been reduced to $1.04, net to the seller, in cash, without interest, less any applicable withholding taxes.

Under the terms of the Merger Agreement, the Company agreed to call a special meeting of its stockholders to seek stockholder approval of the adoption of the Merger Agreement, if such approval is required under applicable law in order to consummate the Merger. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement. If the Offer and a “short form” merger are completed, which is permissible in the event Purchaser and Parent acquire at least 90% of the outstanding shares (on a fully diluted basis) of both the Class A Common Stock and Class B Common Stock, we will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger and the special meeting will not be held.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the per share merger consideration of $1.04 in cash, without interest, less any required withholdings, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $104.00 in cash in exchange for your shares of Company common stock, less any required withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting of stockholders then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	When will I receive the cash payment for my shares of Company common stock?

A.	Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the Merger, Computershare Trust Company, N.A., or the Paying Agent, will send to you a letter of transmittal with instructions regarding the surrender of your Shares in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to the Paying Agent, it will promptly pay the merger consideration owing to you, less any required withholdings.

Q.	What happens if the Merger is not completed?

A.	If the Merger is not completed for any reason, the stockholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on NASDAQ, unless and until the shares have become subject to delisting. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Termination—Termination Fees” beginning on page 91.

Q.	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

With certain exceptions, payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger—Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page 70 for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 63.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of [—], 2014, or the record date for the determination of stockholder entitled to notice of and to vote at the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2014 at [—] a.m. California time, at the Company’s executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011. This proxy statement for the special meeting will be mailed to stockholders on or about [—], 2014.

Q.	Who may attend the special meeting?

A.	All stockholders of record at the close of business on [—], 2014, the record date for the determination of stockholder entitled to notice of and to vote at the special meeting, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company common stock in “street name” (that is, in a brokerage account or through a bank, brokerage firm or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date and a legal proxy from your bank, brokerage firm, or other nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.	A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [—], 2014 at the Company’s executive offices and will continue to be available through and during the special meeting at the Company’s executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011.

Q.	Who may vote?

A.	You may vote if you owned Company common stock as of the close of business on the record date. Each share of Class A Common Stock is entitled to 1/20th of one vote and each share of Class B Common Stock is entitled to one vote. As of the record date, there were [—] shares of Class A Common Stock and [—] shares of Class B Common Stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	The adoption of the Merger Agreement, which provides for the acquisition of the Company by Parent;

•	The approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	A non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Q.	What are the voting recommendations of the Board of Directors?

A.	The board of directors recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Q.	How do I vote?

A.	If you are a stockholder of record (that is, if your shares of Company common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to cause your shares to be voted:

Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may submit your proxy by completing, dating, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign, date and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement. If you vote by returning your proxy card by mail, your proxy card must be received by us before 11:59 p.m. New York City time on [—], 2014, the last business day before the date of the special meeting.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet submission of proxies for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. New York City time on [—], 2014. Telephone and Internet submission of proxies is convenient, avoids postage and mailing costs and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to submit your proxy. You may still vote your shares of Company common stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of Company common stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Q.	Can I change my mind after I submit my proxy?

A.	Yes. If you are a stockholder of record, you may change your proxy or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares.

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.	If you are the stockholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted. This will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve certain compensation arrangements for our executive officers.

If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under NASDAQ rules to vote shares of Company common stock for which their customers do not provide voting instructions only on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	How many votes must be present to hold the meeting?

A.	One-third of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the special meeting. Abstentions and “broker non-votes” will be counted for purposes of determining the presence of a quorum. Shares of Class A Common Stock and Class B Common Stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company common stock, voting as a single class. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, and the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger require the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate and the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting or the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Q.	How are votes counted?

A.	For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

For the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Will any other matters be voted on at the special meeting?

A.	No. This is a special meeting of stockholders called for only the limited purposes described herein.

Q.	What is the Company’s website address?

A.	Our corporate website address is www.sportchalet.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Sport Chalet, Inc., Investor Relations, One Sport Chalet Drive, La Cañada, CA 91011.

The information contained on or linked to our website or any other website referred to herein, including the SEC’s website, shall not be deemed to be incorporated by reference into this proxy statement and shall not be considered part of this document.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you sell or otherwise transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your Shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of the Shares. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay [—] customary compensation for its services and to reimburse reasonable out of pocket expenses.

Q.	What is the “golden parachute” compensation?

A.	The “golden parachute” compensation is certain compensation which may become payable to our named executive officers in connection with the Merger under specified circumstances. See “Advisory Vote on Golden Parachute Compensation Arrangements (Proposal No. 3)” beginning on page 97.

Q.	What vote is required to approve the “golden parachute” compensation?

A.	The affirmative vote of the majority of the shares of each of our Company common stock present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal.

Q.	What happens if stockholders do not approve the “golden parachute” compensation?

A.	Approval of the “golden parachute” compensation is not a condition to completion of the Merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company, Parent or Purchaser. If the Merger Agreement is adopted by our stockholders and completed, the “golden parachute” compensation may be paid even if our stockholders do not approve the “golden parachute” compensation.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained and referred to in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares in your own name as the stockholder of record, please submit your proxy by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see how to vote your shares.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares for the per share merger consideration. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	I already sent my stock certificates to Computershare Trust Company, N.A. in connection with the Offer. What do I need to do to get my merger consideration?

A.	If the Offer has terminated, your stock certificates will be returned to you. If you tendered your shares by book-entry transfer into Computershare Trust Company, N.A.’s account at The Depository Trust Company (“DTC”) those shares will be credited to an account maintained at the DTC, promptly following the expiration or termination of the Offer. If the Merger Agreement is adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your stock certificates to Computershare Trust Company, N.A., the paying agent appointed by Parent for purposes of paying the merger consideration. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. If the Offer is consummated prior to the special meeting, you will receive payment in accordance with the documents you received in connection with the Offer.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 103.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [—] toll-free at [—].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: any statements regarding the anticipated timing of filings and approvals relating to the Offer and the Merger; any statements regarding the expected timing of the completion of the Offer and the Merger; any statements regarding the ability to complete the Offer or the Merger considering the various closing conditions, including that Purchaser must have accepted for payment all shares of Company common stock that Purchaser becomes obligated to purchase pursuant to the Offer; any statements of expectation or belief; any statement regarding the future financial performance of the Company; and any statements of assumptions underlying any of the foregoing. These statements reflect management’s expectations, estimates and assumptions, based on current and available information at the time the document was prepared. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “project,” “intend,” “likely,” “will,” “should,” “could,” “may,” “foreseeable,” “would” and similar expressions are intended to identify forward-looking statements. Investors and holders of shares of Company common stock are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the Offer and the Merger; uncertainties as to how many of the holders of shares of Company common stock will tender their shares of Company common stock into the Offer; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; the effects of disruption from the Offer and the Merger making it more difficult for the Company to maintain relationships with employees (including potential difficulties in employee retention), collaboration parties, other business partners or governmental entities; risks that members of Company management will depart prior to completion of the Offer or the Merger; legal proceedings that may be instituted against the Company and others following announcement of the definitive agreement entered into with Parent; other business effects, including the effects of industrial, economic or political conditions outside of the Company’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in this proxy statement and other documents filed with the SEC by the Company, as well as the Schedule TO filed with the SEC by Parent and Purchaser. All of the materials related to the Offer and the Merger (and all other offer documents filed with the SEC) are available at no charge from the SEC through its website at www.sec.gov. Holders of shares of Company common stock may also obtain free copies of the documents filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.sportchalet.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

PARTIES TO THE MERGER

The Company

Sport Chalet, Inc.

One Sport Chalet Drive

La Cañada, CA 91011

(818) 949-5300

Sport Chalet, Inc. is a premier, full-service specialty sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear. As of June 29, 2014, the Company operated 50 stores, including 34 locations in Southern California, seven in Northern California, six in Arizona, two in Nevada, and one in Utah, comprising a total of over two million square feet of retail space. These stores average approximately 41,000 square feet in size. In addition, the Company has a Team Sales Division and an online store at sportchalet.com. Originally the Company was incorporated in California, and it reincorporated as a Delaware corporation in 1992. For more information about the Company, please visit our website at http://www.sportchalet.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 108. Company common stock is publicly traded on the Nasdaq Global Select Market under the symbols “SPCHA” and “SPCHB.”

Purchaser

Everest Merger Sub, Inc.

2929 Arch Street

Cira Center

Philadelphia, Pennsylvania 19104-7324

(215) 609-3400

Everest Merger Sub, Inc., or Purchaser, is a Delaware corporation and an indirect wholly-owned subsidiary of Vestis that was formed by Vestis solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, completing the transactions contemplated by the Merger Agreement and arranging the related financing. Upon completion of the Merger, Purchaser will cease to exist.

Parent

Vestis Retail Group, LLC

2929 Arch Street

Cira Center

Philadelphia, Pennsylvania 19104-7324

(215) 609-3400

Vestis Retail Group, LLC, or Vestis or Parent, is a Delaware limited liability company that was formed by Versa Capital Management, LLC. Vestis is a holding company that conducts retail operations through its wholly-owned subsidiaries, Eastern Mountain Sports LLC and Bob’s Stores, LLC. Eastern Mountain Sports LLC operates Eastern Mountain Sports stores and is a retailer of top-quality outdoor gear and apparel concentrated on the East Coast of the United States. Bob’s Stores, LLC is a family apparel and footwear retailer concentrated in the northeastern United States. Upon completion of the Merger, the Company will be a wholly-owned subsidiary of Parent.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2014, starting at [—] a.m., California time, at the Company’s executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, and to approve a non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

Our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2014 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Class A Common Stock and [—] shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock entitles its holder to 1/20th of one vote on all matters properly coming before the special meeting and each share of Class B Common Stock entitles its holders to one vote on all matters properly coming before the special meeting.

One-third of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes”, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and a valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company common stock, voting as a single class. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under Nasdaq rules, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote only on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but you have abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

The non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but you have abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may submit your proxy by completing, dating, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign, date and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify how you may have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted FOR or AGAINST or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you have any questions or need assistance voting your Shares, please call [—] toll-free at [—].

IT IS IMPORTANT THAT YOU SUBMIT YOUR PROXY PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [—], 2014, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Class A Common Stock of the Company and [—] shares of Class B Common Stock of the Company (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% and[—]% of the outstanding voting power of the outstanding Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the non-binding advisory proposal to approve certain compensation arrangements for Sport Chalet’s executive officers in connection with the Merger.

The Olberz Family, Mr. Levra and Mr. Kaminsky, collectively, have sufficient voting power to cause the approval of each of the proposals to be presented at the special meeting. In accordance with agreements entered into in connection with the Merger Agreement, each of the Olberz Family, Mr. Levra and Mr. Kaminsky are obligated to vote “FOR” approval of the adoption of the Merger Agreement. In addition, each of the Olberz Family, Mr. Levra and Mr. Kaminsky have informed us that they intend to vote “FOR” each of the proposals to be presented at the special meeting. In the event the special meeting is held after the Stock Purchase Agreement (as defined below) and the Offer are consummated, Parent and Purchaser will hold sufficient voting power to cause the approval of each of the proposals to be presented at the special meeting, and Parent and Purchaser have committed to vote “FOR” approval of the adoption of the Merger Agreement and each other proposal presented for stockholder vote at the special meeting

Voting Rights

Each stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the record date on each matter on which shares of such class of Common Stock are entitled to vote at the special meeting.

Of the shares of Company common stock outstanding on [—], 2014, the record date for the special meeting, [—] shares of Class A Common Stock (or approximately [—]% of the issued and outstanding shares of Class A Common Stock) and [—] shares of Class B Common Stock (or approximately [—]% of the issued and outstanding shares of Class B Common Stock), representing approximately [—]% of the total voting power of the Class A Common Stock and the Class B Common Stock, were owned indirectly by the Olberz Family. In addition, on the record cate, Craig L. Levra, the Company’s Chairman of the Board, President and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President—Finance, Chief Financial Officer and Secretary, owned [—] and [—] shares, respectively, of Class A Common Stock (or approximately [—]% of the issued and outstanding shares of Class A Common Stock), and [—] and [—] shares, respectively, of Class B Common Stock (or approximately [—]% of the issued and outstanding shares of Class B Common Stock), representing approximately [—]% of the total voting power of the Class A Common Stock and the Class B Common Stock. See “General Information—Security Ownership of Principal Stockholders and Management” and “Proposal 1: Election of Directors—Certain Relationships and Related Transactions.” As a result, the Olberz Family, and Messrs. Levra and Kaminsky will have the power to determine the outcome of any matter submitted to the stockholders. The Olberz Family and Messrs. Levra and Kaminsky have informed the Company that they intend to vote all shares owned by them “FOR” each of the proposals submitted for stockholder approval at the special meeting. In addition, pursuant to agreements entered into in connection with the Merger Agreement, each of the Olberz Family, Mr. Levra, and Mr. Kaminsky are contractually required to vote in favor of the adoption of the Merger Agreement. As a result of the Support Agreements described below, as of July 3, 2014 Purchaser and Parent beneficially owned 7,948,483 shares of Class A Common Stock (or approximately 64.0% of the issued and outstanding shares of Class A Common Stock and 1,069,436 shares of Class B Common Stock (or approximately 60.2% of the issued and outstanding shares of Class B Common Stock), representing approximately 61.2% of the total voting power of the Class A Common Stock and the Class B Common Stock. In addition, following consummation of the transactions contemplated by the Stock Purchase Agreement and consummation of the Offer, Parent and Purchaser will own significantly more shares. Parent and Purchaser have committed to vote all of their shares of Company common stock “FOR” adoption of the Merger Agreement and “FOR” each of the other proposals voted upon at the special meeting.

Tender and Support Agreements

Substantially simultaneously with the execution and delivery of the Merger Agreement, each of Craig L. Levra, the Company’s Chairman of the Board and Chief Executive Officer, Howard K. Kaminsky, the

Company’s Executive Vice-President—Finance, Chief Financial Officer and Secretary, and Dennis Trausch, the Company’s Executive Vice President—Growth and Development, who collectively own approximately 3% of the outstanding shares of Class A Common Stock and 53% of the outstanding shares of Class B Common Stock, have separately entered into a Tender and Support Agreement (each a “Support Agreement”) with Parent and Purchaser, providing that they shall (i) tender the shares of Common Stock owned by them into the Offer, and (ii) otherwise support the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Support Agreement. In the event that the Company’s board of directors changes its recommendation, the number of shares subject to the Support Agreements will be reduced on a pro rata basis to a number such that all shares subject to the Support Agreements, together with the shares owned by the Olberz Family, represents 35% of the voting power of the Company.

Stock Purchase Agreement

Substantially simultaneously with the execution and delivery of the Merger Agreement, The Olberz Family Trust dated 05/06/1997, Eric S. Olberz and Irene M. Olberz (collectively, the “Olberz Family”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Parent, Purchaser and, solely with respect to certain provisions, the Company. The Stock Purchase Agreement provides that the Olberz Family shall (i) sell to Purchaser all of the Company common stock owned by them immediately following (and contingent upon) the consummation of the Offer at a price equal to $0.75 per share (subject to certain adjustments set forth in the Stock Purchase Agreement), and (ii) support the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms of the Stock Purchase Agreement. As of June 30, 2014, the Olberz Family collectively owned approximately 61% of the outstanding shares of Class A Common Stock and approximately 7% of the outstanding shares of Class B Common Stock. Parent and Purchaser has committed to vote any shares of Company common stock acquired by it prior to the record date “FOR” each of the proposals to be considered at the special meeting.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will have no effect on the proposal to adjourn the special meeting and on the non-binding advisory proposal to approve certain compensation arrangements for our executive officers in connection with the Merger.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger is approved at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the Merger Agreement are entitled to demand appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $1.04 per share of Company common stock in cash, without interest and less any required withholding taxes. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 103 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

[—] will act as proxy solicitor in connection with the special meeting and will receive customary compensation in connection therewith.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—] toll-free at [—].

THE MERGER

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the board of directors (the “Board”), a special committee of the Board consisting of four outside directors (the “Committee”) or the representatives of the Company and other parties.

As part of its ongoing evaluation of the Company’s business, the Board, together with senior management, continually reviews and assesses opportunities to improve the Company’s operations and financial results and to achieve the Company’s long-term business plan. Periodically, prior to July 2013, the Company’s management team had informal conversations with representatives of various specialty sporting goods retailers, online retailers and private equity firms regarding a variety of potential transactions with the Company. None of these conversations proceeded beyond the informal stage. The Company’s management team and the Board also periodically met with representatives of investment banking firms to discuss their views on the sporting goods retail industry, current economic conditions in general and in the Company’s markets in particular, and the Company’s performance and market valuation relative to its key competitors.

Similar to its competitors, the Company experienced a downturn in its operations and financial results due to the adverse economic conditions in the United States during fiscal years 2009 and 2010. Beginning in 2011, a number of the Company’s competitors started to recognize improved operations and financial results. Unlike these competitors, the Company’s operations and financial results through the second quarter of fiscal year 2014 remained below its expectations and the performance of its competitors. Throughout this period, the Company’s management team and the Board focused on potential operating changes and the implementation of new initiatives to improve the Company’s operations and financial results.

On May 1, 2013, Craig L. Levra, the Company’s Chairman of the Board and Chief Executive Officer, held a discussion with an investment banking firm which focused on leading sporting goods retailers headquartered in Europe, referred to as “Party A” and “Party D,” and a number of other potential strategic partners. The conversation surrounded the likelihood as to whether any or all would be interested in a US presence or would want to visit the US and pursue further discussions.

On June 7, 2013, Mr. Levra followed up with an investment banking representative and held discussions with regard to Party A and Party D. Mr. Levra and the investment banking representative discussed overall operations of the Company, steps that management was taking to improve the business, the sports retail landscape and changes with competitors.

On July 16, 2013, Howard K. Kaminsky, the Company’s Executive Vice President—Finance, Chief Financial Officer and Secretary, held an introductory conference call with representatives of Party A and a prospective investment bank. The group reviewed Party A’s latest financial performance, strategy and ongoing operational initiatives.

On July 19, 2013, Mr. Levra held an in-person meeting with a representative from “Party C,” a sporting goods retailer, to discuss strategic alternatives.

In July 2013, the Company’s senior management provided representatives from three investment banking firms, including Cappello Capital Corp., with a general overview of the Company and requested proposals on each bank’s capabilities and proposed scope and terms of engagement.

On July 31, 2013, the Board held a special meeting, with representatives from the Company’s corporate counsel Sheppard Mullin Richter & Hampton LLP (“Sheppard”) in attendance, at which meeting the Board discussed the Company’s strategy and performance prior to the economic downturn commencing in 2008, the Company’s strategy and performance from 2008 to the present, the short and mid-term anticipated macroeconomic conditions in the Company’s principal markets, the effect of such conditions on retail sales generally and on sporting goods retailers in particular, the performance of the Company’s principal competitors, the prospects for improvement in the economy generally and in the performance of the Company’s stores by market, revenue enhancement measures and cost reductions by functional area being considered by management, the evolution of retailing (including the role of e-commerce and social media), strategic initiatives being contemplated by management, management’s recommendation that the Company retain an investment banker to assist in assessing strategic alternatives, the identity and strengths of each of the current investment banking candidates, and the terms of each candidate’s proposal.

On August 7, 2013, the Board held a regularly scheduled meeting, with representatives of Sheppard in attendance. In addition to considering routine matters, the Board received a presentation by representatives of Cappello Capital Corp. regarding the following: the position of the Company in its industry; the challenges and opportunities facing the Company; the strategic alternatives available to the Company; process considerations for each strategic alternative; potential strategic and financial investors and important considerations in selecting the same; the qualifications of Cappello Capital Corp. to advise the Company on its strategic alternatives, including selected advisory engagements undertaken; the proposed terms of engagement; an overview of the Company’s current valuation and multiples and the Company’s relative stock price performance, valuation and financial performance compared to other sporting goods companies; and illustrative uses of additional capital. After an extensive discussion of the Company’s potential strategic alternatives, the capabilities of each potential financial advisor, and the proposed engagement letter of Cappello Capital Corp., the Board authorized management to negotiate the terms of the engagement of Cappello Capital Corp. In addition, Mr. Levra held a conference with representatives from Party C and a prospective investment bank.

On August 12, 2013, the Board approved by unanimous written consent the engagement of Cappello Capital Corp. as the Company’s exclusive financial advisor, and effective as of August 13, 2013, the Company and Cappello Capital Corp. executed the engagement letter.

On August 15, 2013, the Board held a special meeting, with representatives of Sheppard in attendance, at which meeting the Board discussed the next steps to be undertaken by Cappello Capital Corp., the results of a survey of potential strategic initiatives and the anticipated business impact and cost of each, an analysis of inventory turnover, and the Company’s brand positioning and messaging.

On August 28, 2013, an investment banking firm contacted Mr. Levra and advised him that Party A was interested in a potential transaction with the Company. On the next day, Mr. Levra, and representatives of that investment banking firm, Party A and Cappello Capital Corp. toured several stores operated by the Company in the Los Angeles area and discussed a potential transaction between the Company and Party A. During the tours, there were multiple discussions with respect to price points and merchandise selection, with compare and contrast dialogue on Party A’s business platform in Europe.

On September 4, 2013, Mr. Levra held a telephone conversation with a representative from an investment banking firm who noted that Party A was interested in an in-person meeting.

On September 23, 2013, the Company issued a press release announcing the engagement of Cappello Capital Corp. as the Company’s exclusive financial advisor in exploring strategic alternatives.

On September 24, 2013, Cappello Capital Corp. received an unsolicited call from a representative of Versa regarding a potential transaction with the Company. Versa advised that they had looked at the Company several years ago and do not believe it makes sense for the Company to be a public company. Versa explained that they own Bob’s Stores Corp. (“Bob’s Stores”) and Eastern Mountain Sports (“EMS”), provided a verbal overview of both companies and explained that while the Company was large enough for Versa to hold them as a separate portfolio company, there could be benefits from shared resources across the three companies. In addition, Versa provided overview information regarding their fund as well as their investment types, parameters and equity returns expectations on transactions.

On September 25, 2013, an investment banking firm contacted Cappello Capital Corp. and advised them that a private equity fund, referred to herein as “Party B,” was interested in a potential transaction with the Company. On the next day, representatives of that investment banking firm, Party B and Cappello Capital Corp. held a telephone conference regarding Party B’s investment strategy, operating experience and interest in a potential transaction.

On October 1, 2013, Mr. Levra and representatives of Cappello Capital Corp. and Party C, held a meeting regarding the Company’s press release concerning the engagement of Cappello Capital Corp. and suggested arranging a tour of the Company’s new downtown Los Angeles store as well as a discussion of Party C’s interest in a potential transaction.

On October 8, 2013, Mr. Levra and representatives of Cappello Capital Corp. and Party B toured several stores operated by the Company in the Los Angeles area and discussed the Company’s business strategies.

On October 21, 2013, Mr. Levra contacted a representative of Party D regarding its interest in a potential transaction with the Company.

On October 22, 2013, Mr. Levra contacted a representative of a leading online sporting goods retailer, referred to herein as “Party E,” regarding its interest in a potential transaction with the Company.

On October 23, 2013, representatives of Cappello Capital Corp. and Party B had a meeting to discuss a potential transaction between Party B and the Company.

On October 24, 2013, Cappello Capital Corp. provided a proposed form of nondisclosure agreement to Party B, and on October 28, 2013, Party B executed and delivered the nondisclosure agreement.

On October 24, 2013, Mr. Levra had a meeting with representatives of Party C regarding a potential transaction between Party C and the Company.

On October 25, 2013, representatives of Cappello Capital Corp. and Party B had a telephone conference regarding Party B’s interest in a potential transaction with the Company. Party B requested a potential transaction structure as they were planning to meet with key limited partners during the following week. The group discussed both majority and minority investments, and Party B indicated that it was flexible as to structure as long as they were able to make their target threshold returns.

On October 29, 2013, Cappello Capital Corp. provided a proposed form of nondisclosure agreement to Party A and Party D.

On November 4 and 5, 2013, Mr. Levra and representatives of Cappello Capital Corp. and Party B toured several stores operated by the Company and its competitors in the Los Angeles area.

On November 5, 2013, the Board held a special meeting, with representatives of Sheppard in attendance, at which meeting Cappello Capital Corp. discussed actions taken to date (including the status of the marketing process), potential strategic and financial partners, potential strategic initiatives to be undertaken by the Company and the estimated funding required to implement and the payback of each, the anticipated revenue contribution and EBITDA contribution of each, the anticipated uses of capital for each year in the five year period ending March 31, 2018, and potential transaction structures, process and timing.

On November 5 and 20, 2013, Cappello Capital Corp. received emails from a representative of Versa reaffirming interest in exploring a potential transaction with the Company and inquiring as to the timing of the availability of marketing materials with respect to the Company.

On November 6, 2013, Party A executed and delivered the Company’s proposed form of nondisclosure agreement, and on November 8, 2013, Party C executed and delivered a revised form of the Company’s nondisclosure agreement.

On November 10, 2013, Cappello Capital Corp. provided a confidential memorandum describing the Company’s business and materials describing the transaction process to Party A and Party D.

On November 11, 2013, Cappello Capital Corp. provided a confidential memorandum describing the Company’s business and materials describing the transaction process to Party C.

On November 11, 2013, the Company issued a press release announcing its financial results, and filed with the SEC a Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2013.

On November 11 and 12, 2013, Mr. Levra and representatives of Cappello Capital Corp. had a meeting with representatives of Party A.

On November 13 and 14, 2013, Mr. Levra and representatives of Cappello Capital Corp. had a meeting with representatives of Party D and toured several stores operated by Party D in Europe.

On November 19, 2013, representatives of Cappello Capital Corp. had a meeting over dinner with representatives of Party D regarding key points of the Company’s confidential memorandum as well as how to proceed regarding a potential transaction.

On November 20, 2013, Mr. Levra and representatives of Party C toured the Company’s new concept store in downtown Los Angeles which opened in July 2013. Mr. Levra had dinner with a representative from Party C to discuss the next day’s agenda and likely outcomes. Mr. Levra and the representative also discussed prior experience and issues with Party C’s current online infrastructure.

On November 20, 2013, the Company received notice from the Nasdaq Stock Market (“Nasdaq”) that the Company was not in compliance with Rule 5450 of the Nasdaq Listing Rules which requires the Company to maintain a minimum of $10 million in stockholders’ equity for continued listing on the Nasdaq Global Market. On November 26, 2013, the Company filed with the SEC a Current Report on Form 8-K disclosing this Nasdaq notice.

On November 21, 2013, Mr. Levra, Mr. Kaminsky, representatives of Cappello Capital Corp. and Party C had a meeting to discuss the Company’s business strategy and a potential transaction between the Company and Party C. Company management and Cappello Capital Corp. presented an abbreviated overview of the confidential memorandum. The group held an in-depth discussion of merchandising strategy, online strengths and weaknesses of both parties, value-added services, Party C’s holiday marketing plan and posture, and desire to focus on services and challenge competitors.

On November 23, 2013, Cappello Capital Corp. provided a confidential memorandum describing the Company’s business and materials relating to the transaction process to Party C.

On November 25, 2013, Cappello Capital Corp. sent a confidential memorandum describing the Company’s business and materials relating to the transaction process to Party A, Party B and Party D.

On December 6, 2013, Mr. Levra contacted representatives of Party D to determine their interest in pursuing a transaction with the Company.

On December 9, 2013, representatives of Cappello Capital Corp. contacted representatives of Party C to discuss the due diligence process and transaction timetable. The representatives of Cappello Capital Corp. suggested a three step diligence process to protect sensitive information of both parties, primary categories for preliminary diligence and a timeline covering due diligence to completion of transaction documentation. On the next day, representatives of Party C contacted representatives of Cappello Capital Corp. to discuss retaining an independent third party to analyze certain combination synergies to maintain the confidentiality of the Company and Party C’s information.

On December 10, 2013, Party E executed and delivered a nondisclosure agreement.

On December 11, 2013, representatives of Cappello Capital Corp., Mr. Levra and representatives of Party E toured one of the Company’s stores and had discussions regarding a potential transaction.

On December 12, 2013, representatives of Party D advised Mr. Levra that they had presented a potential transaction structure to Party D’s board of directors. On December 13, 2013, Party B notified Cappello Capital Corp. that they were in the process of closing other transactions and could not allocate adequate time to considering a transaction with the Company at that time. Party B believed there was significant execution risk, uncertainty as to the successfulness of the new store prototype and concern that they would not be able to properly allocate assets to ensure a value-add impact to the Company’s operations.

On December 15, 2013, Cappello Capital Corp. contacted Party A to provide an update regarding the Company’s recent strong Thanksgiving holiday performance and a suggested process to reach a transaction with the Company. Representatives of Cappello Capital Corp. suggested a three step diligence process to protect sensitive information of both parties, primary categories for preliminary diligence and a timeline covering due diligence timing to completion of transaction documentation.

On December 18, 2013, Mr. Levra had discussions with representatives of Party E regarding the potential synergies available to Party E in a potential transaction.

On December 26, 2013, Cappello Capital Corp. contacted Party A’s investment banking representative to determine Party A’s interest in pursuing a transaction with the Company. The representative noted that he would be contacting Party A prior to the New Year and would assess the level of interest.

During November and December 2013, representatives of Cappello Capital Corp. contacted on behalf of the Company four financial parties regarding interest in extending a subordinated loan to the Company. In December 2013, the Company received a term sheet from four financial parties in connection with a subordinated loan, one of which was Crystal Financial, LLC (“Crystal Financial”). From December 2013 until January 2014, the Company and Crystal Financial circulated multiple draft term sheets regarding a subordinated loan of up to $15,000,000. However, at the February 4, 2014 meeting of the Board, the Board determined to not proceed with a subordinated loan at that time and to continue to evaluate the strategic alternatives available to the Company.

On January 1, 2014, Mr. Levra had a telephone discussion with representatives of Party E regarding a potential transaction with the Company.

On January 6, 2014, Cappello Capital Corp. received a telephone call from a representative of Versa requesting marketing material concerning the Company. Cappello Capital Corp. provided Versa with a proposed form of nondisclosure agreement.

On January 7, 2014, Versa executed and delivered to Cappello Capital Corp. a nondisclosure agreement. On January 10, 2014, Cappello Capital Corp. countersigned the nondisclosure agreement, and provided Versa a confidential memorandum describing the Company and materials relating to the transaction process.

On January 8, 2014, Cappello Capital Corp. provided Party C and its representatives access to the Company’s virtual data room to supplement preliminary diligence in addition to analyses being performed by an independent third party.

On January 12, 2014, Mr. Levra had a meeting with representatives of Party D to discuss the Company’s business strategy and a potential transaction.

On January 13, 2014, representatives of Cappello Capital Corp. and Versa had a telephone conference in which the representative from Versa noted Versa’s high level consideration of a potential reverse merger of Vestis into Sport Chalet along with consolidation of the Class A Common Stock and the Class B Common Stock. The representatives of Versa also noted that Versa’s key retail operator would be in Los Angeles during the following week and would like to set up a store walkthrough and informal management meeting.

On January 14, 2014, Mr. Levra and representatives of Party D toured retail stores in New York City and discussed the Company’s business strategy and a potential transaction.

On January 15, 2014, representatives of Cappello Capital Corp. and Party C held a conference to discuss combination strategy and process. It was additionally discussed that a term sheet could be prepared and submitted by the end of the month.

On January 16, 2014, Mr. Levra held a conference with a representative from Party C and reviewed Party C’s holiday results, comparative initiatives, along with the mutual desire between Party C and the Company to move forward with next steps.

On January 17, 2014, Mr. Levra and representatives of Cappello Capital Corp. and Party C held a conference to discuss combination strategy and process.

On January 20, 2014, Mr. Levra, Mark Walsh, Versa’s Managing Director, Operations, former CEO of Bob’s Stores and current Chairman and CEO of Vestis Retail Group, LLC, the holding company of Bob’s Stores and EMS, and representatives of Cappello Capital Corp. toured several stores operated by the Company in the Los Angeles area.

On January 22, 2014, Mr. Levra contacted representatives of Party B to discuss the Company’s recent strong holiday performance. Representatives of Cappello Capital Corp. and Party C discussed the process and timetable of a potential transaction.

On January 28, 2014, Versa advised Cappello Capital Corp. that Versa was interested in obtaining exclusivity for a potential merger. Versa stated that it would begin formulating an initial list of preliminary diligence items to better understand the Company.

On January 29, 2014, Cappello Capital Corp. provided Versa and its representatives access to the Company’s virtual data room.

On February 3, 2014, the Company and Party C executed and delivered an agreement appointing an independent third party to analyze certain combination synergies to maintain the confidentiality of the Company and Party C’s information.

On February 4, 2014, the Board held a regularly scheduled meeting, with representatives of Sheppard in attendance. In addition to discussing routine matters, the Board received a presentation by representatives of Cappello Capital Corp. regarding the status of the Company’s efforts to identify a strategic partner, including the parties contacted, nondisclosure agreements signed and discussions held.

On February 5 and 6, 2014, Mr. Levra, Mr. Kaminsky, representatives of Cappello Capital Corp. and Party C had a meeting to discuss the process and timetable of a potential transaction. The group reviewed the Company’s consolidated income statement as well as every individual store’s performance for both the Company and Party C for all overlapping market areas in the four states of mutual competition. The group discussed rebranding select stores in specified markets on a store-by-store basis. The group also reviewed a third-party’s findings on customer rewards membership overlap, expenses, specialty brands and value-added services.

On February 5, 2014, the Company issued a press release announcing its results of operations, and filed with the SEC a Quarterly Report on Form 10-Q, for the quarterly period ended December 30, 2013.

On February 7, 2014, Mr. Levra and representatives of Cappello Capital Corp. had an in-person meeting with Party E, at Party E’s corporate headquarters, to discuss a potential transaction between the companies.

On February 10, 2014, Party A advised Cappello Capital Corp. that they would not pursue a transaction with the Company and planned to focus on European markets.

On February 11, 2014, the Board held a special meeting, with representatives of Sheppard in attendance, to consider the establishment of a special committee with respect to a potential transaction and determined that it was advisable and in the best interests of the Company and its stockholders to form the Committee, consisting of directors who were not and are not directly or indirectly affiliated with members of the Company’s management or the Company’s significant stockholders to oversee the ongoing strategic process and to consider and address potential conflicts of interest of management or otherwise, if any. Accordingly, the Board appointed Kevin Ventrudo, Randall Scoville, Rachel Glaser and Donald Howard to the Committee. The Committee was granted all the power and authority of the Board, to the fullest extent permitted by law, to take actions with respect to any potential transaction or alternative thereto and any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company in connection therewith; provided, however, that the Committee shall not have authority to approve (a) the execution and delivery of any definitive agreement evidencing the terms pursuant to which the potential transaction or any alternative thereto will be completed that are, by the terms thereof, binding on the Company, but rather shall submit the Committee’s recommendation with respect thereto to the Board, or (b) any other agreement required under applicable law to be approved by the Board. The Board resolved not to recommend any potential transaction for approval by the Company’s stockholders without a prior favorable recommendation by the Committee.

On February 12, 2014, the Committee held a telephonic meeting to address organizational matters. The Committee retained Richards, Layton & Finger, P.A. (“RLF”) as independent legal counsel to the Committee and appointed Mr. Ventrudo as Chair of the Committee. The Committee then considered the retention of a financial advisor to assist the Committee in fulfilling its fiduciary duties. At the meeting, RLF discussed the role of the Committee and the fiduciary duties of directors in considering the strategic alternatives available to the Company, including their fiduciary duties in connection with a potential sale of the Company. At this meeting, representatives of Cappello Capital Corp. updated the Committee on the status of the Company’s strategic review process and the process participants.

From its retention on August 12, 2013 until the formation of the Committee, Cappello Capital Corp. contacted 84 financial parties and 35 strategic parties to participate in the Company’s strategic review process. Of the parties contacted by Cappello Capital Corp., 44 parties entered into a confidentiality and non-disclosure agreement and Cappello Capital Corp. sent confidential information memorandums to 45 process participants. During this time period, representatives of Cappello Capital Corp. and Company management engaged in in-person meetings, conducted facility tours, and engaged in substantive discussions with seven parties (other than Parties A-E), consisting of two strategic parties and five financial parties. However, all seven of these parties determined to not proceed with their review of the Company or submit a proposal.

On February 14, 2014, the Committee convened a telephonic meeting at which representatives of RLF and Cappello Capital Corp. were present. At the meeting representatives of Cappello Capital Corp. updated the Committee on the efforts undertaken by Cappello Capital Corp., in conjunction with the Board, in connection with the Company’s strategic review process. Cappello Capital Corp. advised that the Company and Cappello Capital Corp. had explored alternatives, including, but not limited to, subordinated debt financing, equity infusions, joint ventures, divestitures and a sale of the Company. Cappello Capital Corp. reviewed with the Committee the strategic and financial parties Cappello Capital Corp. had contacted on behalf of the Company regarding a potential transaction, the factors used to determine potential process participants and the status of the strategic review process. After a discussion of Cappello Capital Corp.’s qualifications, experience and independence, and taking into account the terms of its engagement, extensive involvement in the strategic process to date as well as the likely cost of retaining another financial advisor for the Committee, the Committee determined that Cappello Capital Corp. was independent of the Company and the Company’s senior management and determined to engage Cappello Capital Corp. as financial advisor to the Committee. The Committee confirmed the broad mandate of Cappello Capital Corp. with respect to the Company’s search for strategic alternatives. Also at the meeting, RLF reviewed with the Committee its fiduciary duties and matters of Delaware law in connection with the retention of a financial advisor and the consideration of strategic alternatives.

On February 14, 2014, the Board met to receive a report from Cappello Capital Corp. on the status of its efforts to identify a strategic partner.

On February 18, 2014, the engagement letter between the Company and Cappello Capital Corp. was terminated, and, on February 19, 2014, the Company entered into an engagement letter on substantially the same terms with Cappello Global, LLC and Niagara International Capital Limited (together, “Cappello Global”) as exclusive financial advisor to the Committee.

On February 20, 2014, Party D advised Cappello Global that they would not pursue a transaction with the Company.

On February 20, 2014, Messrs. Levra and Kaminsky and representatives of Cappello Global had dinner with representatives of Versa. Between February 21, 2014 and February 24, 2014, Messrs. Levra and Kaminsky and representatives of Cappello Global met with Versa to discuss the synergies and structure of a potential transaction. The group discussed both parties’ financial performance. In addition, the group discussed the potential purchasing savings from the combination and cost savings in overhead, systems and other related areas. The group discussed process timing and other requirements to completing a transaction.

On March 1, 2014, Mr. Levra contacted representatives of Party B to determine its interest in re-engaging to pursue a transaction with the Company.

On March 4 and 5, 2014, Messrs. Levra and Kaminsky and representatives of Cappello Global and Party B toured several stores operated by the Company in the Los Angeles area and discussed the structure and timetable of a potential transaction. The group discussed potential “bolt-on” acquisitions as well as the financial and Nasdaq de-listing issues of the Company. Party B verbally provided an investment structure that they denoted would be provided in writing on the following day.

On March 6, 2014, Party B submitted to Cappello Global a term sheet for a potential transaction with the Company. The term sheet provided that Party B would raise $5 million of equity financing for the Company within 120 days of the signing of definitive documents, that Party B would bring additional funding partners to the Company, and an officer of Party B would serve as Chairman of the Board. In return, Party B would receive 2,000,000 shares of Company stock (which would vest quarterly over a 12 month period), two seats on the Board, options to purchase up to 2,000,000 shares of Company common stock, and two warrants for each dollar transacted for acquisitions or equity transactions at the deal strike price. The term sheet did not provide any assurance of funding for the Company and was contingent upon Party B being able to raise the necessary funds.

On March 7, 2014, Mr. Levra and representatives of Cappello Global and Party B toured the facilities of the Company’s Team Sales Division.

On March 7, 2014, the Committee held a telephonic meeting at which representatives of RLF and Cappello Global were present to receive an update on the strategic review process and to consider other matters. At the meeting, representatives of Cappello Global reviewed with the Committee the strategic review process, including the status of Party B, Party C and Versa. At the meeting the Committee discussed with its advisors the strategic alternatives available to the Company, including an equity infusion, debt financing or a business combination transaction. The Committee discussed the effect a potential equity infusion would have on the Company and the required amount and proposed uses of an equity infusion. The Committee authorized Cappello Global and senior management to meet with Versa to discuss the Company’s business and a potential transaction. Cappello Global advised the Committee that an all-cash proposal to acquire the Company was anticipated to be received from Party C. The Committee also discussed the letter of intent submitted by Party B and, after discussion with Cappello Global, directed Cappello Global to advise Party B that its proposal was unacceptable.

On March 12 and 13, 2014, Messrs. Levra and Kaminsky met with representatives of Cappello Global and Versa in Philadelphia to discuss a potential transaction with the Company, including various process and potential transaction structure considerations as well as the possibility of combining Sport Chalet with Bob’s Stores and EMS.

On March 13, 2014, Versa delivered to Cappello Global a draft non-binding term sheet providing for a business combination between the Company and a subsidiary of Versa, Vestis. In the proposed merger the Company’s stockholders would receive stock of the surviving entity equal to 10-20% of the outstanding stock of the combined entity. Versa would fund up to $50 million into the combined company consisting of $20-30 million funded at the closing and, at the discretion of Versa, up to an additional $20-30 million in exchange for a combination of common stock and preferred stock of the combined company. The draft term sheet provided for the possibility of a roll-over by members of management and the Olberz Family, the holders of approximately 63% of the outstanding shares of Class A Common Stock and approximately 59% of the outstanding shares of Class B Common Stock. The draft term sheet also provided for a binding 60 day exclusivity period, subject to an extension of thirty days if Versa is negotiating in good faith towards a potential transaction.

On March 14, 2014, the representatives of the private equity fund which owns Party C contacted Cappello Global to discuss the status of the proposed transaction with the Company.

On March 16, 2014, Mr. Levra contacted representatives of Party E to discuss that party’s interest in a potential transaction with the Company. Following that discussion, on March 18, 2014, Party E advised representatives of Cappello Global that it had decided to withdraw from the Company’s strategic review process.

On March 18, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard, and the Company’s senior management were present to receive an update on the strategic review process and to consider Versa’s proposed term sheet. At the meeting, representatives of Cappello Global reviewed with the Committee the status of the strategic review process and Cappello Global’s and management’s interactions with the process participants. Members of management reviewed with the Committee the Company’s budget and operating results and discussed the effect that the foregoing would have on the strategic review process and operations of the business. The Committee discussed with its advisors the draft term sheet from Versa, including the exclusivity provision, the possibility of a roll-over by members of management and the Olberz Family of their stock and the value of the consideration that the Company’s stockholders would receive in the proposed transaction. Cappello Global also advised that Versa was not interested in a cash-out transaction for all of the Company’s stockholders. The Committee met with representatives of RLF in executive session.

On March 21, 2014, Cappello Global provided Versa with the Committee’s initial feedback on the proposed term sheet, including its preference for a transaction in which all of the Company’s stockholders are treated equally. From March 24, 2014 until April 16, 2014 the Committee and Versa through their legal counsel exchanged multiple drafts of the term sheet.

On March 24, 2014, representatives of Cappello Global and Party B discussed the proposed transaction structure.

On March 28, 2014, both the Board and the Committee held in-person meetings at which representatives of RLF and Cappello Global were present to receive an update on the strategic review process and to consider other matters. At the meeting of the Board, representatives of Cappello Global reviewed with the Board the status of the strategic review process and Cappello Global’s and management’s interactions with the process participants. The Board also discussed the Company’s budget, liquidity issues, need for financing and financial condition. Representatives of Cappello Global reviewed with the Board and the Committee certain financial analysis relating to the proposed transaction with Versa. At the meetings, the Board and the Committee discussed the draft term sheet with Versa, including the relative value of the consideration received by the Company’s stockholders in the proposed transaction, certain governance issues of the combined entity and the capitalization of the combined entity. Cappello Global also discussed the status of a proposal from Party C and advised that a proposal would be forthcoming shortly, but that they now understood that it would not be an all-cash offer to acquire the Company. The Committee discussed the strategic process and various aspects of Versa’s proposal, including relative valuation, potential roll-over by management and the Olberz Family and exclusivity. The Committee authorized Cappello Global and Mr. Levra to meet with Versa to discuss the Company’s business, the businesses owned by Vestis and strategic fit and the possibility of a transaction.

On April 3, 2014, Party C submitted a term sheet to Cappello Global. The term sheet provided that Party C would purchase five of the Company’s locations for $4.1 million and would purchase shares of 12% Redeemable Convertible Preferred Stock representing 19.7% of the outstanding common stock of the Company on an as converted basis for $4.25 million. The 12% Redeemable Convertible Preferred Stock would pay a 12% dividend per year and would be redeemable by the Company. Party C also requested that the Company enter into an exclusivity agreement.

On April 3 and 4, 2014, Mr. Levra and representatives of Cappello Global and Versa met in Philadelphia to discuss the proposed transaction.

On April 5, 2014, Versa and Party B submitted revised term sheets to Cappello Global. The term sheet submitted by Versa provided for a combination of the operations of Vestis and the Company through an “up-C-corp.” merger structure, whereby the stockholders of the Company would receive shares in a newly formed Delaware corporation, the sole asset of which would be a 20% interest in a Delaware limited liability company which would hold the assets of the Company and Vestis. In connection with the merger transaction, Versa would fund up to $50 million into the limited liability company, $25 million of which would be funded at closing. The Versa term sheet also provided for a 60 day exclusivity period, subject to an extension of 30 days if Versa is proceeding in good faith toward a transaction. The revised term sheet submitted by Party B provided for an initial investment in the Company of $15 million in exchange for newly issued shares representing 43% of the Company’s equity. A second investment of an additional $15 million to be made when the trailing 12 month EBITDA of the Company exceeds $9 million would be made in exchange for newly issued shares representing 27% of the Company’s equity at that time. The stock issued in connection with each investment would be convertible preferred stock with a 4% coupon that would be convertible by either the Company or the investor at any time after the trailing 12 month EBITDA of the Company exceeds $12 million. The revised term sheet also provided for certain transaction fees payable to Party B and the issuance of warrants representing in the aggregate 3 million shares of Company stock. Additionally, an officer of Party B would become the Chairman of the Board.

On April 6, 2014, the Committee held a telephonic meeting, at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present, to receive an update on the strategic review process and to consider other matters. At the meeting the Company’s management updated the Committee on the Company’s difficult financial condition, including the Company’s relationship with its vendors and with Bank of America, N.A., the Company’s lender (“BofA”), as well as the Company’s cash flow forecasts. At the meeting, representatives of Cappello Global gave a financial presentation to the Committee which included a comparative analysis of the proposals received by the Company from Versa, Party B and Party C. After discussion with RLF and Cappello Global, the Committee determined that the term sheet submitted by

Versa was more favorable to the Company’s stockholders than the term sheets submitted by Party B and Party C and that the Committee would continue to negotiate with Versa. Among other things, the Committee discussed the lack of certainty as to whether Party B had the funds to complete the transaction. The Committee met with representatives of RLF and Cappello Global in executive session.

On April 8, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the strategic review process and to consider other matters. The Committee discussed with its advisors the term sheet proposed by Versa, including the proposed transaction structure and the rights of the Company’s stockholders following the closing of the transaction, as well as the fact that improved terms were not forthcoming from Party B and Party C. The Committee also discussed with its advisors a proposed response to Versa’s term sheet, including eliminating the roll-over provisions for any stockholders, providing that any second tranche of equity funding by Versa would be at the option of a special committee and proposing changes to the terms of the exclusivity provision. Representatives of Company management updated the Committee on the Company’s financial condition and the ability of the Company to meet its obligations under the Company’s credit documents. The Committee met with representatives of RLF in executive session. The Committee directed Cappello Global to provide a revised term sheet to Versa following the meeting and directed representatives of Sheppard, Cappello Global and senior management to meet with Olberz Family representatives and Wedbush Inc. (“Wedbush”) to determine their position with respect to a potential transaction.

On April 8, 2014, Cappello Global provided a revised term sheet to Versa, which included, among other things, changes to clarify the structure of a transaction with the Company.

On April 9, 2014, representatives of Versa and Cappello Global discussed open issues on the term sheet.

On April 10, 2014, Sullivan & Cromwell LLP (“S&C”), counsel to Versa, Sheppard and RLF had an introductory conference call. Later that day, S&C provided a revised draft of the term sheet to RLF and Sheppard.

Between April 9, 2014 and April 11, 2014, representatives of the Company’s senior management, Sheppard and Cappello Global engaged in discussions with the Olberz Family regarding the family’s willingness to engage in a potential transaction and be bound by an exclusivity provision. Discussions also took place with Wedbush as to its willingness to support the proposed transaction. During such discussions, the Olberz Family expressed its preference for a cash transaction and concerns as to the proposed transaction structure, including its complexity and the securities to be received in such transaction and, while supportive of the proposed transaction, expressed a preference for cash consideration including the possibility of accepting a discount to the public stockholders in any such transaction so long as the amount of cash consideration would satisfy its margin loan with Wedbush.

On April 11, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the strategic review process and to consider other matters. Representatives of Company management updated the Committee on the Company’s cash flow projections and the communications that representatives of management had with BofA regarding the Company’s compliance with the operating covenants in its credit facility with BofA. Representatives of Cappello Global reviewed with the Committee certain financial analysis relating to the proposed transaction with Versa, including a contribution analysis of the proposed transaction, the proposed synergies of the combined company, and the capitalization of the combined company. The Committee also considered certain matters of the term sheet, including (i) Vestis’ cash investment in the combined company and (ii) the exclusivity provision. Cappello Global advised the Committee that Vestis was unwilling to pursue the transaction and costs associated with diligence without a grant of exclusivity and discussed the lack of viable alternatives to a transaction with Vestis. The Committee met with representatives of RLF in executive session, discussed the terms of the proposed transaction, including the exclusivity provision, and authorized RLF to negotiate to finalize the term sheet.

Between April 11, 2014 and April 12, 2014, S&C and RLF continued to negotiate the term sheet and exchanged revised drafts reflecting such negotiations.

Between April 15, 2014 and April 16, 2014, Sheppard, S&C and Clark & Trevithick, counsel to the Olberz Family, exchanged markups of the term sheet.

On April 16, 2014, the Company, the Olberz Family, Messrs. Levra and Kaminsky in their capacities as stockholders, Versa and Vestis entered into a non-binding term sheet. The term sheet provided for an “up-C-corp” structure whereby the Company’s stockholders would receive shares of stock in a new corporation, the sole asset of which would be 20% of the equity in a limited liability company, which would also hold assets, in particular EMS and Bob’s Stores, contributed by Vestis. In connection with the transaction, Versa would fund $25 million into the combined entity. The term sheet provided for a 30 day exclusivity period, subject to an extension of 15 days if Versa is proceeding in good faith towards a transaction, which exclusivity provision was binding upon the Company, Messrs. Levra and Kaminsky and the Olberz Family. On the same day, Cappello Global provided S&C and other third-party service providers engaged by Versa with access to a virtual data room containing financial information and other due diligence materials regarding the Company.

From April 16, 2014 to April 23, 2014, Versa directed its third-party services providers to conduct a due diligence review of the Company by reviewing materials provided in the virtual data room.

On April 23, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the strategic review process and to consider other matters. The Committee discussed with its advisors making a proposal to Versa for a change in the structure of the transaction to an all-cash transaction in light of concerns as to the timing, cost and complexity of the “up-C-corp.” structure, particularly in light of the Company’s financial condition. In addition, the Committee was concerned as to the possibility of the post transaction corporation not meeting the listing requirements of Nasdaq and believed that the willingness of the Olberz Family to accept a discount relative to other stockholders may induce Vestis to consider agreeing to an all-cash transaction. Representatives of management updated the Committee on the Company’s financial condition and the ability of the Company to meet its obligations under the Company’s credit documents, including that the Company’s 13 week cash flow projections would soon show a covenant shortfall in August 2014 with respect to the Company’s credit facility with BofA. The Committee met with representatives of RLF in executive session and determined to authorize Cappello Global to contact Versa regarding a change to an all-cash structure, which would provide for a premium to the Company’s stockholders except the Olberz Family, who would receive a discount.

On April 25, 2014, Sheppard provided a draft of a transaction agreement to S&C. The transaction agreement set forth the terms and conditions of the transaction described in the term sheet, including the steps to effect the holding company reorganization and the “up-C-corp” structure. On the same day, representatives of Cappello Global and representatives of Versa continued to discuss the issues regarding the “up-C-corp” structure and the Committee’s request for an alternative transaction structure.

On April 28, 2014, the Committee held a telephonic meeting with representatives of RLF, Cappello Global, Sheppard and Company management to receive an update on the strategic review process and to consider other matters. At the meeting the Committee received an update from its advisors as to the negotiation of the transaction with Versa and the diligence efforts undertaken by Versa. The Committee also received an update from Company management as to the financial condition of the Company, including the Company’s cash flow issues. The Committee also considered at the meeting reengaging with subordinated lenders for a loan in order to fund the Company and to reduce vendor payables and retaining a restructuring advisor to assist the Company. The Committee met with representatives of RLF in executive session.

On April 29, 2014, representatives of Cappello Global had an in-person meeting in Philadelphia with representatives of Versa to negotiate the terms of amendments to the current term sheet to provide for an all-cash transaction which included a cash premium for the Company’s stockholders and $0.72 per share for the Olberz

Family (an amount believed to be sufficient to pay off the Olberz Family’s margin loan). Following the meeting, Cappello Global received an amended and restated term sheet from Versa that provided for a cash transaction whereby Versa would in a two-step merger via a tender offer acquire the outstanding shares of the Company’s stock (other than the shares held by the Olberz Family) for $1.17 per share and Versa would acquire the shares of stock owned by the Olberz Family in a stock purchase for $0.72 per share. The term sheet also provided that Messrs. Levra, Kaminsky and Trausch and Wedbush would each roll-over a portion of their shares into the combined company and, along with the Olberz Family, enter into support agreements.

From April 29, 2014 through June 5, 2014, the Committee and Versa exchanged multiple drafts of the amended and restated term sheet.

On April 30, 2014, the Committee held a telephonic meeting at which representatives of RLF and Cappello Global were present to discuss the revised term sheet received from Versa and the revisions sent back to Versa earlier in the day by the Committee’s advisors, including (i) deletion of the $1.17 pricing, (ii) deletion of certain conditions to the tender offer, (iii) deletion of the roll-over provisions for senior management and Wedbush, (iv) deletion of provisions extending the tender and support agreements past a recommendation change as to the transaction by the Board, and (v) not extending the existing exclusivity period past its expiration on May 31, 2014. The Committee also considered the likelihood that the Company’s fourth quarter results would have a significant negative effect on the Company’s market price and the likelihood of the Company receiving a going concern qualification from its auditors.

On May 1, 2014, a representative of Cappello Global sent an e-mail to Mr. Halpern with a summary of the principal open issues on the term sheet raised by the Committee. On the same day, representatives of Cappello Global and representatives of Versa had a telephone conference regarding these issues and the version of the term sheet sent by RLF the previous day. Also on the same day, Mr. Levra and Mr. Quinn met and toured Sport Chalet’s distribution center and five additional Sport Chalet stores in the Los Angeles area.

On May 2, 2014, Versa indicated to Cappello Global that it was suspending its due diligence review efforts pending resolution of the revised term sheet.

On May 3, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the strategic review process and to consider other matters. The Committee discussed with its advisors that Versa had reacted negatively to the Committee’s prior term sheet and temporarily ceased negotiations, but subsequently provided a revised term sheet, which included, among other things, (i) a proposed two tier pricing structure, with a higher price if the transaction could be consummated via a short-form merger and a lower price if it was necessary for Versa to call a meeting of stockholders in order to consummate the merger following a successful closing of the tender offer, (ii) a proposed termination fee of 2% of the Company’s equity value plus reimbursement of Versa’s expenses, (iii) agreements between Vestis and Messrs. Levra, Kaminsky and Trausch and the Olberz Family which provided for a 12 month tail provision following termination of the merger agreement during which such stockholders could not approve an alternative transaction and for such stockholders to pay 90% of the upside of any alternative transaction above the Versa transaction price to Versa, (iv) a new 45 day exclusivity provision from the date of signing the term sheet, (v) an agreement by Messrs. Levra and Kaminsky to waive any change in control severance payments due under their employment agreements and (vi) a reinvestment by Messrs. Levra, Kaminsky and Trausch and Wedbush of any merger proceeds into the surviving entity. The Committee discussed the Company’s financial condition, liquidity issues, poor upcoming earnings and the possibility of receipt of a going concern qualification from its auditors and determined to send a revised draft of the term sheet to Versa which, among other things, shortened its exclusivity period to 35 days, deleted the reinvestment provisions, eliminated the tail provision in the tender and support agreements which would prohibit Messrs. Levra, Kaminsky and Trausch and the Olberz Family from supporting an alternative transaction for 12 months after the termination of the merger agreement and reduced the upside payment payable by Messrs. Levra, Kaminsky and Trausch and the Olberz Family in connection with an alternative transaction entered into by the Company during the 12 month period following the termination of the merger agreement from 90% to 50%. Following the Committee meeting, on May 4, 2014, RLF sent a revised term sheet to Versa’s attorneys.

On May 4, 2014, RLF provided a revised term sheet to S&C.

On May 5, 2014, representatives of Cappello Global and representatives of Versa had a telephone conference regarding open issues in the revised term sheet. Versa indicated on the call that it would direct its third-party service providers to re-commence the due diligence review process that had been put on hold previously.

On May 6, 2014, S&C provided a revised term sheet to RLF and Sheppard.

On May 8, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to provide an update as to the financial condition of the business, including cash flow forecasts, past due payables and employee departures, and to discuss the revised term sheet received from Versa on May 6, 2014. The terms of the term sheet included (i) a 20 day period of exclusivity from the date of signing the term sheet with two additional 15 day periods of extension, (ii) the sale of the shares held by the Olberz Family at the time of the offer closing for $0.72 per share, (iii) two tier pricing with the top tier, payable if sufficient shares are tendered in the tender off for Vestis’ to effect a short-form merger, being 110% of the 10 day trailing average market price (up to a maximum of $1.30) and the bottom tier, payable if Vestis is unable to effect a short-form merger, being 85% of the top tier, (iv) a termination fee of 2% of the enterprise value plus reimbursement of expenses payable to Vestis upon termination of the merger agreement in certain instances, (v) tender and support agreements between Vestis and Messrs. Levra, Kaminsky and Trausch and a stock purchase agreement between Vestis and the Olberz Family which, in each case, provided for a 12 month tail provision from the date of termination of the merger agreement during which such stockholders would have to pay to Versa 90% of the upside received in any alternative transaction relative to the price to be paid in the Versa transaction, and (vi) a new 45 day exclusivity provision. The Committee determined that it was advisable to continue to pursue an all cash transaction and authorized its advisors to send a revised draft of the term sheet to Versa which, among other things, (i) accepted the two tier pricing but rejected the market-based approach in view of the thin trading in the Company’s stock and likelihood of a drop in the Company’s stock price due to earnings and other financial difficulties, and provided for a fixed price of $1.20 for the top tier and $1.08 for the bottom tier, (ii) shortened the exclusivity period to a maximum of 35 additional days, (iii) decreased the termination fee to 2% of the equity value plus reimbursement of Vestis’ expenses and (iv) reduced the upside payments to be owed by Messrs. Levra, Kaminsky and Trausch and the Olberz Family to Versa upon entering into an alternative transaction during the 12 month period following the termination of the merger agreement from 90% to 50%.

On May 9, 2014, S&C, Sheppard and RLF held a conference call to discuss the most recent draft of the revised term sheet.

On May 10, 2014, S&C had a telephone conference with Sheppard regarding the structure of the stock purchase from the Olberz Family. On the same day, representatives of Versa had a telephone conference with representatives of Cappello Global to discuss open issues regarding the revised term sheet. That evening, Versa provided a revised term sheet to Cappello Global.

On May 12, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the strategic review process and to consider other matters. The Committee discussed with its advisors the terms of the revised term sheet received from Versa, including open issues relating to limitations on sales of the Olberz Family stock following the execution of the merger agreement, the amount of the termination fee and termination fee triggers and Versa’s request for 50 additional days of exclusivity from the date of signing the revised term sheet. Representatives of Cappello Global updated the Committee on the status of Versa’s diligence and discussed the possibility of the Company seeking a subordinated loan to provide liquidity for the Company. The Committee met with representatives of RLF in executive session.

On May 13, 2013, representatives of Sheppard, S&C, and Littler Mendelson P.C. (“Littler”), counsel to Versa, and Mr. Kaminsky held a telephone conference regarding current and historic litigation involving Sport Chalet and its employees. On the same day, Mr. Walsh received an e-mail from Mr. Levra providing an update on due diligence.

On May 14, 2014, Cappello Global provided Versa with a summary of the Committee’s position on open issues remaining in the term sheet.

On May 15, 2014, Messrs. Halpern, Quinn and Levra and representatives of Cappello Global had a telephone conference regarding principal open issues on the term sheet. On the same day, S&C provided notice of the extension of the exclusivity period under the term sheet to May 31, 2014.

On May 15, 2014, the Committee held a telephonic meeting at which representatives of RLF and Sheppard were present to receive an update on negotiations with Versa and other matters. The Committee discussed with its advisors the correspondence between Cappello Global and Versa during the prior days, including the Committee’s position regarding the termination fee, certain termination triggers, the timing for signing definitive documentation, and limitations on the sale of Olberz Family stock. The Committee considered the retention by the Company of a restructuring advisor and discussed the conversations in the preceding days between members of the Committee and potential restructuring advisors. The Committee also determined that in order to sustain the Company’s business in the absence of a transaction with Versa (and, depending on the financial condition of the Company, in conjunction with a transaction), the Company should re-open discussions with a Crystal Financial with respect to providing the Company with a subordinated loan.

Between May 16, 2014 and May 25, 2014, representatives of Versa and Cappello Global continued to discuss open issues regarding the revised term sheet and the structure of a potential transaction.

On May 20, 2014, representatives of S&C had a telephone conference with Mr. Kaminsky and representatives of Cappello Global to discuss additional matters raised during the course of S&C’s due diligence review.

On May 23, 2014, the Committee and the Board each held in-person meetings. At the meeting of the Board, the Board authorized the retention of Kibel Green to act as a restructuring advisor to the Company and authorized the commencement of discussions with Crystal Financial with respect to a $15 million subordinated loan. At the Committee meeting, the Committee and its advisors discussed the status of negotiations with Versa and authorized the transmission of a term sheet back to Versa containing similar provisions to its term sheet sent on May 8, 2014, but with an extension of exclusivity until June 20, 2014 and a corresponding date for execution of definitive documents. The Committee also discussed that the Olberz Family was now interested in receiving $0.83 per share, to cover additional costs of the transaction, but also to provide further upside for the Olberz Family. RLF reviewed with the Committee their fiduciary duties in connection with the consideration of the term sheet and a potential sale of the Company and certain matters of Delaware law relating to the proposed transaction.

On May 26, 2014, S&C sent a revised term sheet to Sheppard and RLF, which Versa also provided to Cappello Global. The revised term sheet provided alternative structures for a transaction between Sport Chalet and Vestis, which Vestis could select from at its option. On the same day, representatives of S&C, Littler and Versa had a telephone conference with members of management of Sport Chalet and representatives of Cappello Global to discuss additional due diligence matters.

On May 27, 2014, the Committee held two telephonic meetings, one at which representatives of RLF were present, and one at which representatives of RLF, Cappello Global and the Company’s senior management were present, to discuss a response to the most recent term sheet received from Versa on May 26, 2014, which, among other things provided for greater optionality for Versa with respect to the structure of the transaction as well as provided for the possibility of Versa purchasing the Olberz Family margin loan. The Committee discussed the Company’s financial condition, liquidity issues and the possibility of a bankruptcy filing. After discussion with its advisors, the Committee authorized its advisors to send a revised term sheet to Versa with respect to a possible transaction while pursuing a parallel path with Crystal Financial with respect to a $15 million subordinated loan.

On May 29, 2014, Versa sent Cappello Global a letter requesting an extension of the exclusivity period under the original term sheet to June 6, 2014. Later that evening, Cappello Global provided Versa with a revised term sheet reflecting a transaction structure whereby Vestis would enter into share purchase agreements with the Olberz Family and Messrs. Levra and Kaminsky, and a merger agreement with Sport Chalet providing for a single-step merger.

On May 30, 2014, Messrs. Halpern, Quinn, and Levra and representatives of Cappello Global had a telephone conference to discuss open issues on the term sheet and potential in-person meetings in Los Angeles.

Effective May 31, 2014, the Company and Versa entered into an agreement to extend the exclusivity period until June 4, 2014, contingent upon Versa submitting a revised term sheet to the Committee.

On June 2, 2014, the Company entered into a term sheet with Crystal Financial for a $15,000,000 subordinated loan.

Between June 1, 2014 and June 4, 2014, the parties exchanged multiple drafts of the term sheet and continued to negotiate and discuss the open issues, including the reduced offer price for the other Shares in the event that Vestis is not able to effect a “short form” merger pursuant to Section 253 of the DGCL following consummation of the tender offer.

On June 3, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello, Sheppard and the Company’s senior management were present to discuss the revised term sheet received from Versa on June 2, 2014. The Committee considered several matters relating to the revised term sheet, including (i) the per share purchase price of $1.20 for the top tier pricing, but the reduction from $1.08 to $1.04 for the bottom tier pricing in order to accommodate an increase in the purchase price of the Olberz Family stock from $0.72 to $0.75 per share, (ii) a request from Versa for the ability to terminate lease arrangements between the Company and affiliates of the Olberz Family following the closing of the merger, (iii) a termination right for Versa if Wedbush sells more than a specified number of shares of Olberz Family stock following execution of the merger agreement, and (iv) the extension of the exclusivity period. After discussion, the Committee authorized its advisors to send a revised term sheet to Versa which accepted the proposed pricing, but made certain changes to termination rights and termination fee triggers in addition to modifications to the right of Versa to terminate the Olberz Family lease agreements, which had been requested by the Olberz Family. The Committee authorized its advisors to negotiate to finalize the revised term sheet.

On June 5, 2014, the Company and Vestis entered into a non-binding term sheet. Pursuant to the term sheet, Vestis would acquire the Company through a stock purchase agreement with the Olberz Family and a two-step merger via tender offer, whereby the merger agreement would provide for two-tiered pricing equal to $1.20 per share if Versa was able to consummate the merger via a short form merger under Delaware law, and $1.04 per share in the event that a meeting of stockholders was necessary to approve the consummation of the merger. The stock purchase agreement would provide that Vestis would purchase, for $0.75 per share, all of the shares owned by the Olberz Family upon the consummation of the tender offer. Additionally, Mr. Levra, Mr. Kaminsky and Mr. Trausch would enter into tender and support agreements with Vestis pursuant to which they would agree to tender all of their shares in the tender offer (subject to a reduction if the Board changes its recommendation). The term sheet also provided for an extension of the exclusivity period until June 25, 2014.

On June 5, 2014, the Committee held a telephonic meeting at which representatives of RLF, Sheppard and Kibel Green were present to receive an update from Kibel Green on its analysis of the Company’s financial condition and restructuring possibilities, including a discussion of cash flow and revenue projections provided by the Company’s senior management. The Committee also discussed the retention of a financial advisor with respect to rendering a fairness opinion and discussed the fee quotes and capabilities of Duff & Phelps, LLC (“Duff & Phelps”), Cappello Global and one other financial advisor to perform this service. After discussion, the Committee approved the retention of Duff & Phelps and authorized RLF to negotiate and finalize the terms of the retention of Duff & Phelps.

On June 9, 2014, the Committee held a telephonic meeting at which representatives of RLF and Cappello Global were present to receive an update on the negotiations with Versa and to consider other matters. The Committee discussed Versa’s offer to lend money on similar terms offered by Crystal Financial and the status of the negotiations of the loan from Crystal Financial.

On June 10, 2014, Sheppard circulated a draft merger agreement to S&C. Also on June 10, 2014, Duff & Phelps was retained to serve as an independent financial advisor to the Committee to provide a fairness opinion with respect to the transaction with Versa.

On June 11, 2014, S&C circulated a draft tender and support agreement and a draft stock purchase agreement to Sheppard.

From June 11, 2014 to June 30, 2014, the parties discussed the terms, and exchanged multiple drafts, of the merger agreement, the stock purchase agreement, the tender and support agreement and the related transaction documents, and Versa continued its due diligence.

On June 11, 2014, representatives of Versa called Cappello Global to discuss Versa’s desire to lend the Company money on similar terms as those offered by Crystal Financial.

On June 16, 2014, Versa sent to the Company a term sheet for a $15 million subordinated loan.

From June 16, 2014 to June 30, 2014, the parties continued to discuss the terms and exchange drafts of the merger agreement and related transaction documents.

On June 18, 2014, the Committee held a telephonic meeting at which representatives of RLF, Sheppard, Duff & Phelps, Kibel Green and Cappello Global were present to receive an update on the negotiations with Versa and to consider other matters. Representatives of Kibel Green discussed with the Committee the restructuring alternatives available to the Company. Representatives of Duff & Phelps updated the Committee on its review of the Company and the fairness opinion process. Representatives of Sheppard and RLF reviewed with the Committee the terms of the draft merger agreement, including (i) the definitions of acquisition proposal and a superior proposal, (ii) the definition of material adverse effect, (iii) the ability of Vestis to extend the tender offer and the conditions to Vestis’ obligation to close the tender offer, (iv) the terms of Vestis’ top-up option, (v) the representations and warranties to be given by the Company and Vestis, (vi) Vestis’ ability to terminate the merger agreement and (vii) the ability of the Board to change its recommendation. The Committee also discussed the term sheet received by the Company from Versa for a $15 million subordinated loan.

On June 22, 2014, the Committee held a telephonic meeting at which representatives of RLF, Cappello Global, Sheppard and the Company’s senior management were present to receive an update on the negotiations with Versa. Company management updated the Committee on Versa’s diligence efforts in connection with the proposed transaction. Representatives of RLF and Sheppard reviewed with the Committee the terms of the draft merger agreement received from Versa, including a discussion of open issues in the merger agreement. Representatives of RLF and Sheppard also reviewed with the Committee the draft tender and support agreements and draft stock purchase agreement. The Committee discussed the financial condition of the Company and the status of negotiation of the subordinated loan from Crystal Financial.

On June 24, 2014, the Committee held a telephonic meeting at which representatives of RLF, Sheppard, Cappello Global and the other members of the Board were present to receive an update on the strategic review process. Representatives of RLF reviewed with the Committee the terms of the draft merger agreement and the open issues in the transaction with Versa, including with respect to the definition of material adverse effect. The Committee also considered the request of the Olberz Family for indemnification against costs and expenses arising from any litigation as a result of the transaction with Vestis.

On June 24, 2014, the Board held a regularly scheduled meeting, with which representatives of Sheppard in attendance, at which meeting the Board, among other things, (i) reviewed in detail the Company’s results of operations for the three months and the twelve months ended March 30, 2014, (ii) received the report of representatives of the Company’s independent registered public accounting firm as to the audit of the Company’s financial statements for the fiscal year ended March 30, 2014, and (iii) reviewed and approved the Annual Report on Form 10-K for fiscal year 2014.

On June 27, 2014, the Company executed definitive documentation with respect to the Crystal Financial subordinated loan.

On June 29, 2014, the Committee held a telephonic meeting at which representatives of RLF, and for a portion of the meeting, Sheppard, Cappello Global and Duff & Phelps were present to discuss the draft of the merger agreement with Vestis. Representatives of RLF and Sheppard reviewed the material terms of the merger agreement, tender and support agreements, stock purchase agreement and indemnification agreement between the Company and the Olberz Family. A copy of the proposed revised merger agreement, tender and support agreement, stock purchase agreement and indemnification agreement was sent to the directors prior to the meeting. Representatives of RLF reviewed the Committee’s fiduciary duties in connection with the proposed transaction with Versa. Representatives of Duff & Phelps reviewed with the Committee its financial analysis of the merger consideration and rendered its oral opinion, which was confirmed by delivery of a written opinion, dated June 29, 2014, that, as of that date, and based upon and subject to the various assumptions made, matters considered and qualifications and limitations on the scope of review undertaken as set forth in such opinion, each of the $1.04 merger consideration and the $1.20 merger consideration to be received by the stockholders of the Company, other than the excluded stockholders, pursuant to the merger agreement are fair from a financial point of view to the stockholders of the Class A Common Stock and Class B Common Stock of the Company other than the excluded stockholders (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder). The Committee then discussed a variety of factors relating to its consideration of the proposed transaction with Versa.

After discussion, the Committee unanimously (i) determined that the proposed merger agreement, the tender and support agreements, the stock purchase agreement and the indemnification agreement, and the transactions contemplated thereby (including, without limitation, the merger) were advisable, and in the best interests of the Company and its stockholders; (ii) recommended that the Board (A) approve and declare advisable the merger agreement, the stock purchase agreement and the indemnification agreement and the transactions contemplated thereby, (B) declare that it is in the best interests of the Company and its stockholders that the Company enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (C) submit the merger agreement to the Company’s stockholders for adoption, if required, (D) recommend that the stockholders adopt the merger agreement and the transactions contemplated thereby; (iii) for purposes of Section 203 of the DGCL, approved the merger, the stockholder agreements and the tender and support agreements; and (iv) approved the merger agreement, the merger and the offer and the other transactions contemplated by the merger agreement for purposes of Section 4 of the Company’s bylaws.

Following the meeting of the Committee, the Board met to consider the proposed transaction with Vestis. A representative of the Committee provided a summary of the Committee’s mandate, proceedings and recommendations. Sheppard then provided a summary of the principal transaction documents.

After discussion, the Board unanimously (i) determined that the proposed merger agreement, the tender and support agreements, the stock purchase agreement and the indemnification agreement, and the transactions contemplated thereby (including, without limitation, the merger) were advisable, and in the best interests of the

Company and its stockholders; (ii) (A) approved and declared advisable the merger agreement, the stock purchase agreement and the indemnification agreement and the transactions contemplated thereby, (B) declared that it is in the best interests of the Company and its stockholders that the Company enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (C) determined to submit the merger agreement to the Company’s stockholders for adoption, if required, (D) recommended that its stockholders adopt the merger agreement and the transactions contemplated thereby if submitted to them; (iii) for purposes of Section 203 of the DGCL, approved the merger, the stock purchase agreement and the tender and support agreements; and (iv) approved the merger agreement, the merger and the offer and the other transactions contemplated by the merger agreement for purposes of Section 4 of the Company’s bylaws.

On June 30, 2014, the Company filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 30, 2014.

On June 30, 2014, after the close of trading on the NASDAQ Stock Market, the parties executed and delivered the merger agreement, the tender and support agreements, the stock purchase agreement, the indemnification agreement and the other agreements referred to therein. The parties then issued a joint press release announcing the entry into the Merger Agreement.

On July 3, 2014, the Offer commenced. The Purchaser and Parent filed a Tender Offer Statement on Schedule TO with the SEC, and the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC.

Between July 9 and July 15, 2014, four plaintiffs filed purported class action lawsuits against Sport Chalet, its directors, Parent and Purchaser in connection with the proposed acquisition of the publicly owned shares of Sport Chalet by Parent and Purchaser in the Superior Court of the State of California for the County of Los Angeles, captioned Barry Lieberman v. Sport Chalet, Inc. et al., Case No. BC551232 (July 9, 2014), Enrique Grossmann v. Sport Chalet, Inc. et al., Case No. BC551440 (July 11, 2014), David Stec v. Sport Chalet, Inc. et al., Case No. BC551574 (July 14, 2014), and Graeco Inc. v. Sport Chalet, Inc. et al., Case No. BC551746 (July 15, 2014). Versa Capital Management, LLC was also named as a defendant by the plaintiffs in the Barry Lieberman, David Stec and Graeco Inc. cases.

On August 1, 2014, the Company announced that Howard K. Kaminsky resigned as its Executive Vice President-Finance, Chief Financial Officer and Secretary, effective August 8, 2014 and that Laura E. Hensley, the Company’s Director of Accounting and Controller, was appointed to be Vice President-Finance, Secretary and principal financial and accounting officer of the Company, effective August 8, 2014.

On August 3, 2014, the Company, Parent and Purchaser entered into Amendment No. 1 to the Merger Agreement pursuant to which the definition of “Initial Expiration Time” was changed from 12:00 a.m. midnight, New York City time, at the end of August 1, 2014 to 12:00 a.m. midnight, New York City time, at the end of August 15, 2014.

On August 4, 2014, Parent and Purchaser announced the extension of the Offer at $1.20 per share until 12:00 a.m. midnight, New York City time, at the end of August 15, 2014.

Reasons for the Board’s Recommendation

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, the Committee and the Board held several meetings and consulted with Sport Chalet’s management, financial advisors and legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following:

•	the directors’ views and opinions on the current sporting goods retail industry;

•	the directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the strategy and prospects (as well as the risks involved in achieving these prospects) of the Company as an independent entity, including the directors’ views of the Company’s potential near- and long-term performance on a stand-alone basis;

•	the competitive industry in which the Company competes, including that many competitors have greater resources, financial and otherwise, than the Company and the risks involved in maintaining and establishing relationships with vendors and customers if the Company continues as an independent entity;

•	the risks and costs, including public company costs, of the Company remaining an independent publicly traded company;

•	the impact of the Company’s $15 million loan from Crystal Financial on its financial condition;

•	the nature of the current economic climate as it relates to the Company’s business and operations, both on a historical and a prospective basis;

•	the retention of Cappello Group and RLF to act as the Committee’s financial and legal advisors, respectively, in connection with the proposed transaction;

•	the robust process undertaken by the Committee and the Board in evaluating the Company’s strategic alternatives including the public announcement of the retention of Cappello Group in connection with the consideration of the strategic alternatives, the solicitation of indications of interest from many potential buyers and the indications of interest that were received in connection therewith, and the review and assessment of the possible outcomes of such alternatives, including the possibility of remaining independent, combinations with other merger partners, and the possibility of equity or debt public or private offerings;

•	the directors’ views regarding whether the proposed transaction is more favorable to the Company’s stockholders than the Company’s alternatives, including remaining as a stand-alone enterprise;

•	price per share of the Company’s common stock to be paid to the Company’s stockholders in the Merger relative to current and historical trading prices of the Company’s common stock;

•	the relative illiquidity of the Company’s common stock and the limited ability for all stockholders to achieve value for their shares in the public market compared to the certain value available to all stockholders in the Offer and/or Merger;

•	the fact that the Olberz Family is taking a significant discount relative to the consideration to be paid to the other Company stockholders and is otherwise supportive of the transaction;

•	the fact that the Company’s senior management, collectively holding significant voting power of the Company’s common stock have signed tender and support agreements and also are supportive of the transaction;

•	the fact that the consideration to be paid to the Company’s stockholders will be reduced from $1.20 to $1.04 per share if an insufficient number of stockholders tender their shares in the tender offer prior to the Initial Offer Expiration Time to enable Purchaser to consummate the transaction via a short form merger;

•	the advice and financial analyses provided by the Committee’s financial advisors;

•	the financial analyses and opinion provided by Duff & Phelps, one of the financial advisors to the Committee;

•	the likelihood that the Company would be delisted by NASDAQ in the absence of a significant transaction;

•	the likelihood that the Merger would be completed, based on, among other things (not in any order of importance):

•	the reputation of Parent;

•	Parent’s ability to fund the merger consideration and complete the transactions;

•	the absence of a financing condition to the completion of the Merger;

•	the Company’s ability to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement and the obligations of Parent and Purchaser under the Merger Agreement;

•	the stock purchase agreement entered into by the Olberz Family and the tender and support agreements entered into by certain members of management;

•	the all-cash per share merger consideration should provide stockholders with immediate value, in cash, for all of their shares of common stock, avoiding potential long-term business risk, while also providing such stockholders certainty of value for their shares of common stock;

•	the Board’s ability to consider and respond to an unsolicited acquisition proposal or engage in discussions or negotiations with the party making such a proposal;

•	the Board’s ability to withhold, withdraw, qualify or modify its recommendation that its stockholders vote to adopt the Merger Agreement under certain circumstances and the fact that the Board is not permitted to terminate the Merger Agreement in the event of a superior proposal; and

•	the availability of statutory appraisal rights to holders of the Company’s common stock who neither tender their shares into the Offer or vote in favor of the Merger and who comply with all of the procedures required by statute, which rights entitle such holders to seek a judicial appraisal of the fair value of their shares of common stock.

The Committee and the Board have also carefully considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to the Merger Agreement, the Offer, and the Merger, including without limitation, the following factors and not in any particular order:

•	the Merger will preclude the Company’s stockholders and optionholders from having the opportunity to participate in the future performance of its assets, future earnings growth, future appreciation of the value of its common stock;

•	restrictions on the ability of the Company and its representatives (including directors, officers and advisors) to initiate, solicit and encourage alternative acquisition proposals from third parties or negotiate with third parties with respect to such proposals;

•	whether the outside termination date under the Merger Agreement allows for sufficient time to complete the Offer and the Merger;

•	the costs involved in connection with entering into and completing the Merger, the time and effort of management required to complete the Merger and related disruptions to the operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business between the signing of the Merger Agreement and the closing of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger;

•	the announcement and pendency of the Merger, or failure to complete the Merger, may impact the relationships with the Company’s employees, vendors, customers and partners and may divert management and employee attention away from the day-to-day operation of the business;

•	the possibility that the Company will be required to pay a termination fee upon the termination of the Merger Agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

•	the possibility that the stock purchase agreement and the tender and support agreements could discourage other potential acquirers from making a competing bid to acquire the Company;

•	there can be no assurance that all conditions to the parties’ obligations to complete the Offer and/or the Merger will be satisfied;

•	the conditions to closing of the Offer, many of which are beyond the Company’s control, including the requirement of the Company to obtain the consent of the Company’s lenders and six of its landlords and the fact that if any such consent is not obtained, Purchaser is not contractually obligated to consummate the Offer;

•	Purchaser’s ability to unilaterally delay the closing of the Offer for up to 20 business days following the initial statutory 20 business day tender offer period in the event any of the Offer conditions are not satisfied, which such delay may put additional financial pressure on the Company and may give Purchaser greater leverage in the event of continued financial distress;

•	an all-cash transaction may be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the fact that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally.

The foregoing discussion of information and factors considered and given weight by the Committee and the Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the Committee and the Board. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Committee and the Board may have given different weights to different factors. In arriving at its recommendation, the Committee and the Board was aware of and took into consideration the interests of executive officers and directors of Sport Chalet as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 63.

To the Company’s knowledge, after making reasonable inquiry, all of the Company’s executive officers, directors and affiliates currently intend to tender or cause to be tendered all shares of Company common stock held of record or beneficially by them pursuant to the Offer (other than shares of Company common stock as to which such holder does not have discretionary authority, shares of Company common stock which may be retained in order to facilitate estate and tax planning dispositions and shares underlying outstanding options) and, if necessary, to vote such shares in favor of the adoption of the Merger Agreement. Certain of the Company’s executive officers are contractually obligated to tender their shares of Company common stock into the Offer or vote such shares in favor of the adoption of the Merger Agreement pursuant to the Support Agreements described elsewhere herein.

In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Golden Parachute Compensation” beginning on page 68. The Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of the Company.

Duff & Phelps Financial Analyses and Opinion

Pursuant to an engagement letter dated June 10, 2014 (the “Duff & Phelps Engagement Letter”), the Special Committee of the Company’s board of directors retained Duff & Phelps to act as its independent financial advisor to provide an opinion in connection with the proposed transaction. The Committee retained Duff & Phelps based on Duff & Phelps’ qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the retail industry. Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, leveraged buyouts and recapitalization transactions.

On June 29, 2014, Duff & Phelps delivered a written presentation and its oral opinion, which was subsequently confirmed in writing, to the Committee that, as of that date, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the $1.20 per Share to be received by stockholders of the Company in the event the Price Reduction Trigger is not triggered (the “Short-Form Merger Consideration”), or the $1.04 per Share to be received by public stockholders of the Company in the event the Price Reduction Trigger is triggered (the “Long-Form Merger Consideration”) to be received by the stockholders of the Company, other than the shares held by the Olberz Family Trust, Eric Olberz and Irene Olberz, Craig Levra, the Company’s Chairman of the Board and Chief Executive Officer, and Howard Kaminsky, the Company’s Chief Financial Officer (collectively, the “Excluded Stockholders”), pursuant to the Merger Agreement was fair from a financial point of view to the stockholders of the Class A Common Stock and Class B Common Stock of the Company other than the Excluded Stockholders (without giving effect to any impact of the Transactions on any particular stockholder other than in its capacity as a stockholder). Duff & Phelps has provided its written consent to the reproduction of Duff & Phelps’ opinion in this proxy statement.

The full text of Duff & Phelps’ written opinion, dated June 29, 2014, which sets forth, among other things, certain assumptions made, certain matters considered, and certain limitations on the review undertaken in connection with the opinion, is attached as Annex A and is incorporated herein by reference. The opinion expressed by Duff & Phelps was provided for the information and assistance of the Committee in connection with its consideration of the Offer, and such opinion does not constitute a recommendation as to any action that any stockholder of Sport Chalet should take in connection with the Offer and is not a recommendation as to whether or not any stockholder should tender their shares in connection with the Offer or how any stockholder otherwise should act in connection with the Offer. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Duff & Phelps’ written opinion and written presentation (i) do not address the merits of the underlying business decision to enter into the Transactions versus any alternative strategy or transaction; (ii) do not address any term of the Merger Agreement other than the Short-Form Merger Consideration or Long-Form Consideration to be received by the stockholders other than the Excluded Stockholders; (iii) do not address the consideration to be received by the Excluded Stockholders; (iv) do not address the process through which the Company has chosen to consider the Transactions versus any alternative transaction; (v) do not address any transaction related to the Transactions (other than the Offer and the Merger); (vi) is not a recommendation as to how the Committee, the Board or any stockholder should vote or act with respect to any matters relating to the Transactions, or whether to proceed with the Transactions or any related transaction, and (vii) do not indicate that the Short–Form Merger Consideration or Long-Form Consideration to be received by the stockholders of the Company, other than the Excluded Stockholders pursuant to the Merger Agreement, is the best possibly attainable under any circumstances; instead, it merely states whether such consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transactions or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based.

Duff & Phelps’ opinion was only one of many factors taken into consideration by the Committee in making its determination with respect to the Transactions. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. Duff & Phelps has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

The information set forth below summarizes the material financial and comparative analyses performed by Duff & Phelps, but does not purport to be a complete description of the financial analyses performed by Duff & Phelps or the data considered by it in connection with its opinion. The preparation of a financial opinion involves various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. In arriving at its opinion, Duff & Phelps utilized a number of analytical methodologies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the strengths and weaknesses of any particular technique. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’ own experience and judgment. No one method of analysis should be regarded as critical to the overall conclusion. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended March 31, 2012 and March 31, 2013 and the Company’s unaudited interim financial statements for December 29, 2013 included in the Company’s Form 10-Q filed with the SEC;

b.	The Company’s draft Form 10-K for the fiscal year ended March 30, 2014;

c.	Unaudited internal financial statements for the Company for the two months ended May 31, 2014;

d.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to Duff & Phelps by management of the Company;

e.	The Restated Certificate of Incorporation of Sport Chalet, Inc. dated November 4, 2009;

f.	A letter dated June 17, 2014 from the management of the Company which made certain representations as to the financial projections for the Company;

g.	Documents related to the Transactions, including the amended and restated summary term sheet for the acquisition of the Company by Vestis dated June 4, 2014, the draft Agreement and Plan of Merger by and among Vestis, Purchaser and the Company dated June 25, 2014 (the “Draft Merger Agreement”), the Company Disclosure Schedule (as defined in the Merger Agreement) dated June 25, 2014, the draft Stock Purchase Agreement, by and among Vestis, the Olberz Family and the Company dated June 25, 2014, and the draft Tender and Support Agreements, by and among Vestis, Purchaser, and certain stockholders of the Company dated June 25, 2014; and

h.	The term sheet dated June 2, 2014 for the $15 million term loan from Crystal Financial LLC and the draft Term Loan and Security Agreement dated June 24, 2014 among the Company, certain financial institutions, as lenders and Crystal Financial SBIC LP, as Agent.

2.	Discussed the information referred to above and the background and other elements of the Transactions with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s Class A Common Stock and Class B Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

No limits were placed on Duff & Phelps by Sport Chalet in terms of the information to which it had access or the matters it could consider.

In performing its analyses and rendering its opinion with respect to the Transactions, Duff & Phelps, with the consent of the Committee:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Transactions, including whether all procedures required by law to be taken in connection with the Transactions have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management were substantially accurate regarding the Company and the Transactions;

5.	Assumed that the representations and warranties made in the draft Merger Agreement were substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

7.	Assumed that there had been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Transactions would be satisfied and that the Transactions would be completed in accordance with the draft Merger Agreement without any material amendments or modifications thereto or any material waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on the Company.

In Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions. To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based prove to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion effective as of June 29, 2014. Duff & Phelps’ opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of that date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after June 29, 2014. In the event of any such change prior to the completion of the Transactions, Duff & Phelps reserves the right to change, modify or withdraw its opinion.

In rendering its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Short-Form Merger Consideration or Long-Form Merger Consideration to be received by the public stockholders of the Company in the Transactions, or with respect to the fairness of any such compensation.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

Valuation Analysis

Among other matters considered, Duff & Phelps’ analysis included a valuation analysis of Sport Chalet using generally accepted valuation methodologies.

Duff & Phelps performed a discounted cash flow analysis and market approach using Sport Chalet’s budget and projections compiled and adopted by Sport Chalet management for fiscal years 2015 through 2017. Adjusted EBITDA used throughout the analysis included (i) an adjustment to reflect cash rent expense vs. straight-line rent expense, (ii) addbacks for estimated public company costs, reflecting a change of control transaction that would take the company private, and (iii) adjustments for non-recurring expenses. Each of the adjustments described above were provided by Sport Chalet management. The table below summarizes the historical financial performance, the financial projections prepared by Sport Chalet management and the adjustments to EBITDA for each period.

Historical and Projected Financial Performance
($ in millions)
					Management Projections
	FY 2011A	FY 2012A	FY 2013A	FY 2014A	FY 2015P(1)	FY 2016P	FY 2017P
Number of Stores	54	54	54	51	50	50	50
Sales per store	$6.7	$6.5	$6.7	$6.7	$7.0	$7.1	$7.2
Growth	NA	NA	3.1%	0.9%	3.6%	2.0%	1.0%
Comp Sales	0.2%	(0.2%)	3.7%	(4.6%)	1.5%	2.3%	1.0%
Net Revenue	$362.5	$349.9	$360.6	$343.5	$348.8	$355.6	$359.2
Growth	2.5%	(3.5%)	3.1%	(4.8%)	1.5%	2.0%	1.0%
Gross Profit	$137.4	$129.8	$135.3	$126.8	$128.9	$132.5	$133.9
Margin %	37.9%	37.1%	37.5%	36.9%	37.0%	37.3%	37.3%
Reported EBITDA	$9.7	$6.2	$7.2	$0.5	$4.2	$10.0	$11.1
Non-Recurring Expenses	—	—	—	—	1.8	—	—
Straight-line to Cash Rent Expense Adjustment(2)	(3.0)	(2.9)	(3.3)	(3.6)	(2.2)	(2.2)	(2.6)
Public Company Costs	1.0	1.0	1.0	1.0	1.0	1.0	1.0

Adjusted EBITDA	$7.6	$4.3	$5.0	($2.1)	$4.8	$8.8	$9.5
Margin %	2.1%	1.2%	1.4%	(0.6%)	1.4%	2.5%	2.6%
Growth	(13.1%)	(43.4%)	15.2%	NM	NM	81.5%	7.8%
Total Capital Expenditures	$1.2	$3.0	$3.6	$4.7	$2.5	$3.0	$3.0
% of Net Revenue	0.3%	0.9%	1.0%	1.4%	0.7%	0.8%	0.8%
% of EBITDA	15.8%	70.1%	72.6%	NM	51.3%	34.1%	31.7%
Average Monthly Net Working Capital	NA	NA	$57.5	$56.1	$54.9	$55.6	$56.0
% of Net Revenue	NA	NA	15.9%	16.3%	15.7%	15.6%	15.6%

(1)	Reflects actual results through May 31, 2014 and projected results from June 1, 2014 to March 31, 2015
(2)	FY 2014 figure excludes $1.5 million of non-cash expenses related to early termination fees.

NA refers to Not Available

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow (“DCF”) analysis using Sport Chalet’s financial projections for fiscal years 2015 through 2017, as described above, to derive indications of total equity value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected free cash flows.

In its analysis, Duff & Phelps first calculated the projected adjusted net income for each of the fiscal years 2015 through 2017 by subtracting estimated non-recurring expenses, net interest expense, depreciation, and taxes from adjusted EBITDA. Duff & Phelps then calculated adjusted equity cash flows by adding depreciation to adjusted net income, and subtracting capital expenditures and changes in working capital. All of the assumptions and estimates used to determine the Company’s equity cash flows were provided by Sport Chalet management.

Over the past few years, the Company has generated net operating losses that could be used to offset future taxable income. These tax benefits would be significantly limited in a change of control transaction and were therefore not included as incremental value for the Company in our analysis. The discounted cash flow analysis, however, does include a separate value for the estimated net operating losses of $2.5 million generated in the stub period of the discounted cash flow analysis from June 1, 2014 through March 31, 2015.

Duff & Phelps calculated a terminal value for Sport Chalet by capitalizing the expected normalized cash flows after fiscal 2017 based on long-term annual growth estimated at 2.0% based on discussions with Company management.

Duff & Phelps then discounted the sum of the projected equity cash flows for fiscal year 2015 through 2017 and the terminal value for Sport Chalet by the cost of equity ranging from 25.0% to 35.0%. Fiscal 2015 cash flows were adjusted to include only the stub period from June 1, 2014 through March 31, 2015.

Sport Chalet’s cost of equity was based on the Capital Asset Pricing Model using information derived from the companies in the selected public company analysis and Sport Chalet’s current capital structure. The cost of equity reflected the relative risk associated with the projected cash flows, Sport Chalet’s current highly leveraged capital structure, as well as the rates of return that security holders could expect to realize on alternative investment opportunities.

The discounted cash flow analysis resulted in an estimated total equity value ranging from $3.8 million to $4.8 million. Adding the value of Sport Chalet’s outstanding average monthly debt balance for the latest 12 months ended May 31, 2014 of $54.1 million resulted in an estimated total enterprise value range of $57.9 million to $58.9 million.

Equity Value Discounted Cash Flow Analysis
($ in millions, except per share)
		Management Projections			Normalized FY 2017P
	FY 2014A	FY 2015P	FY 2016P	FY 2017P
Net Revenue	$ 343.5	$ 348.8	$355.6	$359.2	$359.2
Growth	(4.8%)	1.5%	2.0%	1.0%
Adjusted EBITDA	($ 2.1)	$ 4.8	$8.8	$9.5	$9.5
Margin	(0.6%)	1.4%	2.5%	2.6%
Growth	NM	NM	81.5%	7.8%

		Stub Period June- 2014 to March- 2015
Adjusted EBITDA		6.7	8.8	9.5	9.5
Non-Recurring Expenses		(1.4)	—	—	—
Interest Expense		(2.6)	(3.3)	(3.4)	(3.4)
Depreciation		(5.2)	(4.4)	(2.4)	(2.9)

Earnings Before Taxes		($ 2.5)	$1.0	$3.6	$3.2

Pro Forma Taxes(1)		0.0	(0.4)	(1.5)	(1.3)

Adjusted Net Income		(2.5)	0.6	2.2	1.9

Depreciation		5.2	4.4	2.4	2.9
Capital Expenditures		(2.4)	(3.0)	(3.0)	(3.0)
(Increase)/Decrease in Working Capital		0.3	(0.6)	(0.5)	(1.1)

Equity Cash Flow		$ 0.7	$1.4	$1.1	$0.7

Equity Value Range		Low	Mid	High
Terminal Growth Rate		2.00%	2.00%	2.00%
Levered Cost of Equity		35.00%	30.00%	25.00%
Equity Value Range(2)		$ 3.8	$4.2	$4.8
Total Shares Outstanding		14.2	14.2	14.2
Equity Value per Share		$ 0.27	$0.30	$0.34

Enterprise Value Calculation:
Equity Value		$ 3.8	$4.2	$4.8
Plus: Debt(3)		$ 54.1	$54.1	$54.1

Enterprise Value		$ 57.9	$58.3	$58.9

(1)	Pro forma taxes estimated assuming a blended federal and state tax rate of 40.7%.
(2)	Based on a terminal value calculated using the normalized FY 2017 free cash flow to equity; includes present value of NOLs generated in 2015 of $0.6 million to $0.7 million.
(3)	Reflects the 12 month average debt balance through May 31, 2014 outstanding under the credit facility of $54.1 million.

The DCF analysis, like each other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the DCF analysis, should not be taken in isolation to be Duff & Phelps’s view of the valuation for Sport Chalet. Accordingly, the valuation range derived from the DCF analysis is not necessarily indicative of Sport Chalet’s present or future value.

Market Approach

Duff & Phelps also used a market approach, which consisted of applying valuation multiples to certain levels of profitability for Sport Chalet, using multiples based on valuation metrics derived from an analysis of selected public companies.

Selected Public Company Analysis. Duff & Phelps selected 9 publicly traded companies that operate in the sporting goods retail and specialty retail industries. The 9 companies consisted of (i) Big 5 Sporting Goods Corp., (ii) Cabela’s Incorporated, (iii) Dick’s Sporting Goods Inc., (iv) Finish Line Inc., (v) Foot Locker, Inc., (vi) Hibbett Sports, Inc., (vii) Sports Direct International plc, (viii) Sportsman’s Warehouse Holdings, Inc., and (ix) Zumiez, Inc. No company considered in this analysis is identical to Sport Chalet. The selected public company analysis involves complex and subjective considerations and judgments. Mathematical analysis alone, such as determining the mean or median, is not in itself a meaningful method of using selected public company data.

In selecting multiples, Duff & Phelps reviewed the selected public companies taken as a group. When selecting appropriate multiples to apply to the financial performance of Sport Chalet, Duff & Phelps used a qualitative and quantitative assessment of Sport Chalet relative to the selected public companies based on historical financial performance, expected future performance, financial strength, size, the competitive nature of the industry, and markets served, among other factors. Duff & Phelps noted that Sport Chalet is significantly smaller in size relative to the selected public companies, with generally weaker profitability, higher leverage, and weaker growth prospects, as illustrated in the tables below.

Duff & Phelps did not apply multiples to either fiscal 2014 or projected fiscal 2015 financial metrics for Sport Chalet. The Company generated operating losses in 2014 resulting in a negative EBITDA and net losses. Furthermore, the Company’s projected 2015 adjusted EBITDA and adjusted net income, while stronger than 2014 levels, were still relatively depressed and would not result in meaningful valuation indications for the Company’s equity. Therefore, projected 2016 adjusted EBITDA and projected 2016 adjusted net income metrics were used.

Based on the risk analysis described above, Duff & Phelps selected multiples near the bottom of the range of the selected public companies due to Sport Chalet’s smaller size, weaker profitability, higher leverage and lower growth rates. The range of multiples selected to apply to Sport Chalet’s projected adjusted 2016 EBITDA was 4.5x to 5.0x, and the range of multiples selected to apply to the projected adjusted 2016 net income was 8.0x to 10.0x.

The tables below summarizes certain valuation metrics for the selected public companies relative to Sport Chalet which were analyzed by Duff & Phelps.

COMPANY INFORMATION	MARKET DATA							ENTERPRISE VALUE AS MULTIPLE OF										COMMON STOCK PRICE AS A MULTIPLE OF
Company Name	Stock Price		Equity Value	Enterprise Value	Debt/ Total Capital	LTM Revenues	% of 52- Wk High	LTM EBITDA		LTM Adj. EBITDA 3/31/14(2)		Proj. Adj. EBITDA 3/31/15(2)		Proj. Adj. EBITDA 3/31/16(2)		LTM Revenue 3/31/14(3)		Proj. Adj. EPS 3/31/15		Proj. Adj. EPS 3/31/16
Big 5 Sporting Goods Corp.		$11.8	$265	$316	17.7%	$978	47.7%	5.2	x	5.1	x	4.8	x	4.7	x	0.32	x	10.6	x	9.9	x
Cabela’s Incorporated		58.6	4,158	7,352	43.9%	3,523	81.6	17.4		17.2		14.6		12.5		2.09		15.5		13.7
Dick’s Sporting Goods Inc.		44.0	5,400	5,344	0.1%	6,318	75.2	7.4		6.8		6.5		5.9		0.85		14.2		12.4
Finish Line Inc.		30.0	1,457	1,255	0.0%	1,670	99.5	7.9		7.9		6.8		6.3		0.75		16.3		15.3
Foot Locker, Inc.		49.6	7,181	6,465	1.8%	6,735	99.3	7.6		7.5		6.9		6.4		0.96		14.5		13.3
Hibbett Sports, Inc.		53.8	1,378	1,276	0.3%	874	79.4	9.7		9.6		8.8		8.3		1.46		17.9		16.4
Sports Direct International plc		12.8	8,084	8,375	6.8%	4,154	81.6	NM		17.6		12.7		11.2		2.02		33.1		29.2
Sportsman’s Warehouse Holdings, Inc.		8.1	338	560	39.8%	620	74.2	9.0		9.8		8.4		7.2		0.90		14.3		11.1
Zumiez, Inc.		26.9	782	681	0.2%	739	86.7	6.9		6.8		6.2		5.8		0.92		16.1		14.4
Mean				$3,514	12.3%	$2,846	80.6%	8.9	x	9.8	x	8.4	x	7.6	x	1.14	x	16.9	x	15.1	x
Median				$1,276	1.8%	$1,670	81.6%	7.8	x	7.9	x	6.9	x	6.4	x	0.92	x	15.5	x	13.7	x
Sport Chalet Inc.	$ $	1.03A/ 1.09B	$15	$64	79.0%	$343.5	68.7%A/ 71.8%B	43.3	x	NM		13.3	x	7.3	x	0.19	x	NM		24.6	x

Note: EBITDA and Net Income are adjusted to reflect cash rent expense vs. straight-line rent expense. Where March 31st estimates were not available fiscal year estimates were used.

Application of Selected Multiples. Duff & Phelps applied the selected range of adjusted EBITDA multiples of 4.5x to 5.0x to the Company’s projected fiscal 2016 adjusted EBITDA of $8.8 million. This resulted in an indication of enterprise value for Sport Chalet ranging from $39.6 million to $43.9 million.

Duff & Phelps determined 2016 projected adjusted net income to capitalize by deducting $3.3 million in interest expense, $4.4 million in depreciation expense and $400,000 in taxes from the projected $8.8 million in adjusted EBITDA. This resulted in a projected adjusted net income for 2016 of $600,000. Applying the selected range of price to earnings multiples of 8.0x to 10.0x to the $600,000 resulted in equity valuation indications of $4.8 million to $6 million. To determine the estimated enterprise value of the Company, average monthly debt balance for the latest twelve months ended May 31, 2014 of $54.1 million was added, resulting in indications of enterprise value ranging from $58.9 million to $60.1 million.

Market Approach
($ in millions, except per share values)
Enterprise Valuation Multiples			Valuation Summary
Metric	Public Company Range(1)	Public Company Median(1)	Selected Multiple Range	Company Performance	Plus: Debt	Enterprise Value Range
EV / 2016 Proj. Adj.EBITDA	4.7x – 12.7x	6.4x	4.5x – 5.0x	$8.8	NA	$39.6 – $43.9
Price / 2016 Proj. Adj. Net Income	9.9x – 29.5x	14.1x	8.0x – 10.0x	$0.6	$54.1	$58.9 $60.1
			Enterprise Value Range			$49.2 – $52.0

(1)	Selected public company multiples reflect enterprise value to projected EBITDA for the twelve months ended March 31, 2015 and 2016; EBITDA for the selected public companies is adjusted to reflect cash rent expense vs. straight-line rent expense by applying the adjustment observed in the LTM period to projected metrics.

The market analysis, like each other analytical technique used by Duff & Phelps, has inherent strengths and weaknesses. The range of valuation indications resulting from any particular technique, including the market analysis, should not be taken in isolation to be Duff & Phelps’ view of the valuation for Sport Chalet. Accordingly, the valuation range derived from the market analysis is not necessarily indicative of Sport Chalet’s present or future value or results.

Selected Transactions Analysis. Duff & Phelps identified 31 relevant sporting goods retail and specialty retail industry transactions announced since January 1, 2011 for which adequate information was available to derive trailing valuation multiples. No transaction utilized in these precedent transactions analysis was identical to the Transactions, including timing or size, nor was any target company identical to Sport Chalet. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning Sport Chalet’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which Sport Chalet is being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using precedent transaction data.

Duff & Phelps noted that it did not derive a valuation estimate directly from the selected M&A transactions analysis, as Sport Chalet’s 2014 adjusted EBITDA was negative and the company generated net losses, therefore these results could not be capitalized using the trailing multiples observed in the selected transactions.

Historical Stock Trading and Premium Analysis

Historical Stock Trading Analysis. Duff & Phelps reviewed the historical trading prices and volume of Sport Chalet’s Class A Common Stock and Class B Common Stock between January 1, 2014 and June 20, 2014.

Limited Liquidity and Small Public Float. Duff & Phelps observed that Sport Chalet’s Class A and Class B Common Stock have limited liquidity, with sporadic trading activity. Based on the limited public float and liquidity in Sport Chalet’s Class A and Class B Common Stock, the absence of analyst coverage, and the lack of institutional investor support, Duff & Phelps observed that Sport Chalet’s market price may not necessarily reflect the underlying intrinsic value of Sport Chalet.

Poor Financial Results for 4th Quarter not yet Public. Sport Chalet’s financial results for 4th quarter fiscal year 2015 ended March 31, 2014 had not been made public as of the date Duff & Phelps delivered its opinion on June 29, 2014. The Company experienced a very poor fourth quarter, resulting in a net loss for the year of $10.1 million versus a loss of $3.3 million in the prior fiscal year. Furthermore, the Company continued to experience losses in the month ended April 30, 2014 and well as the month ended May 31, 2014. The trading prices analyzed did not yet incorporate this information regarding the Company’s poor recent financial performance.

Premium/Discount over Short-Form and Long-Form Merger Consideration. The closing price for the Class A Common Stock was $1.03 on June 20, 2014, implying a 16.5% premium over the Short-Form Merger Consideration of $1.20 and a 0.97% premium over the Long-Form Merger Consideration of $1.04. The closing price for the Class B Common Stock was $1.09 on June 20, 2014, implying a 10.09% premium over the Short-Form Merger Consideration of $1.20 and a 4.59% discount to the Long-Form Merger Consideration of $1.04.

Premium/Discount Analysis Not Relevant. The trading price of both the Class A Common Stock and Class B Common Stock did not reflect the impact of the Company’s poor results for the fourth quarter ended March 30, 2014, nor the continued poor results and continued losses in April and May 2014. If this information had been publicly available, it likely would have resulted in a lower stock price for both the Class A and Class B Common Stock. For this reason, a premium paid analysis was not considered relevant in the analysis performed by Duff & Phelps.

Same Price Paid for Both Class A and Class B Shares. Pursuant to the Company’s Restated Certificate of Incorporation, “The holders of Class A Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by any holder of the Class B Common Stock in any merger, business combination or consolidation of the Corporation (whether or not the Corporation is the surviving entity) or any subsidiary of the Corporation, or any sale, lease or exchange of assets of the Corporation or any subsidiary of the Corporation.” Therefore, even though the Class B Shares have typically traded at a premium to the Class A Shares due to their superior voting rights, in a sale transaction, both classes of stock are treated the same.

Valuation Analysis Conclusions

Duff & Phelps’ valuation analysis, as summarized in the table below, resulted in indications of Sport Chalet’s total enterprise value ranging from approximately $53.5 million to $55.5 million. After deducting the value of the Company’s 12 month average debt, net of cash, Duff & Phelps concluded a range of common equity value for Sport Chalet of approximately $3.8 million to $5.8 million. Based on 12.4 million shares of Class A Stock and 1.8 million shares of Class B Stock outstanding, Duff & Phelps’ analysis implied a range of values from $0.27 per share to $0.41 per share, as compared with the Short-Form Merger Consideration of $1.20 per share and the Long-Form Merger Consideration of $1.04 per share. In addition, Duff & Phelps noted that the consideration received by the Olberz Family members and the Olberz Trust was $0.75 per share, representing a 27.9% discount to the Long-Form Merger Consideration and a 37.5% discount to the Short-Form Merger Consideration. Duff & Phelps observed that its analysis supported a determination of fairness from a financial point of view.

Valuation Range Conclusions
($ in millions, except per share values)	Low		High
Discounted Cash Flow Analysis	$ 57.9	–	$ 58.9
Market Approach	$ 49.2	–	$ 52.0
Enterprise Value Range	$ 53.5	–	$ 55.5
Plus: Cash(1)	$ 4.4	–	$ 4.4
Less: Debt(1)	($54.1)	–	($54.1)
Equity Value Range	$ 3.8	–	$ 5.8
Total Shares Outstanding(2)	14.2		14.2
Price Per Share Range	$ 0.27	–	$ 0.41

(1)	Reflects the 12 month average balance through May 31, 2014.
(2)	Diluted number of shares reflect 12.4 million and 1.8 million Class A and Class B shares outstanding, respectively. A nominal number of outstanding options are in-the-money and therefore do have immaterial impact on the diluted share count.

Other

The issuance of Duff & Phelps’s opinion was approved by its fairness opinion review committee.

Prior to this engagement, Duff & Phelps was the investment banker to EMS and represented that company in its sale in 2012 to Versa, the parent company of Vestis. Furthermore, Duff & Phelps was engaged to render a solvency opinion for a portfolio company of Versa. Duff & Phelps will receive customary fees, expense reimbursement, and indemnification on this engagement. Other than these engagements, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Transactions for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Fees and Expenses

Pursuant to the Duff & Phelps Engagement Letter, the Company paid Duff & Phelps a cash retainer fee of $100,000. The Company also agreed to pay Duff & Phelps a cash fee of $150,000 upon notification from Duff & Phelps that it was prepared to deliver a fairness opinion, and cash fees based upon Duff & Phelps’ standard hourly rates for certain additional services that Duff & Phelps might be called upon to perform. As of the date hereof, Duff & Phelps had not performed and has not been paid for any such additional services. The Company also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates, and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’ engagement. No portion of Duff & Phelps’ compensation is contingent upon the consummation of the Merger.

Projections

The Company does not as a matter of course make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. The Company provided to potential bidders, in connection with their due diligence review and subject to a nondisclosure agreement, its long-term business plan. Subsequently, in connection with obtaining the term loan from Crystal Financial, management prepared for internal planning purposes three-year standalone financial projections (the “Projections”) and subsequently provided the Projections to Parent. The Company has included below a summary of the Projections. The Company also provided the Projections to the Committee and the Board as well as to Duff & Phelps for its use in connection with the rendering of its opinion to the Committee and performing its related financial analysis, as described under “Duff & Phelps Financial Analyses and Opinion.” The Company believes that the Projections reflect the current long-term business plan for the Company on a go-forward standalone basis.

The Projections have been prepared by, and are the responsibility of, the Company’s management. The Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or accounting principles generally accepted in the United States (“GAAP”). Moss Adams LLP, the Company’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. The summary of the Projections is not being included herein to influence a stockholder’s decision whether to tender shares of Company Common Stock in the Offer, but is being included because the Projections were provided to Parent and Duff & Phelps.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by the Company’s ability to successfully implement a number of initiatives to improve its operations and financial performance. The Projections also may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections herein should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in the Projections or that the Projections will be achieved. The Company has made no representation to Parent, Purchaser or their affiliates, in the Merger Agreement or otherwise, concerning the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

The Projections are forward-looking statements. For more information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

The following is a summary of the Projections (dollars in thousands):

Financial Statement Projections
($ in millions)
	Fiscal Year
	2015(1)	2016	2017
Number of Stores	50	50	50
Comp Store Sales	1.5%	2.3%	1.0%

Net Revenue	$348.8	$355.6	$359.2
Growth	1.5%	2.0%	1.0%

Gross Profit(2)	$128.9	$132.5	$133.9
Margin %	37.0%	37.3%	37.3%

Reported EBITDA(3)	$4.2	$10.0	$11.1
EBITDA %	1.2%	2.8%	3.1%
Growth	NM	138.1%	11.0%

Total Capital Expenditures	$2.5	$3.0	$3.0

(1)	Reflects actual results through May 31, 2014 and projected results from June 1, 2014 to March 31, 2015.
(2)	Based on internal reporting convention, excludes occupancy costs.
(3)	Includes stock based compensation.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained elsewhere herein, in the offer to purchase and in the Company’s public filings with the SEC.

Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to directly or indirectly employ, retain or compensate any person to make solicitations or recommendations on its behalf with respect to the Offer.

Financing of the Merger

All of the funds required to complete the Merger will be provided by Parent. Parent expects to fund such cash requirements through contributions from its affiliated funds, Versa Capital Fund II, L.P. and Versa Capital Fund II-A, L.P. Neither the Offer nor the Merger is subject to any financing condition.

Closing and Effective Time of Merger

If the Merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within five business days, after the completion of the Merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Paying Agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the Paying Agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the Paying Agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Certain of the Company’s executive officers and directors have interests in the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), that are different from, or in addition to, the interests of holders of Shares generally. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the Transactions, as more fully discussed below.

Effect of the Offer and the Merger on Outstanding Shares and Equity Awards Held by the Current Executive Officers and Directors of the Company

Cash Consideration Payable for Shares Tendered Pursuant to the Offer

Executive officers, former executive officers, and directors who own Shares will receive the same cash consideration on the same terms and conditions (whether in the Offer or in the Merger) as other Sport Chalet stockholders in the Merger. As of June 24, 2014, the executive officers and directors of Sport Chalet beneficially owned, in the aggregate, 468,039 shares of Class A Common Stock and 941,956 shares of Class B Common Stock, excluding Shares issuable upon the vesting and exercise of stock options as of such date. The executive officers, former executive officers and directors of Sport Chalet will receive an aggregate amount of approximately $1,466,394, either in the Offer or in the Merger, based on the per share merger consideration of $1.04 per share, in each case, without interest thereon, less any required withholding taxes.

The following table sets forth the number of Shares beneficially owned as of June 24, 2014 by each of the Company’s executive officers and directors, excluding Shares issuable upon the vesting and exercise of stock options as of such date, and the aggregate merger consideration that would be payable for such Shares.

Name	Class A Shares	Class B Shares	Total Shares	Aggregate Merger Consideration (based on $1.04 per share)
John R. Attwood	28,000	2,500	30,500	$31,720.00
Miki R. Berardelli	—	—	—	—
Rachel C. Glaser	7,500	—	7,500	$7,800.00
Donald J. Howard	10,000	—	10,000	$10,400.00
Randall G. Scoville	10,000	—	10,000	$10,400.00
Kevin J. Ventrudo	45,000	—	45,000	$46,800.00
Craig L. Levra	1,734	791,635	793,369	$825,103.76
Howard K. Kaminsky	231,125	128,771	359,896	$374,291.84
Dennis D. Trausch	134,680	19,050	153,730	$159,879.20
Thomas H. Tennyson	—	—	—	—
Tim A. Anderson	—	—	—	—
Lauren E. Hensley	—	—	—	—

Treatment of Equity-Based Awards under the Merger Agreement

Holders of outstanding stock options will be entitled to accelerated vesting and a 20 business day notice period during which they may exercise the stock options, with such accelerated vesting and exercise contingent on the closing of the Merger. While most of the stock options held by the Company’s executive officers and directors are not “in the money,” one director holds a stock option that will have value based on the Offer Price. The following table sets forth the options held by executive officers and directors with an exercise price below the Offer Price, along with the net proceeds that would become payable in respect of such stock options pursuant to the terms of the Merger Agreement.

Name	Issue Date	Exercise Price	Number of shares underlying option	Net Proceeds Payable (prior to withholdings or other required deductions) based on $1.04 Offer Price
Kevin Ventrudo	November 13, 2008	$0.99	10,000 Class A Shares	$500.00

Change in Control Severance Benefits Agreements with Named Executive Officers

The Company has entered into employment agreements with its Chief Executive Officer and its two other most highly compensated executive officers for fiscal year 2014 (collectively such persons are the “Named Executive Officers”). The initial term of each employment agreement commenced on December 23, 2008 and ended on December 23, 2009 and each agreement automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term.

These employment agreements require the Company to make severance payments to the Named Executive Officer upon certain involuntary terminations of employment which can also include enhanced severance benefits if such termination occurs in connection with a change in control of the Company. A brief description of these potential severance benefits that could be provided to the Named Executive Officers under their employment agreements is provided below.

If the Named Executive Officer’s employment is terminated by the Company without “Cause” (as defined below) or by the Named Executive Officer for “Good Reason” (as defined below), then the Named Executive Officer shall become eligible for the severance benefits shown in the below table:

Named Executive Officer	Severance
Craig Levra	24 months of base salary, 18 months paid COBRA
Howard Kaminsky	12 months of base salary, 18 months paid COBRA
Thomas Tennyson	6 months of base salary, 18 months paid COBRA

Additionally, if the involuntary termination of employment occurred either in anticipation of or within twelve months after a “Change in Control” of the Company (as defined below), then the above cash severance amount would be increased by an additional six months of base salary for the terminated Named Executive Officer. However, on June 30, 2014, Messrs. Levra and Kaminsky each executed agreements with the Company in which they waived any rights to receive the additional six months of base salary in connection with any involuntary termination occurring with respect to the Merger.

Severance benefits are payable only after execution, without revocation, by the Named Executive Officer of the Company’s standard form of Severance Agreement and Release (which will include, among other things, a one year non-solicitation of the Company’s service providers) within 30 days following the date of termination. The cash severance will be provided in a single lump sum payment within 60 days after the date of termination and after the effectiveness of the Severance Agreement and Release. Additionally, to the extent that the above payments and benefits would otherwise constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, as determined by the Company’s auditors, then such payments would be reduced to the maximum amount payable without them constituting an excess parachute payment.

Certain definitions contained in the employment agreements are summarized below:

“Cause” means any one or more of the following items (and in the cases of clauses (i) through (iv), committed by the Named Executive Officer):

(i)	the commission of any material criminal act or any act of fraud or material dishonesty with respect to the Company;

(ii)	misconduct;

(iii)	material breach of the provisions of the employment agreement;

(iv)	insubordination or refusal to perform required duties; or

(v)	an order of a court, administrative board or judge, or regulatory authority which precludes the Named Executive Officer from performing his duties.

Written notice of the termination with Cause shall be delivered to the Named Executive Officer and shall specify the date of termination and that the termination is for “Cause.”

“Good Reason” means any one or more of the following items occurring without the consent of the Named Executive Officer:

(i)	an involuntary material diminution in the Named Executive Officer’s authority or duties;

(ii)	an involuntary material diminution in the Named Executive Officer’s base salary; or

(iii)	a material breach by the Company with respect to providing the Named Executive Officer the compensation and benefits to be provided to him under the terms of his employment agreement.

In order to resign for Good Reason, the Named Executive Officer must first give the Company written notice (which notice shall identify with reasonable specificity the grounds for Good Reason) within 60 days of the initial existence of Good Reason and the Company shall then have 30 days to cure the alleged grounds for Good Reason contained in the notice. Any resignation for Good Reason must be consummated within four months of the initial existence of the applicable Good Reason event.

“Change in Control” means, and shall be deemed to have taken place, if:

(i)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least three-fourths (3/4) of the Board members then still in office who were Board members at the beginning of such period;

(ii)	any reorganization, consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s securities would be converted into cash, securities or other property (other than a merger of the Company in which the holders of Company voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities of the corporation or other entity resulting from or surviving such merger, calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such merger, immediately after such merger);

(iii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets;

(iv)	(in the employment agreements for Messrs. Kaminsky and Tennyson only) the current Chief Executive Officer, Craig Levra, ceases to be the Chief Executive Officer; or

(v)	(in the employment agreement for Mr. Levra only) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Exchange Act, after the date hereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities.

See also “Golden Parachute Compensation.”

Section 16 Matters

The Merger Agreement provides that the Company shall take commercially reasonable steps to cause any dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the transactions contemplated by the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Indemnification, Directors’ and Officers’ Insurance

The Company’s certificate of incorporation and bylaws contain provisions that require the Company to indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law, subject to certain exceptions. The Company’s bylaws additionally provide for the advancement of expenses, to the extent incurred in connection with an action, suit or proceeding, in connection with such indemnification, so long as the Company has received an undertaking by the person being indemnified to repay the amount advanced if it is ultimately determined that such person is not entitled to be indemnified by the Company under the Company’s bylaws.

The Merger Agreement provides that from and after the Effective Time, Parent and the Surviving Corporation will indemnify each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity), and each person currently entitled to indemnification pursuant to the Company’s organizational documents. The Merger Agreement also provides for the advancement of expenses, to the extent incurred in connection with an action, suit or proceeding, in connection with such indemnification, so long as the person being indemnified provides an undertaking to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification. Additionally, the Merger Agreement provides that any contractual rights of indemnification in existence as of the date of the Merger Agreement with any directors, officers or employees of the Company or any of its subsidiaries will be assumed by the Surviving Corporation.

In order to encourage the Olberz Family to cooperate with and facilitate the transactions contemplated by the Merger Agreement, substantially simultaneously with the execution and delivery of the Merger Agreement, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with the Olberz Family. The Indemnification Agreement provides that the Company shall indemnify the Olberz Family against certain liabilities incurred by them in connection with such transactions to the same extent that it indemnifies directors and officers. The Indemnification Agreement also provides that the Company will use its best efforts to obtain and maintain in full force and effective directors’ and officers’ insurance with an Olberz Family endorsement that provides the Olberz Family the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors under directors’ and officers’ insurance obtained and maintained by the Company.

The Company also maintains directors’ and officers’ liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities. Pursuant to the Merger Agreement, prior to the Effective Time the Company shall, and if the Company is unable to, Parent has agreed to cause the Surviving Corporation to obtain and fully pay for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that has an annual aggregate coverage limit over the term of such policy in an amount equal to the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy and in all other respects is comparable to such existing coverage, provided that the premium for such policy shall not exceed an aggregate amount equal to 250% of the annual premiums paid as of the Effective Time by the Company for such insurance; provided, further, that if such coverage can only be obtained at an annual premium in excess of such amount, Parent shall maintain the most advantageous coverage obtainable for an annual premium equal to such amount.

The foregoing summary of the indemnification of officers and directors and directors’ and officers’ liability insurance pursuant to the Merger Agreement and the Company’s bylaws does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Annex A and the Company’s bylaws (as applicable), which has been filed with the SEC.

Potential Future Arrangements

Parent has expressed an intent that Mr. Levra initially will remain in his position as Chief Executive Officer of the Company, reporting to the Chief Executive Officer of Parent. Although it is possible that certain members of the Company’s current management team will enter into arrangements with Parent or an affiliate of Parent regarding employment (and potentially severance arrangements) and/or the right to purchase or participate in the equity of, Parent or an affiliate of Parent, as of the date hereof, there are no agreements between members of the Company’s current management and representatives of Parent.

Golden Parachute Compensation

Background

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Named Executive Officers that is based on or otherwise relates to the Offer and the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC executive compensation disclosure rules, and in this section such term is used to describe the Merger-related golden parachute compensation that is potentially payable to the Named Executive Officers.

As described above in the “Change in Control Severance Benefits Agreements with Named Executive Officers” section, the Company has entered into employment agreements with its Named Executive Officers that specify certain payments and benefits to be provided upon various circumstances, including, among other things, upon a qualifying termination of employment following a change in control.

In accordance with the SEC’s compliance rules regarding golden parachute compensation, the Golden Parachute Compensation table below sets forth the estimated amounts of certain compensation that each Named Executive Officer could receive based upon the proposed Merger. The estimates below are based in part on the following assumptions:

•	The Offer, which will constitute a change in control of the Company, hypothetically closed on [—], 2014 (the “Closing”), the latest practicable date prior to the filing of this proxy statement;

•	The value of a Share as of the Closing is $1.04;

•	All of the unvested, outstanding stock options held by each Named Executive Officer became fully vested and exercisable under the Merger Agreement; however, because each stock option’s per share exercise price was greater than $1.04, such acceleration of vesting created no value for the Named Executive Officers; and

•	Each Named Executive Officer hypothetically experienced an involuntary termination of employment that would qualify for payment of severance benefits as of the end of the day on the Closing. This termination is purely hypothetical and is solely for purposes of showing estimated severance compensation.

The actual amount of payments (if any) will likely differ from the below estimated amounts. No Named Executive Officer is entitled to any tax reimbursement payments from the Company. The amounts shown below are pre-tax and do not reflect any possible adjustment to avoid having any payments being characterized as excess parachute payments under Internal Revenue Code Section 280G.

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Perquisites/ Benefits(2) ($)	Total(3) ($)
Craig Levra	$760,000	$24,630	$784,630
Howard Kaminsky	$228,000	$17,241	$245,241
Thomas Tennyson	$295,000	$24,630	$319,630

(1)	Cash. The figures in this column represent estimates of the hypothetical cash severance benefits for the Named Executive Officers under their employment agreements and reflects the June 30, 2014 waiver agreements executed by Messrs. Levra and Kaminsky. In addition to the assumptions enumerated above, the following assumptions were also utilized in determining these estimates:

	Mr. Levra	Mr. Kaminsky	Mr. Tennyson
Annual Base Salary	$380,000	$228,000	$295,000

The amounts included in this column are “double trigger” in nature; namely, eligibility to receive this amount requires both the occurrence of a change in control and a qualifying involuntary termination of employment (and with respect to Mr. Tennyson’s enhanced severance amount of six months of additional base salary, such termination must occur within twelve months following such change in control).

(2)	Perquisites/benefits. The figures in this column represent an estimated value of the hypothetical benefits of the Company’s continued subsidized participation by the Named Executive Officer in the Company’s group medical and dental plans under COBRA, for the number of months specified in their employment agreements, following their involuntary termination date. For the purposes of making these estimates, it was assumed that the monthly costs to the Company of providing this subsidy would be approximately as shown in the below table:

	Mr. Levra	Mr. Kaminsky	Mr. Tennyson
Monthly COBRA	$1,368.33	$957.82	$1,368.33

The amounts included in this column are “double trigger” in nature; namely, eligibility to receive this amount requires both the occurrence of a change in control and a qualifying involuntary termination of employment.

(3)	Total. The following table shows, for the Named Executive Officers, the golden parachute compensation total amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Craig Levra	—	$784,630
Howard Kaminsky	—	$245,241
Thomas Tennyson	—	$319,630

Persons Retained, Employed, Compensated or Used

Pursuant to an engagement letter dated June 10, 2014 (the “Duff & Phelps Engagement Letter”), the Committee retained Duff & Phelps to act as its independent financial advisor to provide an opinion in connection with the proposed transaction. The Committee retained Duff & Phelps based on Duff & Phelps’ qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the retail industry. Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions and valuation advice in connection with mergers and acquisitions, leveraged buyouts and recapitalization transactions.

Pursuant to the Duff & Phelps Engagement Letter, the Company paid Duff & Phelps a cash retainer fee of $100,000. The Company also agreed to pay Duff & Phelps a cash fee of $150,000 upon notification from Duff & Phelps that it was prepared to deliver a fairness opinion, and cash fees based upon Duff & Phelps’ standard hourly rates for certain additional services that Duff & Phelps might be called upon to perform. As of the date hereof, Duff & Phelps had not performed and has not been paid for any such additional services. The Company also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Duff & Phelps, its affiliates, and each of their respective directors, officers, attorneys and other agents, stockholders, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Duff & Phelps’ engagement. No portion of Duff & Phelps’ compensation is contingent upon the consummation of the Merger.

Pursuant to the Letter Agreement, dated February 19, 2014 (the “Cappello Engagement Letter”), the Special Committee of the Company’s board of directors engaged Cappello Global to act as its exclusive financial advisor. Pursuant to the terms of the Cappello Engagement Letter, the Company agreed to pay Cappello Global a customary advisory fee contingent upon the closing of the sale or merger of the Company. In addition, the Company has agreed to reimburse Cappello Global for certain of its expenses, including legal fees, and to indemnify Cappello Global and related persons against various liabilities. The special committee chose to engage Cappello Global given, among other things, Cappello Global’s reputation, knowledge of the Company and the industry, and experience with transactions similar to those contemplated by the special committee.

Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to the Merger.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company common stock exchanged for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market method of tax accounting;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents;

•	any holder of shares of Company common stock that entered into a non-tender and support agreement as part of the transactions described in this proxy statement; or

•	any holder of shares of Company common stock that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the Merger has beneficially owned, actually or constructively, more than 5% of the total fair market value of the shares of Company common stock.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company common stock who exercise appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of shares of Company common stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company common stock pursuant to Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding Tax”) and the holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. A United States Holder’s adjusted tax basis will generally equal the price the United States Holder paid for such shares. Gain or loss generally will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year above a certain threshold. A United States Holders’ net investment income generally will include any gain recognized on the receipt of cash for shares pursuant to the Merger. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the net investment tax to gain from the disposition of shares of Company common stock.

Backup Withholding Tax

Proceeds from the exchange of shares of Company common stock pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund from the IRS, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the transfer agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the transfer agent.

Non-United States Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-United States Holder of shares of Company common stock. The term “non-United States Holder” means a beneficial owner of shares of Company common stock that is not a “United States Holder” (as described above). Non-United States Holders generally include nonresident alien individuals, foreign corporations and foreign estates and trusts. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a trade or business in the United States.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are satisfied;

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•	the Company is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company common stock or the period that the non-United States Holder held the shares of Company common stock, and, in the event of common stock that is regularly traded on an established securities market for tax purposes as of the date of the Merger (as the case may be) the non-United States Holder held (directly or indirectly), at any time within the five-year period preceding the Member, more than five percent of the shares of such regularly traded common stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, which may be offset by applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year, even though the individual is not considered a resident of the United States, provided that the non-United States Holder has timely filed United States federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% (or applicable lower treaty rate) branch profits tax on its effectively connected earnings and profits, as adjusted for certain items. Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. If the exception described in the third bullet point above applies, a non-United States Holder may be subject to regular United States federal income tax with respect to its gain in the same manner as United States Holders, as described above, under “United States Holders,” and payments to such stockholder pursuant to the Merger may be subject to withholding at a 10% rate. The Company does not believe that it is a USRPHC, but it may have been a USRPHC within the 5-year period ending on the date of the Merger. Even if the Company were to be treated as a USRPHC, because the Company’s common stock is regularly traded on an established securities market, a non-United States Holder would not be subject to regular United States federal income tax with respect to its gain under the third bullet point above unless the non-United States Holder actually or constructively owned more than 5% of the Company’s common stock at any time during the past five years.

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of shares of Company common stock pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the transfer agent. Non-United States Holders should consult with their own tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund from the IRS or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS’ SHARES OF COMPANY COMMON STOCK. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Litigation Relating to the Merger

Between July 9 and July 15, 2014, four plaintiffs filed purported class action lawsuits against Sport Chalet, its directors, Parent and Purchaser in connection with the proposed acquisition of the publicly owned shares of Sport Chalet by Parent and Purchaser (the “Proposed Transaction”) in the Superior Court of the State of California for the County of Los Angeles, captioned Barry Lieberman v. Sport Chalet, Inc. et al., Case No. BC551232 (July 9, 2014), Enrique Grossmann v. Sport Chalet, Inc. et al., Case No. BC551440 (July 11, 2014), David Stec v. Sport Chalet, Inc. et al., Case No. BC551574 (July 14, 2014), and Graeco Inc. v. Sport Chalet, Inc. et al., Case No. BC551746 (July 15, 2014). Versa Capital Management, LLC was also named as a defendant by the plaintiffs in the Barry Lieberman, David Stec and Graeco Inc. cases. The plaintiff in each case alleges that the Sport Chalet directors breached their fiduciary duties to Sport Chalet stockholders, and that the other defendants aided and abetted such breaches, by seeking to sell Sport Chalet through an allegedly flawed process and for inadequate consideration. Each plaintiff also alleges that the directors breached their fiduciary duties with respect to the contents of the tender offer solicitation/recommendation materials on Schedule 14D-9. Each of the lawsuits seeks, among other things, equitable relief that would enjoin the consummation of the Proposed Transaction, rescission of the Proposed Transaction (to the extent it has already been implemented) and attorneys’ fees and costs.

The Company believes the allegations in the complaints lack merit, and intends to vigorously defend the actions.

THE MERGER AGREEMENT

(PROPOSAL NO. 1)

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 108.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Parent, Purchaser and Sport Chalet or any of their respective affiliates contained in this proxy statement or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Parent, Purchaser and Sport Chalet or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, Purchaser and Sport Chalet were qualified and subject to important limitations agreed to by Parent, Purchaser and Sport Chalet in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable but in no event more than five business days after the date of the Merger Agreement (the “Agreement Date”), and that, subject to the satisfaction of the Minimum Condition and other conditions, Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly (and in any event within three business days) after the Expiration Date. The Initial Expiration Date was 12:00 midnight, New York City time, at the end of August 1, 2014 but was extended pursuant to an amendment to the Merger Agreement entered into on August 3, 2014 until 12:00 midnight, New York City time, at the end of August 15, 2014.

Terms and Conditions of the Offer

Notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c)

under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

•	prior to the Expiration Date, the Minimum Condition is not satisfied;

•	any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger has not been obtained;

•	the Stock Purchase Agreement is not in full force and effect;

•	any restraint is in effect that enjoins or otherwise prevents or prohibits the making of the Offer or the consummation of the Merger or the Offer;

•	(A) the representations and warranties of Sport Chalet set forth in Section 5.3(a) and Section 5.4 of the Merger Agreement are not true and correct in all respects and (B) the representations and warranties of Sport Chalet set forth in the Merger Agreement (1) that are qualified by reference to Material Adverse Effect are not true and correct as of the date of the Merger Agreement and as of the closing date of the Offer as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties are not true and correct as of such earlier date only) and (2) that are not qualified by reference to Material Adverse Effect (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) are not true and correct as of the date of the Merger Agreement and as of the closing date of the Offer as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties are not true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sport Chalet and its subsidiaries, taken as a whole;

•	Sport Chalet has failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement;

•	Sport Chalet has failed to obtain specified consents, waivers or approvals from third parties which have contracts with Sport Chalet;

•	since the date of the Merger Agreement, a Material Adverse Effect on Sport Chalet and its subsidiaries, taken as a whole, has occurred;

•	a Triggering Event has occurred; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser (other than the Minimum Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

Adjustments to Offer Price

The Merger Agreement provides that in the event a Price Reduction Trigger occurs, the Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any required withholding taxes. In the event the Price Reduction Trigger occurs, pursuant to the Offer to Purchase and applicable law, the Expiration Date and the Offer will be extended for 10 business days.

Extensions of the Offer

The Merger Agreement provides that Purchaser may extend the Offer (a) for a period of no more than two consecutive increments of not more than 10 business days each if on any scheduled Expiration Date any of the conditions to the Offer are not satisfied or waived, and (b) for any period or periods required by any law, rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, provided that (1) Purchaser will extend the then current Expiration Date until the first business day on which the Offer can be accepted under applicable law and (2) Purchaser is not obligated to extend the Offer beyond October 30, 2014.

Sport Chalet’s Board of Directors

Effective upon Purchaser’s initial acceptance for payment of Shares tendered into the Offer, Parent will be entitled to designate a number of directors, rounded up to the next whole number, to the Sport Chalet Board that equals the product of (i) the total number of authorized directors on the Sport Chalet Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser (including Shares accepted for payment at the Acceptance Time and the Shares acquired in connection with the Stock Purchase Agreement) bears to the total number of Shares outstanding.

Pursuant to the Merger Agreement, Sport Chalet will take all actions as are necessary to cause Parent’s designees to be elected or appointed to the Sport Chalet Board, including by increasing the number of authorized directors and obtaining resignations of incumbent directors; provided that until the Effective Time, at least three independent directors will remain on the Sport Chalet Board. At such time, Sport Chalet will, subject to compliance with applicable law, also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Sport Chalet Board (other than the Special Committee or any committee of independent directors formed for purposes of the Merger Agreement) and (B) as requested by Parent, each board of directors of each subsidiary of Sport Chalet (and each committee thereof) that represents the same percentage as such individuals represent on the Sport Chalet Board.

The Merger Agreement further provides that, following the election or appointment of Parent’s designees to the Sport Chalet Board and prior to the Effective Time, the majority of Sport Chalet directors then in office who were not designated by Parent will be constituted as a committee of the Sport Chalet Board and approval of such committee will be required to authorize (and such authorization will constitute the authorization of the Sport Chalet Board without any other action on the part of Sport Chalet) (i) any termination of the Merger Agreement by Sport Chalet, (ii) any amendment of the Merger Agreement requiring action by the Sport Chalet Board, (iii) any extension of time for performance of any obligation or action thereunder by Parent or Purchaser, and (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Sport Chalet.

Top-Up Option

Pursuant to the Merger Agreement, Sport Chalet has granted Purchaser the Top-Up Option, which is an irrevocable option to purchase from Sport Chalet that number of newly-issued shares of Class A Common Stock (the “Class A Top-Up Shares”) and Class B Common Stock (the “Class B Top-Up Shares”, and together with the Class A Top-Up Shares, the “Top-Up Shares”) equal to, (x) in the case of the Class A Top-Up Shares, the lowest number of shares of Class A Common Stock that, when added to the number of shares of Class A Common Stock held by Parent and Purchaser at the time of such exercise, shall be equal to or in excess of 90% of the fully diluted Class A Common Shares (assuming the issuance of the Class A Top-Up Shares); and (y) in the case of the Class B Top-Up Shares, the lowest number of shares of Class B Common Stock that, when added to the number of shares of Class B Common Stock held by Parent and Purchaser at the time of such exercise, shall be equal to or in excess of 90% of the fully diluted Class B Common Shares (assuming the issuance of the Class B Top-Up Shares), and in each case, taking into consideration Shares validly tendered into the Offer and those purchased pursuant to the Stock Purchase Agreement. However, in no event will the Top-Up Option be exercised (x) for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock or (y) if any other provision or applicable law prohibits the exercise of the Top-Up Option. In the event the Minimum Condition is satisfied and exercise of the Top-Up Option would result in Parent and Purchaser collectively owning at least 90% of the Class A Common Stock and 90% of the Class B Common Stock then outstanding, then Purchaser is obligated to exercise the Top-Up Option and must do so within 24 hours after the Acceptance Time. The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Sport Chalet would be a majority-owned subsidiary of Parent, which would have the requisite voting power to cause stockholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Delaware’s “short-form” merger statute, Section 253 of the DGCL, without any vote or written consent of Sport Chalet’s stockholders. Top-Up Shares, if any, will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance on an exemption for transactions not involving a public offering pursuant to Rule 501 of Regulation D under the Securities Act.

The aggregate amount payable by Purchaser to Sport Chalet for the Top-Up Shares will be equal to the product of the number of Top-Up Shares and the Offer Price. Such amount will be paid by Purchaser to Sport Chalet at the closing of the Top-Up Option, at Purchaser’s option, (A) in cash, by wire transfer of same-day funds, or (B) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to Sport Chalet a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price for the Top-Up Shares less the amount paid in cash.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Sport Chalet and, as a result of the Merger, Purchaser’s separate corporate existence will cease;

•	Sport Chalet will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•	all of Purchaser’s property, assets, rights, privileges, immunities, powers and franchises and those of Sport Chalet will vest in Sport Chalet as the Surviving Corporation, and all of Purchaser’s debts, liabilities, obligations and duties and that of Sport Chalet will become the debts, liabilities and duties of Sport Chalet as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be substantially identical to Purchaser’s certificate of incorporation as in effect immediately prior to the Effective Time, (ii) the bylaws of the Surviving Corporation will be amended and restated to conform to Purchaser’s bylaws as in effect immediately prior to the Effective Time and (iii) Purchaser’s directors and Sport Chalet’s officers immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation.

Merger Closing Conditions. Purchaser’s obligations and the obligations of Vestis and Purchaser, on the one hand, and Sport Chalet, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•	the filing or occurrence of all authorizations, consents, Orders (as defined in the Merger Agreement) or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (as defined in the Merger Agreement);

•	no temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued by any governmental body of competent jurisdiction and remain in effect, and there shall not be any proceeding by a domestic Government Entity seeking any of the foregoing pending or any statute, rule, regulation or Order deemed applicable to the Merger which makes the consummation of the Merger illegal;

•	Purchaser’s acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	consummation of the transactions contemplated by the Stock Purchase Agreement;

•	effectiveness of each of the Employment Agreement Amendments (as defined in the Merger Agreement); and

•	if required by applicable law, the affirmative vote of the holders of at least a majority in voting power of the Shares outstanding on the record date of the Sport Chalet stockholders meeting, voting together as a single class, to adopt the Merger Agreement.

Merger Consideration. At the Effective Time, each Share (each, an “Eligible Share”) then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Parent, Purchaser, Sport Chalet or any of Purchaser’s respective direct or indirect subsidiaries or affiliates, which will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange thereof.

Payment for Shares. Computershare Trust Company, N.A. (the “Paying Agent”) has been designated to make payment of the consideration payable in the Merger. At the Effective Time and from time to time thereafter to the extent necessary, Purchaser or Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay the aggregate consideration payable in the Merger.

Promptly after the Effective Time (and in any case, within five business days), the Paying Agent will send to each record holder of Shares at the Effective Time a letter of transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by Share Certificates or book-entry (“Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Share Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions or (2) receipt of an “agent’s message” by the Paying Agent in the case of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months after the Effective Time, such cash will be returned to Parent, upon its demand, and any stockholders who have not theretofore complied with the share exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, none of Parent, Sport Chalet or the Surviving Corporation will be liable to any holder of Shares for any consideration payable in the Merger delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

Treatment of Sport Chalet Stock Options

As soon as practicable following the Agreement Date, the Sport Chalet Board will adopt any resolutions, in form and substance reasonably satisfactory to Parent, and Sport Chalet will take any additional actions that may be reasonably necessary or that Parent reasonably considers appropriate (under the Sport Chalet stock plans or otherwise) to provide that (i) each holder of Sport Chalet stock options (whether or not then vested or exercisable) will be provided with a notice pursuant to which all outstanding Sport Chalet stock options held by such holder will become fully vested and may be exercised by such holder during the Option Notice Period in accordance with the terms and conditions of the applicable Sport Chalet stock plan and award agreement under which such Sport Chalet Options were granted and (ii) to the extent that any Sport Chalet stock option is not so exercised during the Option Notice Period, such Sport Chalet stock option shall be cancelled immediately prior to the closing of the Merger without any consideration or payment in respect thereof; provided that, notwithstanding anything to the contrary, in the event that (x) the holder of a Sport Chalet stock option does not exercise such Sport Chalet stock option during the Option Notice Period and (y) such Sport Chalet stock option has a per Share exercise price that is less than the Offer Price, such Sport Chalet stock option will be automatically deemed to have been exercised by net settlement contingent on, and effective immediately prior to, the closing of the Merger.

Except as otherwise agreed to in writing by the parties to the Merger Agreement after the Agreement Date, Sport Chalet will ensure that: (i) the Sport Chalet stock plans will terminate as of the Effective Time; and (ii) no participant in any of the Sport Chalet stock plans will have any right under any such Sport Chalet stock plan to acquire (directly or indirectly), at or any time after the Effective Time, any capital stock or other equity interest of Sport Chalet, the Surviving Corporation or any other person.

Representations and Warranties

The Merger Agreement contains representations and warranties of Parent, Purchaser and Sport Chalet.

Some of the representations and warranties in the Merger Agreement made by Sport Chalet are qualified as to “materiality” or “Material Adverse Effect.” Under the Merger Agreement, “Material Adverse Effect” means any change, effect, or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, business, financial condition or results of operations of Sport Chalet and its subsidiaries, taken as a whole, but, in each case, shall not include any change, effect, or occurrence caused by or arising or resulting from the following:

i.	facts, circumstances, events, conditions or changes generally affecting the industry in which Sport Chalet and its subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates;

ii.	changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

iii.	act of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;

iv.	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby;

v.	any action taken by Sport Chalet and any of its subsidiaries that is required by the Merger Agreement or with the written consent of or at the written request of Vestis and Purchaser;

vi.	any change resulting or arising from the identity of, or any facts or circumstances relating to, the other parties to the Merger Agreement;

vii.	any change or prospective change in the credit ratings of Sport Chalet and its subsidiaries; provided that the exceptions in the foregoing clauses shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such change or prospective change in credit ratings has resulted in or contributed to a Material Adverse Effect;

viii.

any decline in the market price or change in trading volume of shares of Sport Chalet common stock; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such decline in market price or change in trading volume has resulted in or contributed to a Material Adverse Effect; or

ix.	any failure of Sport Chalet to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such failure has resulted in or contributed to a Material Adverse Effect;

except, in the case of clauses (i), (ii) or (iii), for any such change, effect, or occurrence that has a disproportionate adverse impact on Sport Chalet and its subsidiaries compared to other companies operating in the same industry as Sport Chalet and its subsidiaries and then, in such case, only to the extent of such disproportionate adverse impact.

For the avoidance of doubt, any Event of Default, as defined in the Bank of America (“BofA”) Credit Facility or the Crystal (“Crystal”) Credit Facility (as defined in the Merger Agreement), as the case may be (other than waivers, forbearances or other relief thereof (but not amendments or restatements) granted by BofA or Crystal, as the case may be, in good faith and, in the case of BofA, consistent with past practices), shall be deemed to constitute a Material Adverse Effect, subject to any applicable cure periods.

In the Merger Agreement, Sport Chalet has made customary representations and warranties to Vestis and Purchaser with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Sport Chalet and its subsidiaries;

•	Sport Chalet’s corporate power and authority to execute the Merger Agreement and related documents;

•	the declaration of advisability of the Merger Agreement and the Offer and the Merger and the approval of the Merger Agreement and the Offer by the Sport Chalet Board;

•	the consents required for the consummation of the Merger Agreement, the Merger and the Offer;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of Sport Chalet and its subsidiaries, applicable laws or certain agreements of Sport Chalet and its subsidiaries, on the other hand;

•	Sport Chalet’s capitalization;

•	Sport Chalet’s financial statements;

•	Sport Chalet’s compliance with certain Exchange Act requirements and maintenance of required disclosure controls and procedures;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	the absence of certain changes or events;

•	real property and personal property;

•	material contracts and the absence of any defaults under material contracts;

•	intellectual property;

•	Sport Chalet’s compliance with applicable laws and Sport Chalet’s possession of all governmental licenses and permits necessary to conduct its business;

•	employees and employee benefit matters, including the status of employee benefit plans and compliance with applicable laws;

•	insurance coverage;

•	related party transactions;

•	tax matters;

•	compliance with environmental laws;

•	the absence of any broker’s fees or commissions;

•	Sport Chalet’s SEC filings;

•	the absence of any litigation;

•	the receipt by Sport Chalet of a fairness opinion from Duff & Phelps;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	Sport Chalet’s and its subsidiaries’ inventory;

•	Sport Chalet’s suppliers; and

•	the absence of material design, manufacturing or other defects with respect to any products sold by Sport Chalet or its subsidiaries resulting in any material liability to Sport Chalet.

In the Merger Agreement, Purchaser and Parent have made customary representations and warranties to Sport Chalet with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Parent and Purchaser;

•	the consents required for the consummation of the Merger Agreement, the Merger and the Offer;

•	Purchaser’s corporate power and authority to execute the Merger Agreement and related documents;

•	the absence of any vote by Purchaser’s stockholders for the consummation of the Offer, the Merger and related transactions;

•	availability of funds necessary to perform Purchaser’s respective obligations under the Merger Agreement;

•	Purchaser’s ownership of Shares and the absence of any agreements, arrangements or understanding by Vestis or its affiliates relating to any Shares; and

•	Purchaser’s interim operations.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of Sport Chalet

The Merger Agreement provides that following the execution of the Merger Agreement, Sport Chalet will use its reasonable best efforts to carry on and preserve its business as currently conducted, as well as its business relationships with customers, suppliers, employees and others with whom Sport Chalet has contractual relations. In addition, Sport Chalet will use its reasonable best efforts to assure that each of its contracts entered into after the execution of the Merger Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Offer or the Merger.

In addition, during the same period, Sport Chalet will continue to conduct its business in the ordinary course of business consistent with its past practices and, except as required or otherwise contemplated under the Merger Agreement or with the written consent of Parent, Sport Chalet will not take certain actions, including the following:

•	incur any indebtedness for borrowed money (other than the incurrence of indebtedness in the ordinary course of business under its credit facility with Bank of America, N.A.) or guarantee any such indebtedness of another person or issue or sell any debt securities or guarantee any debt securities of another person;

•	(i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in, or capital contributions to, any person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any indebtedness;

•	enter into any material contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any material contract (including failure to timely extend or renew a lease for any leased property of Sport Chalet other than in the ordinary course of business), or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

•	place or allow the creation of any lien (other than certain permitted liens) on any of its assets or properties;

•	sell, lease, license, transfer or dispose of any assets material to Sport Chalet’s business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

•	change any of its accounting methods;

•	declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Sport Chalet stock plan or contracts entered into in connection therewith);

•	terminate, waive or release any material right or claim;

•	issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than as contemplated by the Merger Agreement;

•	merge, consolidate or reorganize with, acquire, or enter into any other business combination with any person (other than Parent), or acquire a substantial portion of the assets of any such person;

•	amend its governance documents (other than as contemplated by the Merger Agreement);

•	change or modify its credit or payment policies, procedures or practices, including failing to pay or delay payment of payables or other liabilities (unless being disputed in good faith);

•

except as required pursuant to existing contracts in effect prior to the date of the Merger Agreement and disclosed to Purchaser in a confidential disclosure schedule, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of Sport Chalet or any of its subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of Sport Chalet or any of its subsidiaries, (iii) make any new equity awards to any director, officer or employee of Sport Chalet or any of its subsidiaries, (iv) establish, adopt, amend or terminate any Sport Chalet benefit plan or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Sport Chalet benefit plan, to the extent not already provided in any such Sport Chalet benefit plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Sport Chalet benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vii) forgive any loans to directors, officers or employees of Sport Chalet or any of its subsidiaries;

•	sell, transfer, assign, license, dispose of or grant any right, title or interest to or in any of its IT assets or Sport Chalet-owned intellectual property rights (except for non-material licenses to customers and end users granted in the ordinary course of business under Sport Chalet’s standard customer agreements or limited, non-exclusive licenses of trademarks included in Sport Chalet-owned IP rights solely for marketing purposes made in the ordinary course of business consistent with its past practices);

•	permit to expire, terminate or lapse any right, title or interest in, to or for any material intellectual property rights;

•	(i) agree to any audit assessment by any taxing authority; (ii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes; or (iii) enter into any closing agreement, settle any action or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any action or assessment in respect of taxes;

•	(i) initiate any legal action, or (ii) settle or agree to settle any legal action;

•	pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any liability arising otherwise than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Sport Chalet balance sheet; and (ii) the payment, discharge or satisfaction of expenses related to the Merger; and

•	agree to do any of the foregoing things.

Efforts to Close the Transaction

Purchaser, Parent and Sport Chalet have agreed to use reasonable best efforts to cause the conditions precedent to the Merger Agreement to be satisfied, and the Offer, the Merger and the other transactions contemplated thereby to be consummated in accordance with the terms of the Merger Agreement.

Parent and Sport Chalet have agreed to use their respective reasonable best efforts to take all actions, and to do and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and carry out the purposes of the Merger Agreement.

Parent and Sport Chalet have agreed to promptly inform the other party or parties to the Merger Agreement of any communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement. If Parent or Sport Chalet receives a request for additional information from any governmental entity with respect to the transactions contemplated by the Merger Agreement, then it will use reasonable best efforts to make, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable law and by any applicable governmental entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any related meeting with any governmental entity. Neither Parent nor Sport Chalet will commit to or agree (or permit their respective subsidiaries or affiliates to commit to or agree) with any governmental entity to stay, toll or extend any applicable waiting period under any applicable antitrust laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

Further, Parent and Sport Chalet have agreed to (i) provide as promptly as reasonably practicable to governmental entities with jurisdiction over the antitrust laws information and documents requested by such authority as necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement, including preparing and filing any consents and filings under any antitrust laws as promptly as practicable following the execution of the Merger Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable antitrust laws and (ii) subject to the terms set forth in Section 7.8 of the Merger Agreement, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity or expiration of applicable waiting periods.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated thereby, Parent and Sport Chalet will cooperate in all respects with each other and shall each use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, but subject to the following paragraph, and unless the boards of directors of Sport Chalet and Parent mutually agree otherwise, Parent and Sport Chalet each will, and will cause each of their respective subsidiaries and affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate every impediment under any applicable law asserted by any governmental entity, in each case, to cause the Offer, the Merger and the other transactions contemplated by the Merger Agreement to occur as promptly as possible, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any governmental entity, (ii) if necessary to obtain clearance by any governmental entity as promptly as possible, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or business of Parent and its subsidiaries or affiliates and Sport Chalet and its subsidiaries or affiliates, or committing to any restrictions on its business and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to the Merger Agreement to consummate the transactions contemplated thereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

The foregoing will not require, or be construed to require, Parent or Sport Chalet to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, Sport Chalet or any of their respective subsidiaries or affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

No Solicitation

Sport Chalet has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement, it will not, and it will use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit, or encourage (including by way of furnishing information) the submission of any Acquisition Proposal;

•	engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

•	make or authorize any statement, propose publicly or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal.

Notwithstanding the foregoing, Sport Chalet may contact any person who has made, or proposes to make, an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal, and may comply with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal. In addition, after the execution of the Merger Agreement, Sport Chalet agreed that it will immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent) with respect to any Acquisition Proposal.

However, prior to the Acceptance Time, Sport Chalet, its subsidiaries and the Sport Chalet Board (or any committee thereof) may furnish information in response to a request therefor by (provided that such information has previously been made available to Parent or is made available to Parent concurrently with the time such information is made available to such person), or engage in any negotiations or discussions with, a person who has made an unsolicited bona fide written Acquisition Proposal if the Sport Chalet Board receives from such person, prior to providing any non-public information, an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement (defined below) if, in each such case, prior to taking any such action the Sport Chalet Board shall have determined in good faith, based on the information then available and after deliberation and consultation with its independent financial advisor and outside legal counsel, that (i) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (defined below) and (ii) that the failure to take such action would be inconsistent with the directors’ duties under Delaware law.

“Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%), which the Sport Chalet Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to the Sport Chalet stockholders from a financial point of view than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Sport Chalet Board’s Recommendation; Adverse Recommendation Changes

The Sport Chalet Board has made the recommendation that the holders of the Shares accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement. The Sport Chalet Board has also agreed to include the Sport Chalet Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Recommendation in the Offer to Purchase filed by Parent and the Purchaser with the SEC and other documents related to the Offer.

However, prior to the Acceptance Time, the Sport Chalet Board may effect a Change in the Board Recommendation (i) in response to an unsolicited, bona fide written offer made to Sport Chalet after the date of the Merger Agreement that is not withdrawn and that constitutes a Superior Proposal or (ii) as the result of the occurrence of an Intervening Event (defined below), in each case of (i) and (ii), if the Sport Chalet Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that such action is required for the Sport Chalet Board to comply with its fiduciary duties under Delaware law; provided, however, that no such Change in the Board Recommendation may be made unless Sport Chalet has:

•	provided written notice to Parent at least three business days (the “Notice Period”) prior to making such Change in the Board Recommendation (A) advising Parent that the Sport Chalet Board intends to make such Change in the Board Recommendation and (B) specifying certain required information;

•	during the Notice Period, negotiated in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by Parent; and

•	at or following the end of such Notice Period, determined in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that the making of a Change in the Board Recommendation is required for the Sport Chalet Board to comply with its fiduciary duties under Delaware law (in each case taking into account any changes to the Merger Agreement proposed by Parent as a result of the negotiations required by the Merger Agreement).

Sport Chalet has agreed to promptly (and in any event within two business days) notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to Sport Chalet or its subsidiaries other than information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry, offer, or request for discussions or negotiations regarding an Acquisition Proposal and (iv) the facts of circumstances of any Intervening Event. Sport Chalet also has agreed to keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions and negotiations.

Issuance of any “stop, look and listen” communication by or on behalf of Sport Chalet which does no more than comply with the requirements of Rule 14d-9(f) shall not in and of itself be considered a Change in the Board Recommendation that requires the giving of notice to Parent or compliance with the procedures described in above. Neither Sport Chalet nor the Sport Chalet Board is permitted to recommend that Sport Chalet’s stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Sport Chalet Board effects a Change in the Board Recommendation in accordance with the terms of the Merger Agreement.

“Intervening Event” means a material development or material change in circumstances with respect to Sport Chalet and its subsidiaries, taken as a whole, occurring after the date of the Merger Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of Sport Chalet and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Sport Chalet Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that Sport Chalet meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in clause (B) shall not prevent or otherwise affect any such development or change underlying Sport Chalet meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of the Merger Agreement in the market price or trading volume of the Shares (provided that the exception in clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

Actions in Connection with Long-Form Merger

Unless the Merger is consummated in accordance with the “short-form” merger provisions of Section 253 of the DGCL, following the closing of the Offer, the Merger shall be consummated under the “long-form” merger provision of Section 251 of the DGCL which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority in voting power of the outstanding shares of Company common stock, voting as a single class. Certain stockholders of

Sport Chalet have entered into tender and support agreements with Purchaser and Parent pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to Purchaser immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition will be satisfied, and if the Offer is completed, Purchaser would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet.

Sport Chalet has also agreed that, if the adoption of the Merger Agreement by holders of Shares is required to consummate the Merger, then as promptly as practicable following the expiration of the Offer (and in any event within five business days), Sport Chalet will: (i) duly call and give notice of, and thereafter convene and hold a special meeting of Sport Chalet stockholders in order to adopt the Merger Agreement and (ii) prepare and file with the SEC a preliminary proxy or information statement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement to be mailed to the Sport Chalet stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and the Merger Agreement by the Sport Chalet stockholders, and (iii) except to the extent withdrawn or modified pursuant to the Merger Agreement, include in the proxy statement the Recommendation. Purchaser and Parent also have agreed to vote, or cause to be voted, all Shares then owned by Purchaser or any of its other affiliates in favor of the adoption of the Merger Agreement.

This proxy statement is being filed, and the special meeting will be held, in order to effect the “long-form” merger described above.

Employee Benefits Matters

The Merger Agreement provides that, if requested by Parent at least five business days prior to the Merger closing, Sport Chalet will take all actions necessary or appropriate to terminate, effective no later than the day prior to the date the Merger Agreement becomes effective, any Sport Chalet employee benefit plan that contains a cash or deferred payment arrangement intended to qualify under Section 401(k) of the IRS Tax Code.

Indemnification of Company Directors and Officers

The Merger Agreement provides that Parent and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each former and present director of Sport Chalet or any of its subsidiaries, and each person entitled to indemnification pursuant to Sport Chalet’s or such subsidiary’s organizational documents, as of the Effective Time, against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time, and, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Surviving Corporation and Parent shall promptly pay expenses as incurred in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law; provided that the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

In addition, Sport Chalet will, and if Sport Chalet is unable to, Parent will or will cause the Surviving Corporation to, as of the Effective Time, obtain and pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program comparable to Sport Chalet’s existing coverage, for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, provided that the premium for such “tail” or “runoff” coverage shall not exceed an aggregate amount equal to 250% of the annual premiums currently paid by Sport Chalet for such insurance (the “Base Premium”); provided further, that if Sport Chalet’s current policies for directors’ and officers’ liability insurance cannot be maintained for the Base Premium and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of the Base Premium, Parent will maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium equal to the Base Premium. If Sport Chalet and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies, for a period of six years after the Effective Time, the Surviving Corporation will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Sport Chalet (or no less advantageous coverage from a reputable carrier) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Base Premium.

Delivery of Financial Statements

By 5:00 p.m. Pacific time on June 30, 2014, Sport Chalet must have delivered to Vestis the audited consolidated balance sheet of Sport Chalet and its subsidiaries as of March 30, 2014 and the related audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), together with an unqualified audit opinion with respect thereto by Moss Adams LLP (the “Audit Opinion”). Sport Chalet complied with this covenant in a timely fashion.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, public announcements, access to Sport Chalet information, confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, and cooperation with Parent and Purchaser with respect to obtaining debt financing for the operation of Parent and its subsidiaries after the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent and Sport Chalet;

•	by either Parent or Sport Chalet, with written notice to the other party:

•	if the Merger is not consummated on or before October 30, 2014; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if (x) the closing of the Offer has occurred or (y) the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date;

•	if any restraint is in effect enjoining or otherwise prohibiting the consummation of the Merger and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party unless such party has complied with its obligations under the Merger Agreement to prevent, oppose or remove such restraint;

•

by Sport Chalet, with written notice to Parent, prior to the closing of the Merger, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Purchaser or any of their respective subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent and Purchaser to consummate the Offer and the Merger, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Sport Chalet’s delivery of written notice to Parent of such breach and (y) October 30, 2014; provided, that Sport Chalet will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Sport Chalet is then in material breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Sport Chalet Breach of Warranties Termination”);

•	by Parent, with written notice to Sport Chalet:

•	if there has been a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in clauses (ii) and (iii) of paragraph (d) of Annex I to the Merger Agreement, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Parent’s delivery of written notice to Sport Chalet of such breach and (y) October 30, 2014; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Parent Breach of Warranties Termination”);

•	at any time prior to the Acceptance Time in the event that any of the following has occurred: (i) the Sport Chalet Board (or any authorized committee thereof, including the Special Committee of the Sport Chalet Board) has effected a Change in the Board Recommendation or (ii) the Company failed to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (any such event contemplated by clauses (i) and (ii), a “Triggering Event”); provided that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if the closing of the Offer has occurred;

•	if Wedbush Securities, Inc. sells or otherwise transfers for value, for the account of any of the Olberz Sellers, an aggregate number of shares of Sport Chalet common stock greater than or equal to 72,344 shares of Sport Chalet common stock from and after June 4, 2014 (the “Wedbush Termination”);

•	in the event that by 5:00 p.m. Pacific time on June 30, 2014, (i) Sport Chalet had not delivered to Vestis the Audited Financial Statements and the Audit Opinion or (ii) the Audited Financial Statements were not identical to the Annual Financial Statements; or

•	if certain key terms of the term loan and security agreement by and among Sport Chalet, Crystal Financial SBIC LP, and certain financial institutions, including the terms related to the total amount of loan commitments and interest rate, deviate in any respect from such terms set forth in the form of loan and security agreement provided in the Company Disclosure Schedule, or if all other terms deviate in any material respect from such form.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be void and of no effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, expenses and termination fee, and other miscellaneous provisions and the Confidentiality Agreement between Parent and Sport Chalet, which will remain in full force and effect in accordance with its terms; provided, however, that termination of the Merger Agreement will not relieve or release a party from any liabilities or damages arising out of the intentional, willful or fraudulent breach by such party of any of the representations, warranties, covenants or agreements set forth in any of the specified deal agreements.

Termination Fees

Sport Chalet has agreed to pay Parent a termination fee of (i) either $271,204, in the event the Price Reduction Trigger has not occurred prior to the time at which the Termination Fee becomes due, or $250,458, in the event the Price Reduction Trigger has occurred prior to the time at which the Termination Fee becomes due, plus (ii) all of Parent’s documented, out-of-pocket expenses (collectively, the “Termination Fee”), if:

•	the Merger Agreement is terminated by Parent pursuant to (1) a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in clauses (ii) and (iii) of paragraph (d) of Annex I to the Merger Agreement, and (ii) (A) is not capable of being cured prior to October 30, 2014 or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Parent’s delivery of written notice to Sport Chalet of such breach and (y) October 30, 2014; provided, that Parent will not have the right to terminate the Merger Agreement pursuant to the Parent Breach of Warranties Termination if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement pursuant to the Sport Chalet Breach of Warranties Termination or (y) the closing of the Offer has occurred, (2) Wedbush Securities, Inc. selling or otherwise transferring for value, for the account of any of the Olberz Sellers, an agreed-to number of Shares that are currently owned (beneficially and/or of record) by the Family Trust or (3) a Triggering Event, in each case payable within one business day following the date of such termination; or

•	(i) after the execution of the Merger Agreement and prior to the date of the termination of the Merger Agreement contemplated by clause (ii) below, an Acquisition Proposal becomes publicly known or otherwise communicated to the Sport Chalet stockholders and not withdrawn, (ii) thereafter, the Merger Agreement is terminated by Parent for failure to close by October 30, 2014, unless the failure to effect the closing prior to October 30, 2014 is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, and (iii) within six months of such termination of the Merger Agreement, Sport Chalet enters into a definitive agreement providing for any transaction contemplated by, or otherwise consummates a transaction with respect to, any Acquisition Proposal referred to in clause (i) above (provided that for purposes of this clause the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “50%”), payable on the date such transaction is consummated; or

•	in the event the Merger Agreement is terminated by Parent or Sport Chalet for failure to close by October 30, 2014 and, prior to such termination, both (x) the Minimum Condition has not been satisfied, and (y) holders of a majority of the Shares have not approved the adoption of the Merger Agreement and the approval of the Merger at the Sport Chalet stockholders’ meeting, in each case, unless the failure to close by October 30, 2014 is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, payable within one business day following the date of such termination.

Specific Performance

Purchaser, Parent and Sport Chalet are entitled to seek specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Fees and Expenses

Except as described above under “Termination Fees”, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Concurrently with entry into the Merger Agreement, Purchaser entered into the Stock Purchase Agreement and certain Tender and Support Agreements. It is a condition to the Offer that the Stock Purchase Agreement be valid and in full force and effect. In addition, Versa Capital Management, LLC, an advisor to the Funds affiliated with Parent, and Cappello entered into a confidentiality agreement on January 7, 2014 (the “Confidentiality Agreement”). The following summary descriptions of the Stock Purchase Agreement, and Tender and Support Agreement and the Confidentiality Agreement are qualified in their entirety by reference to the form of each agreement which have been filed with the SEC in connection with the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on July 3, 2014, as the same has been amended from time to time.

Stock Purchase Agreement

Substantially simultaneously with the execution and delivery of the Merger Agreement, Parent, Purchaser and the Family Trust, Irene M. Olberz, individually and as co-trustee for the Family Trust and Eric S. Olberz, individually and as co-trustee for the Family Trust (each an “Olberz Seller” and collectively the “Olberz Sellers”) entered into a Stock Purchase Agreement.

Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, immediately following the consummation of the Offer, each Olberz Seller will sell to Purchaser, and Purchaser will purchase, all of the Shares then owned by such Olberz Seller, at a price per share equal to $0.75 (the “Per Olberz Share Purchase Price”); provided, however, that if the aggregate number of Shares then owned by the Olberz Sellers (the “Olberz Shares”) is less than 7,654,089 Shares (the “Threshold Amount”), the Per Olberz Share Purchase Price shall be reduced by an amount equal to (a) (i) the Threshold Amount minus (ii) the number of Olberz Shares, multiplied by (b) (i) the weighted average per Share sales price of all Shares sold by any of the Olberz Sellers between June 4, 2014 and the closing of the purchase and sale contemplated by the Stock Purchase Agreement, minus (ii) $0.75, divided by (c) the aggregate number of Olberz Shares. In the event the closing of the purchase and sale of the Olberz Shares under the Stock Purchase Agreement occurs after September 30, 2014, Purchaser will pay an additional amount to the Family Trust equal to the actual amount of interest accrued on the Olberz Sellers’ margin loans during the period between September 30, 2014 and the closing of the purchase and sale contemplated by the Stock Purchase Agreement, not to exceed an amount equal to $666.67 multiplied by the number of days in such period.

Conditions to the Parties’ Obligations

The parties’ obligations to consummate the transactions contemplated by the Stock Purchase Agreement are subject to Purchaser purchasing Shares pursuant to the Offer, among other customary closing conditions.

Covenants

Pursuant to the Stock Purchase Agreement, during the period commencing on the date of the Stock Purchase Agreement and ending on the earlier of (i) the date on which the Stock Purchase Agreement is validly terminated or (ii) the Closing Date (as defined in the Stock Purchase Agreement), the Olberz Sellers agreed to:

•	not transfer Olberz Shares other than pursuant to the Stock Purchase Agreement, which does not prohibit the sale of certain Shares owned by Wedbush Securities, Inc. pursuant to certain margin loan agreements;

•	refrain from depositing into a voting trust, granting any proxy or entering into any voting agreement or similar agreement with respect to any of their Shares;

•	support and vote in favor of the Merger and the approval of the Merger Agreement and the terms thereof; and

•	vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Sport Chalet or the Olberz Sellers in the Stock Purchase Agreement and against any action intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or other transactions contemplated by the Merger Agreement or the Stock Purchase Agreement.

The Olberz Sellers also agreed not to tender any of their Shares in the Offer.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement shall terminate automatically if the Merger Agreement is terminated. In addition, Parent or the Olberz Sellers may terminate the Stock Purchase Agreement at any time if the Offer has not been consummated by October 30, 2014 or by mutual written consent at any time.

Termination Fee

In the event that (i) the Merger Agreement is terminated, (ii) in connection with the termination of the Merger Agreement, the Termination Fee becomes payable by Sport Chalet and (iii) within 12 months of such termination, (A) Sport Chalet or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) or (B) an Acquisition Proposal is otherwise consummated (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”), then promptly (and in any event within one business day) following the consummation of such an Acquisition Proposal referred to in clauses (A) or (B) (an “Alternative Transaction”), each Olberz Seller will pay to Parent 50% of the product of (1) the number of such Olberz Seller’s Shares that are subject to the Alternative Transaction multiplied by (2) the excess, if any, of the Alternative Transaction Consideration (defined below) over the Per Olberz Share Purchase Price.

In addition, if the Merger Agreement (and as a result, the Stock Purchase Agreement) is terminated pursuant to the Wedbush Termination, within 30 calendar days of such termination, the Olberz Sellers will pay to Purchaser 50% of (a) the difference between 7,654,089 and the number of Shares actually sold to Purchaser pursuant to the Stock Purchase Agreement multiplied by (b) (i) the weighted average net sales price of all Shares sold by the Olberz Sellers between June 4, 2014 and the consummation of the Offer, minus (ii) $0.75.

“Alternative Transaction Consideration” means, with respect to Shares transferred pursuant to an Alternative Transaction, the per Share consideration that such Olberz Seller (or, as used in the Support Agreement, the Support Agreement Stockholder) actually received as a result of the consummation of such Alternative Transaction, valuing any noncash consideration (including any residual interest in Sport Chalet or any successor of Sport Chalet whether represented by Shares or any other securities) at its fair market value as of the date of such consummation.

The Tender and Support Agreements

Substantially simultaneously with the execution and delivery of the Merger Agreement, Vestis, Purchaser and each of Craig L. Levra, Howard K. Kaminsky and Dennis Trausch (together, the “Support Agreement Stockholders”) entered into a Tender and Support Agreement (each, a “Support Agreement”).

Pursuant to the terms and subject to the conditions of each Support Agreement, each Support Agreement Stockholder will tender all of the Shares owned by such Support Agreement Stockholder as of the date of his

Support Agreement, and all additional Shares which such Support Agreement Stockholder acquires during the period commencing on (and including) the date of his Support Agreement and ending on (and including) the earlier of the (i) the date upon which the Merger Agreement is validly terminated, or (ii) the Effective Time (such date, the “Proxy Expiration Date”) (such Shares, the “Subject Securities”), into the Offer prior to the Expiration Date and otherwise support the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, each on the terms and subject to the conditions set forth in each respective Support Agreement.

Transfer of Subject Securities and Voting Rights

Each Support Agreement contains restrictions on the transfer of Subject Securities, including that during the period commencing on the date of the Support Agreement and ending on the Proxy Expiration Date (the “Support Period”), Support Agreement Stockholder will not:

•	agree to tender or permit to be tendered any of the Subject Securities in connection with any tender or exchange offer other than the Offer; or

•	deposit any of the Subject Securities into a voting trust, grant any proxy or enter into any voting agreement with respect to any of the Subject securities.

Tender of Subject Securities

In each Support Agreement, the Support Agreement Stockholder agrees to tender the Subject Securities into the Offer no later than five days prior to the Initial Expiration Date. The Support Agreement Stockholder also agrees not to withdraw any tendered Subject Securities at any time unless the Support Agreement is terminated. In the event of a Change in Board Recommendation, the Support Agreement Stockholder may withdraw any Subject Securities previously tendered into the Offer in excess of the number of Shares representing voting power equal to (i)(A) the aggregate voting power represented by all Subject Securities owned by the Support Stockholder divided by (B) the aggregate voting power represented by all Subject Securities owned by the Support Stockholders, multiplied by (ii)(A)(1) 0.35 multiplied by (2) the aggregate voting power represented by all issued and outstanding Shares minus (B) the aggregate voting power represented by all Subject Securities then owned in the aggregate by the Olberz Sellers (“Recommendation Change Shares”). Each Support Agreement Stockholder agrees to tender all Shares that are not Recommendation Change Shares into the Offer in a manner that is proportionate to the manner in which all holders of Shares (other than Shares held by the Support Agreement Stockholders and the Olberz Sellers) tender their Shares in the Offer.

Voting of Shares

Each Support Agreement contains voting covenants by the Support Agreement Stockholder that, during the Support Period, at any Sport Chalet stockholder meeting, each Support Agreement Stockholder shall cause his then-owned Shares to be voted:

•	in favor of the Merger and the approval of the Merger Agreement and the terms thereof;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Sport Chalet in the Merger Agreement; and

•	against any Acquisition Proposal, amendment to Sport Chalet’s certificate of incorporation or bylaws, any material change to Sport Chalet’s capitalization or corporate structure and any action intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or other transactions contemplated by the Merger Agreement or the respective Support Agreement.

In the event of a Change in Board Recommendation, each Support Agreement Stockholders agrees to vote all Shares that are not Recommendation Change Shares in a manner that is proportionate to that in which all holders of Shares (other than the Shares held by the Support Stockholders and the Olberz Sellers) vote in respect of such matter.

Termination Fee

In the event that each Support Agreement is terminated as a result of the Merger Agreement being terminated, and an Alternative Transaction is consummated, each Support Agreement Stockholder shall pay or cause to be paid to Vestis an amount equal to 50% of the product of (1) the number of Subject Securities and (2) the excess, if any, of the Alternative Transaction Consideration over the Offer Price.

Confidentiality Agreement

Under the terms of the Confidentiality Agreement, Versa Capital Management, LLC (“Versa”) agreed that, subject to certain exceptions, any non-public information regarding Sport Chalet furnished to Versa or its representatives, for a period of eighteen (18) months from the date of the Confidentiality Agreement, would not be used by Versa or any of its representatives other than in connection with a potential transaction between Parent and Sport Chalet and would be kept confidential except as provided in the Confidentiality Agreement. The Confidentiality Agreement also includes a standstill provision that was subject to certain exceptions.

Indemnification Agreement

In order to encourage the Olberz Family to cooperate with and facilitate the transactions contemplated by the Merger Agreement, substantially simultaneously with the execution and delivery of the Merger Agreement, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with the Olberz Family. The Indemnification Agreement provides that the Company shall indemnify the Olberz Family against certain liabilities incurred by them in connection with such transactions to the same extent that it indemnifies directors and officers. The Indemnification Agreement also provides that the Company will use its best efforts to obtain and maintain in full force and effective directors’ and officers’ insurance with an Olberz Family endorsement that provides the Olberz Family the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors under directors’ and officers’ insurance obtained and maintained by the Company.

Vote Required and Board Recommendation

Approval of the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of Company common stock, voting as a single class.

The board of directors believes that it is in the best interests of the Company and its stockholders to approve the proposal to adopt the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

The board is asking the holders of Company common stock to vote on a proposal to adjourn the special meeting, if necessary or appropriate, for one or more times, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the transactions contemplated thereby.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for one or more times, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or by proxy and entitled to vote thereon at the special meeting. Abstentions are treated as a vote against the proposal to approve the adjournment of the special meeting if such shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the adjournment of the special meeting.

The board of directors believes that it is in the best interests of the Company and its stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, for one or more times, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION ARRANGEMENTS

(PROPOSAL NO. 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that the Company provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, certain “golden parachute” compensation arrangements for its named executive officers, as disclosed in “The Merger—Golden Parachute Compensation.”

For smaller reporting companies such as the Company, named executive officers are the Company’s principal executive officer and the Company’s next two most highly paid executive officers as of the end of the most recently completed fiscal year, based on total compensation determined under relevant regulations. Disclosure must also be provided for up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the smaller reporting company at the end of the last completed fiscal year.

Therefore, the Company is asking its stockholders to approve golden parachute compensation arrangements and payments which the named executive officers will or may be eligible to receive in connection with the Merger. These estimated payments are set forth in the table entitled “Golden Parachute Compensation” under the heading “The Merger—Golden Parachute Compensation” in this proxy statement, and the accompanying narrative and footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have historically formed part of the Company’s overall compensation program for its named executive officers. These historical arrangements were adopted and approved by the Compensation Committee of the board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms and have generally been previously disclosed to Company stockholders.

Accordingly, holders of Company common stock are being asked to approve the following non-binding resolution at the special meeting:

“RESOLVED, that the stockholders of Sport Chalet, Inc. approve, solely on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Golden Parachute Compensation” in the Company’s proxy statement for the special meeting.”

Stockholders should note that, consistent with applicable law, the vote with respect to this proposal is merely an advisory vote which will not be binding on the Company, the Company’s board of directors, Purchaser or the surviving corporation. Approval of the Merger-related golden parachute compensation arrangements is not a condition to consummation of the Merger. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, the Company’s named executive officers will be eligible to receive the various golden parachute compensation payments in accordance with the terms and conditions applicable to those arrangements.

Vote Required and Board Recommendation

Approval of the Merger-related golden parachute compensation arrangements requires the affirmative vote of the holders of a majority in voting power of the shares of Company common stock present in person or by proxy and entitled to vote thereon at the special meeting. Abstentions are treated as a vote against the proposal to approve the golden parachute compensation arrangements if such shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the golden parachute compensation arrangements.

The board of directors believes that it is in the best interests of the Company and its stockholders to approve the non-binding, advisory proposal regarding certain Merger-related golden parachute arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER-RELATED GOLDEN PARACHUTE ARRANGEMENTS.

MARKET PRICE OF COMPANY COMMON STOCK

The Class A Common Stock is listed for trading on the Nasdaq Global Select Market under the symbol SPCHA. The closing price of Class A Common Stock on Nasdaq on June 30, 2014, the last trading day prior to the public announcement of the Merger Agreement, was $0.84 per share of Class A Common Stock. On [—], 2014, the most recent practicable date before this proxy statement was mailed to the Company’s stockholders, the closing price for Company common stock on Nasdaq was $[—] per share of Class A Common Stock. You are encouraged to obtain current market quotations for Class A Common Stock in connection with voting your shares of Class A Common Stock.

The Class B Common Stock is listed for trading on the Nasdaq Global Select Market under the symbol SPCHB. The closing price of Class B Common Stock on Nasdaq on June 30, 2014, the last trading day prior to the public announcement of the Merger Agreement, was $1.04 per share of Class B Common Stock. On [—], 2014, the most recent practicable date before this proxy statement was mailed to Purchaser’s stockholders, the closing price for Company common stock on Nasdaq was $[—] per share of Class B Common Stock. You are encouraged to obtain current market quotations for Class B Common Stock in connection with voting your shares of Class B Common Stock.

The following table summarizes the range of high and low closing sale prices of our Class A Common Stock and Class B Common Stock for the periods indicated.

	Class A		Class B
FY 2015	High	Low	High	Low
Q2(1)	$	$	$	$
Q1	$1.24	$0.84	$1.32	$1.01

	Class A		Class B
FY 2014	High	Low	High	Low
Q4	$1.35	$1.06	$1.38	$1.07
Q3	$1.29	$1.07	$1.39	$1.20
Q2	$1.50	$1.09	$1.52	$1.16
Q1	$2.22	$1.17	$2.18	$1.26

	Class A		Class B
FY 2013	High	Low	High	Low
Q4	$1.98	$1.29	$1.98	$1.33
Q3	$1.70	$1.40	$1.98	$1.61
Q2	$1.59	$1.40	$2.00	$1.66
Q1	$1.50	$1.10	$1.94	$1.53

(1)	Second quarter of fiscal 2015 is through [—], 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders and Management

The following table sets forth as of July 3, 2014 certain information relating to the ownership of the Company’s common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of any class of the common stock (other than depositories), (ii) each of the Company’s directors, (iii) each of the Named Executive Officers (as defined above) and (iv) all of the Company’s executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power(4)
Name and Address(1)	Shares(2)	% of Class(3)	Shares(2)	% of Class(3)
John R. Attwood(5)	45,500	*	3,000	*	*
Miki R. Berardelli(6)	2,000	*	—	*	*
Rachel C. Glaser(7)	15,500	*	—	*	*
Donald J. Howard(8)	36,250	*	1,750	*	*
Randall G. Scoville(7)	18,000	*	—	*	*
Kevin J. Ventrudo(9)	65,000	*	—	*	*
Craig L. Levra(10)	338,734	2.7	791,635	44.6	33.5
Howard K. Kaminsky(11)	328,125	2.6	128,771	7.3	6.0
Dennis D. Trausch(12)	333,681	2.6	25,300	1.4	1.7
Thomas H. Tennyson(13)	137,000	1.1	—	*	*
Tim A. Anderson(14)	141,126	1.1	6,250	*	*
Irene and Eric Olberz(15)	7,582,144	61.1	129,980	7.3	21.2
Wedbush, Inc.(16)	1,136,356	9.2	—	*	2.4
Dimensional Fund Advisors L.P.(17)	623,477	5.0	—	*	1.3
Vestis Retail Group, LLC(18)	7,948,483	64.0	1,069,436	60.2	61.2
Directors and executive officers as a group (11 persons)(19)	1,460,916	10.9	956,706	53.4	41.8

*	Less than 1%
(1)	The address of each executive officer and director is in care of the Company, One Sport Chalet Drive, La Cañada Flintridge, California 91011. The address of Wedbush, Inc. is 1000 Wilshire Boulevard, Los Angeles, California 90017, and the address for Edward W. Wedbush and Wedbush Securities Inc. is P.O. Box 30014, Los Angeles, California 90030-0014. The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(2)	Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.
(3)	Based on 12,414,490 shares of Class A Common Stock and 1,775,821 shares of Class B Common Stock outstanding on the July 3, 2014. Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. The amount of shares beneficially owned by such person by reason of these acquisition rights is not deemed outstanding for the purpose of calculating the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the July 3, 2014.
(4)	Based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock.
(5)	Includes 17,500 shares of Class A Common Stock and 500 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014.

(6)	Includes 2,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014.
(7)	Includes 8,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014.
(8)	Includes 26,250 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014.
(9)	Includes 20,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014.
(10)	Includes 337,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 8,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date. 791,435 shares of Class B Common Stock are pledged as collateral for a loan used to pay Mr. Levra’s income taxes resulting from the 2005 recapitalization plan and for subsequent purchases of Class B Common Stock. All shares of Company common stock reflected herein are subject to the Support Agreement discussed elsewhere in this proxy statement.
(11)	Includes 97,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 13,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date. All shares of Company common stock reflected herein are subject to the Support Agreement discussed elsewhere in this proxy statement.
(12)	Includes 199,001 shares of Class A Common Stock and 6,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 13,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date. All shares of Company common stock reflected herein are subject to the Support Agreement discussed elsewhere in this proxy statement.
(13)	Includes 137,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 13,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.
(14)	Includes 141,126 shares of Class A Common Stock and 6,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 13,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.
(15)	Consists of 7,576,450 shares of Class A Common Stock and 129,980 shares of Class B Common Stock held by the Olberz Trusts, of which Irene Olberz and Eric S. Olberz are co-trustees, which are pledged as collateral for a loan used in conjunction with a real estate construction project, and 5,694 shares of Class A Common Stock held by Eric S. Olberz.
(16)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014, by Wedbush, Inc., Edward W. Wedbush and Wedbush Securities, Inc. as joint filers. Wedbush, Inc. owns all of the shares of Wedbush Securities, Inc. Edward W. Wedbush is the chairman and owns a majority of the shares of Wedbush, Inc. and is the President of Wedbush Securities, Inc. Wedbush, Inc. states that it has sole voting power and sole dispositive power over 588,974 shares of Class A Common Stock, shared voting power over and shared dispositive power over 796,961 shares of Class A Common Stock. Mr. Wedbush states that he has sole voting power and sole dispositive power over 266,995 shares of Class A Common Stock, shared voting power over 1,063,956 shares of Class A Common Stock and shared dispositive power over 1,136,356 shares of Class A Common Stock. Wedbush Securities, Inc. states that it has sole voting power and sole dispositive power over 174,839 shares of Class A Common Stock, shared voting power over 796,961 shares of Class A Common Stock and shared dispositive power over 869,361 shares of Class A Common Stock. Mr. Wedbush disclaims beneficial ownership of the Class A Common held by Wedbush, Inc. or Wedbush Securities, Inc.
(17)

Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2014 by Dimensional Fund Advisors L.P. as an investment manager, advisor or sub-advisor of certain investment companies, trusts and accounts. Dimensional Fund Advisors L.P. states that it has sole voting power over

619,740 shares of Class A Common Stock and sole dispositive power over 623,477 shares of Class A Common Stock. Dimensional Fund Advisors L.P. disclaims beneficial ownership of the Class A Common Stock held by these investment companies, trusts and accounts.
(18)	Based on information contained in a Schedule 13D filed with the SEC on July 10, 2014 by Vestis Retail Group, LLC; Everest Merger Sub, Inc.; Vestis Retail Financing, LLC; Vestis Retail Holdings, LLC; Collis EMS Investments II, LLC; Collis EMS Investments II-A, LLC; Versa Capital Fund II, L.P.; Versa Capital Fund II-A, L.P.; Versa FGP-II, LP; Versa UGP-II, LLC; Versa Fund Management, LLC; Versa Capital Group, LLC; Gregory L. Segall; Paul Halpern; Raymond C. French; William R. Quinn; David S. Lorry; and Thomas A. Kennedy (collectively, the “Vestis Filing Parties”). The Vestis Filing Parties state that they have shared voting power over 7,948,483 shares of Class A Common Stock and shared voting power over 1,069,436 shares of Class B Common Stock.
(19)	Includes 992,877 shares of Class A Common Stock and 14,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before July 3, 2014. Excludes 60,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the Merger Agreement and you do not vote for the adoption of the Merger Agreement, you have certain rights under the DGCL to demand appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock in lieu of the $1.04 per share to be paid in the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $1.04 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to properly demand and perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Shares, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; and you must hold your shares of Company common stock continuously through the effective date of the Merger.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the Merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the Merger. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to Sport Chalet, Inc., One Sport Chalet Drive, La Cañada Flintridge, California 91011, Attention: Corporate Secretary, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the Merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as, or less than, the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares and that investment banking opinion as to fairness from a financial point of view not necessarily an opinion as to fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent nor the Company anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of shares of Company common stock is less than the merger consideration per share.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the Merger. However, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $1.04 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed (or if the “short-form” merger is completed following completion of the Offer), the Company’s common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock following completion of the Merger or the “short form” merger.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2014 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2014 annual meeting of stockholders prior to the end of 2014.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

Stockholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in the Company’s proxy materials for the Company’s 2014 Annual Meeting of Stockholders, the proposal must have been received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not later than the close of business on March 13, 2014. Any stockholder proposal received after March 13, 2014 will be considered untimely and will not be included in the Company’s proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with the Company’s bylaws.

Advance Notice Requirements

Stockholder proposals not intended for inclusion in the Company’s proxy materials for an annual meeting may be brought before the annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions set forth in the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For the Company’s 2014 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received not later than the tenth day following the date on which notice of the annual meeting is mailed or otherwise publicly disclosed.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.pfcb.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended March 30, 2014 (filed with the SEC on July 1, 2014);

•	Current Reports on Form 8-K (filed with the SEC on August 4, 2014, August 1, 2014, July 31, 2014, July 18, 2014, July 9, 2014, July 1, 2014 (Items 1.01, 5.02, 8.01 and 9.01), and July 1, 2014 (Items 1.01, 2.03, 3.01 and 9.01) (as amended on July 2, 2014)).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations Department, Sport Chalet, Inc., One Sport Chalet Drive, La Cañada, CA 91011, telephone number (818) 949-5300 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a household mailing this year and you would like to have additional copies of the annual report and/or proxy statement mailed to you, please submit your request by mail to Investor Relations Department, Sport Chalet, Inc., One Sport Chalet Drive, La Cañada, CA 91011, or call at (818) 949-5300. The Company will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the proxy statement and related materials and would prefer to receive a single copy in the future.

ANNEX A—MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 30, 2014 (the “Agreement Date”), by and among Vestis Retail Group, LLC, a Delaware limited liability company, (“Parent”), Everest Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Sport Chalet, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The respective boards of directors (or comparable governing body) of each of Parent, Merger Sub and the Company have (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), are advisable, and in the best interests of their respective equityholders and (ii) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement.

B. Parent shall cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all outstanding shares of Company Common Stock at a price per share of Company Common Stock of $1.20, without interest; provided, however that to the extent the number of shares of Company Common Stock tendered into the Offer (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) prior to the Initial Offer Expiration Time (together with shares acquired or to be acquired by Parent or Merger Sub pursuant to the Stock Purchase Agreement Transactions) when aggregated with the shares issuable pursuant to the Top-Up Option in accordance with Section 2.4 does not result in Parent and Merger Sub collectively holding or otherwise beneficially owning shares of (x) Class A Common Stock equal to or in excess of 90% of the Fully Diluted Class A Common Shares and (y) Class B Common Stock equal to or in excess of 90% of the Fully Diluted Class B Common Shares (the “Price Reduction Trigger”), the price per share of all Company Common Stock subject to the Offer (including shares of Company Common Stock tendered prior to the Initial Offer Expiration Time) shall be automatically reduced to $1.04, without interest (such amount, or any other amount per share actually paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement.

C. The board of directors of the Company (the “Company Board”) has upon the unanimous recommendation of the Special Committee (the “Special Committee”) of the Company Board, on the terms and subject to the conditions set forth herein, unanimously (a) approved and declared advisable this Agreement, the Offer, the Merger and the other Transactions, and (b) subject to Section 7.12, resolved to recommend acceptance of the Offer, and adoption of this Agreement by its stockholders, if required by Applicable Law.

D. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, The Olberz Family Trust dated 05/06/1997 (the “Family Trust”), Eric S. Olberz, an individual (“EO”) and Irene M. Olberz, an individual (“IO”, and together with EO and the Family Trust, the “Specified Stockholders”) have entered into a Stock Purchase Agreement, in substantially the form attached hereto as Exhibit A (the “Stock Purchase Agreement”), with Parent, Merger Sub and the Company providing that the Specified Stockholders shall, among other things, agree to (i) sell to Merger Sub all of the Company Common Stock owned (beneficially or otherwise) by each of the Specified Stockholders and their respective Affiliates immediately following (and contingent upon) the Offer Closing at a price equal to $0.75 per share (subject to certain adjustments set forth in the Stock Purchase Agreement), and (ii) support this Agreement, the Offer, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the transactions referred to in clauses (i) and (ii) of this recital are collectively referred to herein as the “Stock Purchase Agreement Transactions”).

E. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of Craig L. Levra, Howard K. Kaminsky and Dennis Trausch (the “Support Agreement Stockholders”) have separately entered into a tender and support agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Support Agreements”), with Parent and Merger Sub, providing that each such Support Agreement Stockholder shall, among other things: (i) agree to tender the shares of Company Common Stock beneficially owned by them into the Offer prior to the Initial Offer Expiration Time, and (ii) otherwise support this Agreement, the Offer, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in each such respective Support Agreement.

F. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Craig L. Levra and Howard K. Kaminsky shall enter into amendments to their existing executive employment agreements in the form attached hereto as Exhibit C (each, an “Employment Agreement Amendment” and, collectively the “Employment Agreement Amendments”).

G. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, La Canada Properties, Inc. and the Company shall enter into an amendment in the form attached hereto as Exhibit D (the “HQ Lease Amendment”) relating to the Lease, dated as of October 1, 2012 (as amended, the “HQ Lease”), for the Leased Real Property at 1 Sports Chalet Drive, La Canada Flintridge, California, which HQ Lease Amendment shall become effective upon the Merger Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acceptance Time” shall have the meaning set forth in Section 2.3(a).

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or its Affiliates) relating to (A) the acquisition by any Third Party of 15% or more of the Equity Securities of the Company (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Securities of the Company (by vote or by value), (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Securities of any Person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (E) any tender offer or exchange offer, as such terms are defined under the Exchange Act or other transaction that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Securities of the Company (by vote or by value), or (F) any combination of the foregoing.

“Actions” means any action, arbitration, audit, hearing, investigation, suit or proceeding, claim, or litigation (whether civil, criminal, administrative, judicial or investigative, whether public or private).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Annual Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Antitrust Laws” shall have the meaning set forth in Section 5.3(c).

“Applicable Law” means, collectively, all foreign, federal, state, local, administrative or municipal laws, statutes, ordinances, regulations, and rules, and all Orders and writs applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Audit Opinion” shall have the meaning set forth in Section 7.13.

“Audited Financial Statements” shall have the meaning set forth in Section 7.13.

“Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Balance Sheet Date” shall have the meaning set forth in Section 5.5(a).

“Base Premium” shall have the meaning set forth in Section 7.10(b).

“BofA Credit Facility” means the Second Amended and Restated Loan and Security Agreement, dated as of October 18, 2010 and as amended on May 1, 2012, August 13, 2013 and June 27, 2014, among the Company, Sport Chalet Value Services, LLC, Sport Chalet Team Sales, Inc., the financial institutions party thereto from time to time as lenders and Bank of America, N.A. (“BofA”), as agent for the lenders thereto.

“Book-Entry Shares” shall have the meaning set forth in Section 4.1(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Certificate” shall have the meaning set forth in Section 4.1(c).

“Certificate of Merger” means the certificate of merger or certificate of ownership and merger, as the case may be, to be filed with the Office of the Secretary of State of the State of Delaware in such appropriate form as shall be required by the DGCL.

“Change in the Board Recommendation” shall have the meaning set forth in Section 7.12(d).

“Claim” shall have the meaning set forth in Section 7.10(c).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Class B Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” and “Common Shares” shall have the meaning set forth in Section 4.1(a).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 7.5(a).

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company pursuant to this Agreement and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Benefit Plan” means any Employee Benefit Plan that is maintained, sponsored or contributed to by the Company, or with respect to which the Company has any current or future liability.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Charter” means the Restated Certificate of Incorporation of the Company, restated as of November 4, 2009, as amended to date.

“Company Common Stock” means Class A Common Stock and Class B Common Stock.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article V.

“Company IP Rights” shall have the meaning set forth in Section 5.8(a).

“Company IT Assets” means all IT Systems owned, purported to be owned, leased or licensed by the Company.

“Company License Agreement” means any Contract that provides for the grant of a license or other right with respect to or otherwise involving any Company IP Rights, except for commercially available off-the-shelf software licensed in object code form on standard terms with an aggregate replacement cost and/or annual license fees of less than $75,000 or non-material licenses to customers and end users granted in the ordinary course of business under the Company’s standard customer agreements disclosed to Parent.

“Company Material Contract” means any Contract required to be listed on Section 5.7 of the Company Disclosure Schedule.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan.

“Company-Owned IP Rights” shall have the meaning set forth in Section 5.8(a).

“Company Related Persons” shall have the meaning set forth in Section 9.5(e).

“Company SEC Documents” means the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC, including any documents filed with the SEC during such period by the Company on a voluntary basis.

“Company Stock Plans” means the Company’s 1992 Incentive Award Plan and the Company’s 2004 Equity Incentive Plan, each as amended to date.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means the Letter Agreement between Versa Capital Management, LLC and the Company, dated January 7, 2014.

“Consent” shall have the meaning set forth in Section 5.3(c).

“Contract” means any agreement, contract, commitment, licenses or other binding arrangement or understanding.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Crystal Credit Facility” means the term loan and security agreement, by and among, the Company, Crystal Financial SBIC LP, as Agent, and certain financial institutions identified therein, as lenders, in substantially the form attached as Appendix 1.1 of the Company Disclosure Schedule.

“Deal Agreements” means this Agreement, the Stock Purchase Agreement, the Support Agreements, the Employment Agreement Amendments, the HQ Lease Amendment and each of the other agreements or documents entered into in connection herewith or therewith.

“Debt Financing” shall have the meaning set forth in Section 7.6(b).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 4.3.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each stock purchase, stock option, restricted stock, equity or equity-based, severance, separation, retention, employment, consulting, change-of-control, bonus, incentive, retirement, pension, deferred compensation, medical, dental, vision or life insurance benefit, paid time off or fringe benefit and each other benefit or compensation plan, program, agreement, contract or arrangement providing benefits to current or former employees, officers or directors.

“Employment Agreement Amendment” and “Employment Agreement Amendments” shall have the meaning set forth in the Recitals.

“End Date” means October 30, 2014.

“EO” shall have the meaning set forth in the Recitals.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection of health, safety and the environment, (b) the handling, use, presence, disposal, or release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Securities” means, with respect to any company, (a) shares of its Capital Stock and (b) options, warrants, stock appreciation rights, restricted stock units, phantom stock, performance-based rights, rights that are linked in any way to the price of any class of its Capital Stock or the value of such company or any of its Subsidiaries or any part thereof or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of its Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, any entity other than such Person which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 4.2(a).

“Expiration Time” shall have the meaning set forth in Section 2.1(d).

“Fairness Opinion” shall have the meaning set forth in Section 5.18.

“Family Trust” shall have the meaning set forth in the Recitals.

“Financial Advisor” means Duff & Phelps, LLC.

“Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Financing Sources” shall have the meaning set forth in Section 7.6(b).

“Fully Diluted Class A Common Shares” means, as of any date of determination, (i) the number of shares of Class A Common Stock issued and outstanding as of such date, plus (ii) the number of shares of Class A Common Stock underlying Company Options issued and outstanding as of such date which have an exercise price lower than the Offer Price; provided, however, for purposes of this definition, the number of Company Options issued and outstanding shall include any Company Options for which the vesting shall be accelerated in connection with the Transactions, whether or not such acceleration has then actually occurred.

“Fully Diluted Class B Common Shares” means, as of any date of determination, (i) the number of shares of Class B Common Stock issued and outstanding as of such date, plus (ii) the number of shares of Class B Common Stock underlying Company Options issued and outstanding as of such date which have an exercise price lower than the Offer Price; provided, however, for purposes of this definition, the number of Company Options issued and outstanding shall include any Company Options for which the vesting shall be accelerated in connection with the Transactions, whether or not such acceleration has then actually occurred.

“GAAP” shall have the meaning set forth in Section 5.5(a).

“Governmental Antitrust Authority” shall have the meaning set forth in Section 7.8(c).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi-governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law. For the avoidance of doubt, The NASDAQ Stock Market and the Financial Industry Regulatory Authority shall be deemed to be Governmental Entities for purposes of this Agreement.

“Governmental Permits” shall have the meaning set forth in Section 5.9(a).

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials and mold.

“HQ Lease” shall have the meaning set forth in the Preamble.

“HQ Lease Amendment” shall have the meaning set forth in the Preamble.

“Indebtedness” means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Transactions) arising under, any obligations, contingent or otherwise, consisting of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business); (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any obligation in respect of interest under any existing interest-rate swap or hedge agreement; (iv) any other obligation upon which interest charges are customarily paid; (v) all obligations under conditional sale or other title retention agreements relating to property acquired; (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the applicable party, whether or not the indebtedness secured thereby has been assumed; (vii) all capital lease obligations; (viii) letters of credit and letters of guaranty; (ix) obligations under any bankers’ acceptances; and (x) guarantees by the applicable party or their respective Subsidiaries of indebtedness of others of the type described in clauses (i) through (ix).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“Independent Directors” shall have the meaning set forth in Section 2.3(c).

“Information Statement” shall have the meaning set forth in Section 2.3(b).

“Initial Offer Expiration Time” shall have the meaning set forth in Section 2.1(d).

“Insurance Policies” shall have the meaning set forth in Section 5.11(a).

“Intellectual Property” means, collectively, whether protected, created or arising under any Applicable Law, all worldwide industrial and intellectual property rights, including all (i) inventions and discoveries, whether patentable or not, and all patents, patent applications, patent rights, and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations-in-part thereof; (ii) worldwide registered and unregistered trademarks, certification marks, collective marks, d/b/a’s, logos, designs, symbols, assumed names, fictitious names, trademark registrations and applications therefor, trade dress rights, trade names, brand names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively “Trade Marks”); (iii) rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including rights in computer software, copyrights herein and thereto, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively “Copyrights”); (iv) trade secrets, confidential or proprietary information, data, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) (collectively “Trade Secrets”); and (v) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records, and together with the goodwill associated therewith.

“Interim Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Intervening Event” means a material development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, occurring after the date of this Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

“IO” shall have the meaning set forth in the Recitals.

“IT Systems” means computers, software, servers, workstations, routers, hubs, switches, data communication lines, and all other equipment comprising information technology and communication systems, and all associated documentation and data (including customer data, trading data and metadata), but not the Intellectual Property Rights relating to same.

“Knowledge” with respect to the Company shall mean the knowledge of Craig L. Levra, Howard K. Kaminsky, Dennis Trausch, Thomas H. Tennyson, Tim A. Anderson, Brad Morton and Ted Jackson. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter after having made due inquiries and investigations.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Lease” means all leases, subleases and other agreements under which a Person or its Subsidiaries or Affiliates leases, subleases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Property” means all real property that a Person or any of its Subsidiaries or Affiliates leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Letter of Transmittal” shall have the meaning set forth in Section 4.2(a).

“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, disputed or undisputed, vested or unvested.

“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, option, right of first refusal, license or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, effect, or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but, in each case, shall not include any change, effect, or occurrence caused by or arising or resulting from (i) facts, circumstances, events, conditions or changes generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (iii) act of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (v) any action taken by the Company and any of its Subsidiaries that is required by this Agreement or with the written consent of or at the written request of the other party to this Agreement, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to the other parties to this Agreement, (vii) any change or prospective change in the credit ratings of the Company and its Subsidiaries; provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such change or prospective change in credit ratings has resulted in or contributed to a Material Adverse Effect; (viii) any decline in the market price or change in trading volume of shares of Company Common Stock; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such decline in market price or change in trading volume has resulted in or contributed to a Material Adverse Effect; or (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such failure has resulted in or contributed to a Material Adverse Effect; except, in the case of clauses (i), (ii) or (iii), for any such change, effect, or occurrence that has a disproportionate adverse impact on the Company and its Subsidiaries compared to other companies operating in the same industry as the Company and its Subsidiaries and then, in such case, only to the extent of such disproportionate adverse impact. For the avoidance of doubt, any Event of Default, as defined in the BofA Credit Facility or the Crystal Credit Facility, as the case may be, (other than waivers, forbearances or other relief thereof (but not amendments or restatements) granted by BofA or Crystal, as the case may be, in good faith and, in the case of BofA, consistent with past practices) shall be deemed to constitute a Material Adverse Effect, subject to any applicable cure periods.

“Merger” shall have the meaning set forth in Section 3.1.

“Merger Closing” shall have the meaning set forth in Section 3.2.

“Merger Closing Date” shall have the meaning set forth in Section 3.2.

“Merger Consideration” means the product of (a) the Offer Price, and (b) the sum of (i) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Class A Common Stock owned by Parent, Merger Sub, the Company, the Specified Stockholders or any of their respective Subsidiaries, and, subject to Section 4.3, also excluding Dissenting Shares) and (ii) the number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Class B Common Stock owned by Parent, Merger Sub, the Company, the Specified Stockholders or any of their respective Subsidiaries, and, subject to Section 4.3, also excluding Dissenting Shares).

“Merger Expenses” means all reasonable out-of-pocket costs and expenses incurred by the Company or Parent, as the case may be, in connection with this Agreement, the Offer, the Merger and the other Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub pursuant to this Agreement and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Minimum Tender Condition” shall have the meaning set forth in Annex I.

“Notice” shall have the meaning set forth in Section 10.11(a).

“Notice Period” shall have the meaning set forth in Section 7.12(e)(i).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 2.1(e).

“Offer Closing Date” shall have the meaning set forth in Section 2.1(e).

“Offer Conditions” shall have the meaning set forth in Section 2.1(b).

“Offer Documents” shall have the meaning set forth in Section 2.1(g).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer Termination” shall have the meaning set forth in Section 2.1(f).

“Option Notice Period” shall have the meaning set forth in Section 4.6(a).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Real Property” means all real property that a Person or any of its Subsidiaries or Affiliates owns.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent pursuant to this Agreement and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Paying Agent” shall have the meaning set forth in Section 4.2(a).

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements, (b) statutory workers’, carriers’, landlords’, mechanics’ or other like Liens incurred in the ordinary course of business that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements, (c) Liens arising out of deferred purchase price agreements, conditional sales contracts and/or arrangements, equipment leases and/or any arrangements having similar effect with third parties and (d) statutory or contractual Liens to secure landlords, lessors or renters under Leases for Company Leased Real Property that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, individual consumer or other individual who has provided such information to the Company or any of its Subsidiaries in connection with the conduct of the Company Business.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Price Reduction Trigger” shall have the meaning set forth in the Recitals.

“Promissory Note” shall have the meaning set forth in Section 2.4(b).

“Proxy Statement” shall have the meaning set forth in Section 3.8(a)(ii).

“Recommendation” shall have the meaning set forth in Section 5.3(b).

“Registered Company-Owned IP Rights” shall have the meaning set forth in Section 5.8(d).

“Representatives” shall have the meaning set forth in Section 7.12(a).

“Requisite Company Vote” shall have the meaning set forth in Section 5.3(a).

“Restraints” shall have the meaning set forth in Section 8.1(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.5(c).

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(b).

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Committee” shall have the meaning set forth in the Recitals.

“Specified Company SEC Documents” shall have the meaning set forth Section 5.

“Specified Stockholders” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement Condition” shall have the meaning set forth in Annex I.

“Stock Purchase Agreement Transactions” shall have the meaning set forth in the Recitals.

“Stockholders’ Meeting” shall have the meaning set forth in Section 3.8(a)(i).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%), which the Company Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the Offer, the Merger and the other Transactions (after taking into account the expected timing and risk and likelihood of consummation).

“Support Agreement Stockholders” shall have the meaning set forth in the Recitals.

“Support Agreements” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, unclaimed property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) or for failure to file any Tax Return, (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii), and (iv) any amounts payable under any tax sharing agreement or contract (other than commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall have the meaning set forth in Section 9.5(a).

“Third Party” shall mean any Person or group other than the Company, Parent or any of their respective Affiliates or Subsidiaries.

“Top-Up Consideration” shall have the meaning set forth in Section 2.4(b).

“Top-Up Option” shall have the meaning set forth in Section 2.4(a).

“Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Transactions” shall have the meaning set forth in the Recitals.

“Triggering Event” shall have the meaning set forth in Section 9.3(b).

“WARN” shall have the meaning set forth in Section 5.10(l).

“$” means United States dollars.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph or Exhibit, such reference is to an Article, Section, paragraph or Exhibit of this Agreement unless otherwise specified; (e) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation,” unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will;” (h) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; and (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within five (5) Business Days) after the Agreement Date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). Parent and Merger Sub reserve the right to waive, in whole or in part, any Offer Condition and to make any changes to the terms and conditions of the Offer (including to increase the Offer Price); provided, however, that unless otherwise expressly provided in this Agreement or previously approved by the Company in writing, Merger Sub shall not, and Parent shall not permit Merger Sub to (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) except as otherwise specifically provided in Section 2.1(c), reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Annex I or modify or change any

Offer Condition in a manner adverse in any material respect to any Company Stockholder, (v) except as otherwise provided in this Section 2.1, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any Company Stockholder.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that (x) nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement and (y) in no event shall any adjustment be made to the Offer Price with respect to any change during such period that results from any exercise of any Company Options and/or the issuance of any shares of Company Common Stock with respect to any of the foregoing. In addition, in the event the Price Reduction Trigger occurs the Offer Price shall be automatically reduced to $1.04 (which such reduced price shall be subject to adjustment in the event of stock split, reverse stock split, stock dividend, or other similar events in accordance with the first sentence of this Section 2.1(c)) and, following the reduction in the Offer Price contemplated hereby, Parent and Merger Sub shall cause the Offer to be extended in the manner required by Applicable Law and Parent and the Company shall file with the SEC appropriate amendments to the Schedule TO and Schedule 14D-9, as appropriate.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date and time being the “Initial Offer Expiration Time”). In the event the Initial Offer Expiration Time has been extended pursuant to this Agreement (other than in accordance with the immediately preceding sentence), such later date and time to which the Initial Offer Expiration Time has been extended pursuant to this Agreement shall be referred to herein as the “Expiration Time.” Notwithstanding anything to the contrary contained in this Section 2.1, Merger Sub may, in its discretion, without the consent of the Company, extend the Offer for no more than two consecutive increments of not more than ten (10) Business Days each, if at any otherwise scheduled Expiration Time any of the conditions to Parent’s and Merger Sub’s obligation to purchase shares of Company Common Stock are not satisfied or waived, or extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC applicable to the Offer, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by such Law, rule, regulation, interpretation or position.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly (and in any event within three (3) Business Days) after the Expiration Time (as it may be extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(f) Termination of the Offer. If this Agreement is terminated pursuant to Article IX, then Merger Sub shall promptly (and, in any event, within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer (the “Offer Termination”). If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article IX, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof in the manner and to the extent required by the terms of the Offer.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by Applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Except as expressly contemplated by this Agreement, the Company hereby consents to the inclusion in the Offer Documents of the Recommendation. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by Applicable Law. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Merger Sub and their respective representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

2.2 Company Actions

(a) Schedule 14D-9. On, or on the Business Day after, the date on which the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) which, except as expressly contemplated by this Agreement, shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall cause the Schedule 14D-9 to be disseminated to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by Applicable Law for inclusion in the Schedule 14D-9. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by Applicable Law. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and comment on such document or response.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall promptly furnish or cause its transfer agent to promptly furnish Merger Sub with (i) mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with lists containing such names and addresses and (ii) copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s or its transfer agent’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information (including updates of the items provided pursuant to the preceding sentence) and assistance as Parent or Merger Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock.

2.3 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depending upon whether Parent shall exercise its rights under this Section 2.3(a)) and at all times thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of authorized directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.3) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment at the Acceptance Time and the shares acquired in connection with the Stock Purchase Agreement Transactions) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all actions as are necessary to cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of authorized directors and obtaining resignations of incumbent directors; provided that until the Effective Time, at least three Independent Directors shall remain on the Company Board. At such time, the Company shall, subject to compliance with Applicable Law, also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board (other than the Special Committee or any committee of independent directors formed for purposes of this Agreement) and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board.

(b) Section 14(f) of the Exchange Act. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees following the Acceptance Time, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.3 which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9 (the “Information Statement”) (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included therein with respect to Parent’s officers, directors and Affiliates).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be constituted as a committee of the Company Board and the approval of such committee shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

2.4 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 2.4, to purchase that number of newly-issued shares of Class A Common Stock (the “Class A Top-Up Shares”) and Class B Common Stock (the “Class B Top-Up Shares”, and together with the Class A Top-Up Shares, the “Top-Up Shares”) equal to, (x) in the case of the Class A Top-Up Shares, the lowest number of shares of Class A Common Stock that, when added to the number of shares of Class A Common Stock held by Parent and Merger Sub at the time of such exercise (for the avoidance of doubt, after giving effect to the Offer and the Stock Purchase Agreement Transactions), shall be equal to or in excess of ninety percent (90%) of the Fully Diluted Class A Common Shares (assuming the issuance of the Class A Top-Up Shares); and (y) in the case of the Class B Top-Up Shares, the lowest number of shares of Class B Common Stock that, when added to the number of shares of Class B Common Stock held by Parent and Merger Sub at the time of such exercise (for the avoidance of doubt, after giving effect to the Stock Purchase Agreement Transactions and the shares validly tendered into the Offer), shall be equal to or in excess of ninety percent (90%) of the Fully Diluted Class B Common Shares (assuming the issuance of the Class B Top-Up Shares).

(b) In the event the Minimum Tender Condition is satisfied and exercise of the Top-Up Option (together with the shares purchased in the Stock Purchase Agreement Transactions) would result in Merger Sub and Parent collectively owning at least 90% of the total shares of Class A Common Stock and Class B Common Stock then outstanding, then Merger Sub shall be obligated to exercise the Top-Up Option and must do so within 24 hours after Merger Sub’s acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided, however, that in no event shall the Top-Up Option be exercised (x) for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock, as the case may be, (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 2.4(b), any shares of Company Common Stock held in the treasury of the Company) or (y) any other provision of Applicable Law or Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. The aggregate amount payable by Merger Sub to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”). The Top-Up Consideration shall be paid to the Company at the closing of the Top-Up Option, at Merger Sub’s option, (A) in cash, by wire transfer of same-day funds, or (B) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Shares less the amount paid in cash pursuant to the immediately preceding clause (x) (the “Promissory Note”). The Promissory Note (1) shall be due on the first anniversary of the issuance of the Top-Up Shares pursuant to this Section 2.4, (2) shall bear simple interest of 5% per annum, (3) shall be full recourse to Merger Sub, (4) may be prepaid, in whole or in part, at any time without premium or penalty and (5) shall have no other material terms.

(c) In the event the Top-Up Option is exercised in accordance with this Section 2.4, Merger Sub shall promptly notify the Company in writing of the following: (i) the number and class of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (which, subject to

Applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) Business Days after the date such notice is delivered to the Company). Such notice shall also include an undertaking signed by Parent and Merger Sub that Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with the terms hereof. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such shares of Class A Common Stock or Class B Common Stock, as the case may be, which certificate may include any legends required by Applicable Law.

(d) Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any public distribution thereof within the meaning of the Securities Act.

(e) Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by Applicable Law, each of the parties hereto agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or the Promissory Note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

2.5 Short Form Merger. If, after the consummation of the Offer, consummation of the Stock Purchase Agreement Transactions, and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least ninety percent (90%) of the then outstanding shares of each class of Company Common Stock, Parent shall cause Merger Sub to, and Parent and Parent’s other Subsidiaries shall, transfer any such Shares they own to Merger Sub to enable Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article III below.

ARTICLE III

THE MERGER

3.1 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2 Merger Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place on the Offer Closing Date or as promptly as practicable thereafter, unless the Stockholders’ Meeting will be held in accordance with Section 3.8, in which case the Merger Closing shall take place as promptly as possible following the date of the Stockholders’ Meeting, in each case, unless this Agreement has previously been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Merger Closing and the Offer Closing shall be held at the offices of Sheppard,

Mullin, Richter & Hampton LLP located at 1901 Avenue of the Stars, Suite 1600, Los Angeles, California 90067, unless another place is agreed to in writing by the parties hereto. The actual date of the Merger Closing is hereinafter referred to as the “Merger Closing Date.”

3.3 Effective Time. Subject to the provisions of this Agreement, at the Merger Closing, the Company and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

3.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and By-Laws. At the Effective Time, the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit E attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law. The Company shall take such actions as are necessary so that, at the Effective Time, the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

3.6 Directors. The Company shall take such actions as are necessary to cause the directors of Merger Sub immediately prior to the Effective Time to be the sole directors of the Surviving Corporation immediately following the Effective Time and such directors shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.8 Stockholders’ Meeting.

(a) If, after the Offer Closing, approval of the Company Stockholders (other than the approval of Merger Sub to consummate the Merger in accordance with Section 2.5) is required under Applicable Law to consummate the Merger, the Company shall, in accordance with and to the extent permitted by Applicable Law:

(i) as soon as reasonably practicable following the Offer Closing (and in any event, within five (5) Business Days), duly call and give notice of, and thereafter subsequently convene and hold a special meeting of the Company Stockholders in accordance with the provisions of the DGCL (the “Stockholders’ Meeting”) for the purpose of adopting this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement (including any required amendments to the Schedule TO and Schedule 14D-9) relating to the Merger and this Agreement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the “Proxy Statement”) to be mailed to the Company Stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by the Company Stockholders; and

(iii) except to the extent withdrawn or modified pursuant to this Agreement, include in the Proxy Statement the Recommendation.

(b) The Company shall consult with Parent and Merger Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and Merger Sub a reasonable opportunity to comment thereon prior to its finalization. Parent and Merger Sub shall furnish to the Company any and all information relating to Parent and Merger Sub required to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations thereunder. The Company shall provide Parent and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any amendments or supplements thereto) promptly after receipt of such comments or other communications.

(c) Parent and Merger Sub shall (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall become false or misleading in any material respect and (ii) notify the Company in writing, prior to the Merger Closing, of the occurrence of any event which should be set forth in an amendment or supplement to the Proxy Statement. The Company shall promptly notify Parent and Merger Sub in writing of the occurrence of any event relating to the Company or the Transactions which should be set forth in an amendment or a supplement to the Proxy Statement. In case any amendment or supplement to the Proxy Statement is deemed necessary or appropriate, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement and shall afford Parent and Merger Sub reasonable opportunity to comment thereon prior to such mailing.

(d) Parent and Merger Sub each agree that they will vote, or cause to be voted, at the Stockholders’ Meeting all of the shares of Company Common Stock then owned by them, or any of their respective Subsidiaries or Affiliates, or which they or any of their respective Subsidiaries or Affiliates have voting power, in favor of the adoption of this Agreement.

3.9 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK AND COMPANY OPTIONS

4.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Common Share” and collectively, the “Common Shares”) that is held by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries or Affiliates will automatically be cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock to be cancelled in accordance with Section 4.1(a), and (ii) Dissenting Shares, if applicable) will be converted into the right to receive the Offer Price. If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Class A Common Stock or Class B Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Class A Common Stock or Class B Common Stock, as the case may be, pursuant to this Section 4.1(b) shall be equitably adjusted to the extent appropriate.

(c) Cancellation of Common Shares. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and each certificate representing Common Shares (a “Certificate”) and each non-certificated share represented by book-entry (“Book-Entry Shares) that were outstanding immediately prior to the Effective Time shall (except for shares cancelled pursuant to Section 4.1(a)) cease to have any rights with respect thereto other than the right to receive the portion of the Merger Consideration with respect thereto; and (b) the stock transfer books of the Company shall be closed with respect to all Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Common Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Surviving Corporation, such Certificate shall be canceled and shall be exchanged as provided in Section 4.2.

(d) Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Surrender and Payment.

(a) Prior to the Effective Time, Parent and Merger Sub shall appoint Computershare Trust Company, N.A. or such other paying agent as designated by Parent and Merger Sub and reasonably acceptable to the Company from time to time (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for: (i) the Certificates, or (ii) Book-Entry Shares. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Article IV (such cash being hereinafter referred to as the “Exchange Fund”). If the Exchange Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares for any reason, Parent shall take all steps necessary to promptly (and in any case, within five (5) Business Days) deposit additional cash with the Paying Agent sufficient to pay all Merger Consideration required to be paid pursuant to this Article IV, and Parent shall in any event be liable for the payment thereof. Parent shall pay all charges and expenses, including those of the Paying Agent, incurred in connection with the exchange of Common Shares for the Merger Consideration. The Exchange Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Common Shares at the Effective Time, a letter of transmittal in such form as Parent and the Company shall reasonably agree (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or upon delivery of an “agent’s message” regarding the book-entry transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange.

(b) Upon (i) surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.5), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or holder of record of such Book-Entry Shares, as the case may be, shall be entitled to receive a cash amount (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to the product of (i) the Offer Price and (ii) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.5) or Book-Entry Shares, as the case may be. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 4.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Offer Price or the right to demand to be paid the “fair value” of the Common Shares represented thereby as contemplated by Section 4.3. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article IV.

(c) If any of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration payable upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book-Entry Shares.

(e) Any portion of the Exchange Fund made available to the Paying Agent in respect of any Dissenting Shares, if any, shall be returned to Parent, upon demand.

(f) Any portion of the Exchange Fund deposited with the Paying Agent which remains unpaid to the holders of Common Shares for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Common Shares who have not theretofore complied with this Article IV shall thereafter look only to Parent for the allocable Merger Consideration, without any interest thereon but subject to any applicable withholdings.

(g) None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Common Shares for any portion of the Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) No dividends or other distributions with respect to capital stock of the Company with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

4.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, Common Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares cancelled in accordance with Section 4.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement and who has properly exercised appraisal rights of such Common Shares in accordance with Section 262 of the DGCL (such Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Common Shares) shall not be converted into a right to receive the Merger Consideration allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the

DGCL, such Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration allocable thereto in accordance with Section 4.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such Common Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand. Except with the prior written consent of Parent, the Company shall not make any voluntary payment with respect to, or settle or offer to settle, any such demands.

4.4 Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

4.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under this Article IV, without any interest thereon but subject to any applicable withholdings.

4.6 Treatment of Company Options.

(a) As soon as practicable following the date hereof, the Company Board shall adopt any resolutions, in form and substance reasonably satisfactory to Parent, and the Company shall take any additional actions that may be reasonably necessary or that Parent reasonably considers appropriate (under the Company Stock Plans or otherwise) to provide that (i) each holder of Company Options (whether or not then vested or exercisable) shall be provided with a notice pursuant to which all outstanding Company Options held by such holder shall become fully vested and may be exercised by such holder beginning on the twentieth (20th) Business Day prior to the Initial Offer Expiration Time through the Initial Offer Expiration Time, which accelerated vesting and exercise shall be contingent on the occurrence of the Merger Closing (such period, the “Option Notice Period”) in accordance with the terms and conditions of the applicable Company Stock Plan and award agreement under which such Company Options were granted and (ii) to the extent that any Company Option is not so exercised during the Option Notice Period, such Company Option shall be cancelled immediately prior to the Merger Closing without any consideration or payment in respect thereof; provided that, notwithstanding anything to the contrary, in the event that (x) the holder of a Company Option does not exercise such Company Option during the Option Notice Period and (y) such Company Option has a per share exercise price that is less than the Offer Price, such Company Option shall be automatically deemed to have been exercised by net settlement contingent on, and effective immediately prior to, the Merger Closing.

(b) Prior to the Effective Time, the Company shall take all such lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 4.6. Except as otherwise agreed to in writing by the parties hereto after the Agreement Date, the Company will ensure that: (i) the Company Stock Plans will terminate as of the Effective Time; and (ii) no participant in any of the Company Stock Plans shall have any right under any such Company Stock Plan to acquire (directly or indirectly), at or any time after the Effective Time, any capital stock or other equity interest of the Company, the Surviving Corporation or any other Person.

(c) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of Equity Securities in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the representations and warranties to which the information in such schedule relates unless the applicability of such disclosure to a different representation or warranty is reasonably apparent on its face); or (b) the Company SEC Documents filed or furnished after January 1, 2014 and prior to the date of this Agreement (the “Specified Company SEC Documents”) (excluding any disclosures in the Specified Company SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows.

5.1 Organization and Good Standing. The Company and each Subsidiary of the Company is a corporation, limited partnership, or limited liability company (as applicable) duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would not be material the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing, in the jurisdictions set forth on Section 5.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified or licensed and in good standing would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of the currently effective Organizational Documents of the Company and each of its wholly-owned Subsidiaries listed on Section 5.2 of the Company Disclosure Schedule, each as amended to date. Neither the Company nor any wholly-owned Subsidiary of the Company is in violation of its respective Organizational Documents, each as amended to date, in any material respects.

5.2 Subsidiaries. Except for the entities listed on Section 5.2 of the Company Disclosure Schedule, the Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. All outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and are owned by the Company, free and clear of all Liens.

5.3 Power, Authority, Recommendation, No Consents and No Violations.

(a) Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, in the case of the Merger, the receipt of the Requisite Company Vote, if required by Applicable Law, and except for the filing of the Certificate of Merger with the Secretary of

State of the State of Delaware in accordance with the DGCL. The affirmative vote of the holders of at least a majority in voting power of the shares of Company Common Stock outstanding on the record date of the Stockholders Meeting, voting together as a single class, to adopt this Agreement (the “Requisite Company Vote”), if required by Applicable Law, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors rights generally and by general principles of equity.

(b) Recommendation. The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the Transactions, (ii) approving and declaring advisable this Agreement, the Offer and the Merger, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the other Transactions, on the terms and subject to the conditions set forth herein and therein, are advisable and in the best interests of the stockholders of the Company, (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by Applicable Law, adopt this Agreement (this clause (iv), the “Recommendation”), and (v) irrevocably, prior to any termination of this Agreement in accordance with its terms, approving for all purposes each of Parent, Merger Sub and their respective Affiliates with respect to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby (including the Offer and the Merger) and thereby to exempt such Persons (with respect to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby), agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, (A) any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (including the provisions of Section 203 of the DGCL) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Stock Purchase Agreement Transactions and the Merger) with respect to any of the foregoing, or (B) the voting requirements of Section 4(b)(1) of the Bylaws of the Company, which resolutions have not been rescinded, modified or withdrawn in any way.

(c) No Consents. Subject to the receipt of the Requisite Company Vote, if required by Applicable Law, no consent, approval, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a “Consent”) (i) any Governmental Entity; or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for (w) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (x) the filing of the Schedule 14D-9 with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger, the Offer and the other Transactions, (y) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (collectively, the “Antitrust Laws”), or (z) such Consents as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market, and, in each case, to the extent that the failure to obtain such Consent would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) No Violations. The execution, delivery and performance of this Agreement and the other Deal Agreements by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any (i) Contract governing the lease of any Leased Real Property set forth on Section 5.6(a) of the Company Disclosure Schedule or (ii) any other Material Contract, in each case, binding on the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Offer and the Merger and the other Transactions), compliance with the matters referred to in Section 5.3(c), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

5.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consist of: (i) 46,000,000 shares of Class A Common Stock, 12,414,490 of which have been issued and are outstanding; (ii) 2,000,000 shares of Class B Common Stock, 1,775,821 of which have been issued and are outstanding; and (iii) 2,000,000 shares of Preferred Stock, none of which have been issued or are outstanding. All issued and outstanding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law.

(b) Options. The Company has reserved an aggregate of 685,032 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options), and no other shares of Company Common Stock have been reserved for issuance. A total of 2,127,506 shares of Class A Common Stock and 25,750 shares of Class B Common Stock are subject to outstanding Company Options as of the Agreement Date. Section 5.4(b) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of all Company Options and any other equity-based awards granted under Company Stock Plans, included the holder, date of grant, term, number of shares of Company Common Stock subject to such Company Option and, where applicable, exercise price and vesting schedule. All outstanding Company Options were granted under the applicable Company Stock Plan. All Company Options have been issued and granted in material compliance with Applicable Law. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Each Company Option (A) was granted in compliance in all material respects with all Applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or Compensation Committee actually awarded such Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company SEC Documents, respectively.

(c) Debt. As of the date of this Agreement, the only principal amount of outstanding Indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is for borrowings in the amounts, set forth in Section 5.4(c) of the Company Disclosure Schedule.

5.5 Financial Statements; Sarbanes-Oxley Act Compliance.

(a) Financial Statements. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2014 (the “Balance Sheet”) and the related unaudited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended included in the Specified Company SEC Documents (collectively, the “Annual Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 30, 2013 included in the Specified Company SEC Documents, and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), (i) are consistent with the books and records of the Company and its Subsidiaries, as applicable, in all material respects, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and (iii) fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, subject to normal year-end adjustments and the absence of notes. The date of the Balance Sheet is referred to herein as the “Balance Sheet Date”).

(b) No Undisclosed Liabilities. No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company. There are no Liabilities of the Company or its Subsidiaries (whether accrued, contingent or otherwise) other than Liabilities (i) reflected on the Balance Sheet or readily apparent in the notes thereto, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) arising from contractual arrangements entered into in the ordinary course of business, including obligations with respect to employment agreements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (iv) as set forth on Section 5.5(b) of the Company Disclosure Schedule. The Company is not a party to any off-balance sheet arrangements that could have a current or future material effect upon the Company’s consolidated financial condition or results of operations except as set forth in the notes to the Financial Statements

(c) Sarbanes-Oxley Act Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

(d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. No disclosure has been made to the audit committee of the Company Board, and to the Company’s Knowledge there are no: (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) instances of fraud that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(e) Off-balance Sheet Arrangements. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f) Absence of Changes. Since the Balance Sheet Date, except for the transactions contemplated by this Agreement, (i) the Company has operated in the ordinary course of business, (ii) there has not been material damage, destruction, impairment or loss (whether or not covered by insurance) to any material assets of the Company, (iii) the Company has not incurred or assumed any Liabilities for borrowed money or guaranteed any such Liabilities, (iv) the Company has not merged with, entered into a consolidation with or acquired an interest in any Person, (v) there has not occurred any change, effect, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (vi) there has not been any action taken by the Company of its Subsidiaries that would have required the consent of Parent pursuant to Section 7.3 if such action had been taken after the date of this Agreement and (vii) the Company has not agreed, whether in writing or otherwise, to do any of the foregoing.

5.6 Real Property and Personal Property Matters.

(a) No Owned Real Property; Leased Real Property.

(i) Neither the Company nor any Subsidiary of the Company owns fee simple title to any Owned Real Property. Section 5.6(a) of the Company Disclosure Schedule contains a true and correct list of all Company’s Leased Real Property, including, without limitation, (A) the address of the Company Leased Real Property, (B) the name and address of each landlord of the Company’s Leased Real Property, (C) the name and address of each subtenant of the Company or any Company Subsidiary at the Company’s Leased Real Property, and (D) a list of all Contracts comprising each of the Company’s Leases for the Company’s Leased Real Property. The Company has delivered or made available to Parent a true and complete copy of each of the Company’s Leases for the Company’s Leased Real Property, and in the case of any of the Company’s Leases that are oral, a written summary of the material terms of such Company Leases.

(ii) The Company and any Subsidiary party to any Lease related to the Company’s Leased Real Property has good leasehold title to the Company’s Leased Real Property free and clear of any Liens other than Permitted Liens. The Company’s Leases are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any of the Company’s Leases.

(iii) Neither the Company nor any of its Subsidiaries has entered into any sub-lease as sub-landlord with respect to any of the Company’s Leased Real Property.

(iv) No security deposit or portion thereof deposited with respect to the Company’s Leases have been applied in respect of a breach or default under the Company’s Leases which has not been redeposited in full. Neither the Company nor any Company Subsidiary owes any brokerage commissions or finder’s fee with respect to the Company’s Leases.

(v) There are no material unsatisfied capital expenditure requirements or remodeling obligations of the Company or any Company Subsidiary at the Company’s Leased Real Property other than ordinary maintenance and repair obligations.

(vi) There are no material contingent liabilities with respect to any of the Company’s current or former Owned Real Property (if any) or Leased Real Property, except for those material contingent liabilities

(w) that are not yet due and payable, (x) that are related to obligations that have not yet matured or (y) which are being contested in good faith and as to which the Company has established adequate reserves on its Financial Statements.

(b) Personal Property.

(i) The Company and each Subsidiary of the Company has good title to, or a valid and binding leasehold interest in, all the material personal property owned by it, except for that personal property that is no longer used or useful in the conduct of their businesses, and in each case free and clear of all Liens other than Permitted Liens.

(ii) All material Personal Property (A) is in good operating condition and repair, subject to normal wear and maintenance, (B) is usable in the ordinary course of business and (C) conforms in all material respects to Applicable Laws and all Governmental Permits issued to the Company or its Subsidiaries relating to their construction, use and operation. No Person other than the Company or its Subsidiaries owns any material piece of equipment or other material tangible property situated on the premises of the Company or its Subsidiaries or necessary to operate the Company Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which the Company Business has been conducted in the previous 12 months, except for items leased.

5.7 Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 5.7 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound:

(a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), filed by the Company with the SEC;

(b) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more;

(c) any joint venture or partnership Contract, other than sales agent and referral agreements, in each case entered into in the ordinary course of business;

(d) any Contract for or relating to the employment by it of any director or officer or any other type of Contract with any of its directors or officers that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any director or officer as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(f) any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; or (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

(g) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(h) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Company Options under the Company Stock Plan;

(i) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(j) any Contract of guarantee, support, or assumption with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(k) any other Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise); or

(l) any Company License Agreement.

All Company Material Contracts are in written form. All Company Material Contracts are valid and binding on the Company and/or the relevant Company Subsidiary that is a party thereto and, to the Company’s Knowledge, each other party thereto, and are in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any third party (1) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (2) the right to cancel or terminate any Company Material Contract.

5.8 Intellectual Property.

(a) The Company owns or has the valid right or license to all Intellectual Property Rights used in or necessary for the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned or purported to be owned by the Company.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements, nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (ii) materially impair the right of the Surviving Corporation or Parent or its Subsidiaries to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any Third Party (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, offering for sale, sale, copying, modification, distribution, display or disposition of any Company IP Rights by the Company, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) The Company has taken all reasonably necessary steps to protect, preserve and maintain the secrecy and confidentiality of the Trade Secrets included in the Company IP Rights and to preserve and maintain all the Company’s interests in and rights to the Company IP Rights. Any current and prior employees, consultants and independent contractors of the Company engaged in the development or creation of any Company-Owned IP Rights have executed and delivered to the Company a valid intellectual property and confidentiality agreement for the benefit of the Company or a Subsidiary of the Company pursuant to which, such employee, consultant and independent contractor has agreed to keep the Company IP Rights confidential and has assigned each of his or her inventions and all other Intellectual Property Rights created or developed within the scope of their employment to the Company or a Subsidiary of the Company. To the Company’s Knowledge, no current or former employee, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(d) Section 5.8(d) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Subsidiary of the Company of any Intellectual Property Rights with any Governmental Entity or quasi-governmental authority, including Internet domain name registries; (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Subsidiary of the Company to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered ((i) and (ii) collectively, “Registered Company-Owned IP Rights”); (iii) all Actions before any Governmental Entity, arbitrator, court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights; and (iv) all material unregistered Trademarks and Copyrights included in the Company-Owned IP Rights. All Registered Company-Owned IP Rights are valid, enforceable and subsisting, and the Company is the record owner thereof. To the Company’s Knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business. To the Company’s Knowledge, the Company owns exclusively, and has good title to, all copyrighted works that the Company purports to own.

(e) The Company solely and exclusively owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Liens (other than Permitted Liens). To the Company’s Knowledge, there is no unauthorized use, infringement, violation or misappropriation of any Company-Owned IP Rights by any Third Party, employee or former employee. During the six (6) years prior to the date hereof, the Company has not sent written notices to any Third Party alleging that such Third Party is infringing, misappropriating or otherwise violating any Company-Owned IP Rights.

(f) Neither the operation of the Company Business as currently conducted and as conducted in the six (6) year period prior to the date hereof, nor the use, sale, lease, transfer, reproduction, distribution, modification or other exploitation of the Company’s products or services infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any Third Party or entitles any Third Party to any interest therein, or right to compensation from Company or its customers, successors, or assigns. As of the date hereof, there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company alleging that the Company Business infringes, violates or misappropriates the Intellectual Property Rights of any Third Party.

(g) The Company owns or has valid and enforceable rights (pursuant to agreements that are and will continue to be in full force and effect in accordance with their terms following the Closing) to, the Company IT Assets. The Company IT Assets are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operations of the Company Business. The Company has taken reasonable measures, consistent with industry practice, to preserve and maintain the performance, security and integrity of Company IT Assets and all software, information or data stored thereon. There has been no failure with respect to any Company IT Assets that has had a material effect on the operations of the Company Business and has not been fully remedied and there has been no unauthorized access to or use of any Company IT Assets or any software, information or data stored thereon. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices for the data and information critical to the business of the Company.

(h) The Company and all of its Subsidiaries have (i) complied in all material respects with its and their published privacy policies, internal privacy policies and internal guidelines and all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information is protected against loss, damage, and unauthorized access, use and/or, modification. There has not been any loss, damage, or unauthorized access, use, modification, or other misuse, of any Personally Identifiable Information by the Company or any of its Subsidiaries. No Third Party (including any Governmental Entity) has provided any written notice to the Company or any of its Subsidiaries, made any written claim, or commenced any action or proceeding against the Company or any of its Company Subsidiaries with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company, any of its Subsidiaries or any of its or their employees or contractors.

5.9 Compliance with Laws.

(a) Since June 1, 2011, the Company has complied in all material respects, and is now in material compliance, with all Applicable Law and all material permits, licenses and approvals from, and has made all material filings with, Governmental Entities, that are necessary and/or legally required to be held by it to conduct the Company Business (including without limitation the occupancy and use of Company Leased Real Property) without any violation of Applicable Law (“Governmental Permits”). No event has occurred since June 1, 2011, or circumstance exists that (with or without notice or lapse of time) (i) would reasonably be expected to constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any Applicable Law or Governmental Permit or (ii) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or bear all or any portion of the cost of, any remedial action.

(b) (i) The Company holds all Governmental Permits, and (ii) all such Governmental Permits are valid and in full force and effect, and immediately following the Effective Time will be in effect, except, in each case, where the failure to hold such Governmental Permits, or the invalidity thereof, would not reasonably be expected to be material to the Company. The Company has not received any written notice from any Governmental Entity regarding (i) any actual or possible violation of Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) Neither the Company nor, to the Company’s Knowledge, any director or officer of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

5.10 Employees, ERISA and Other Compliance.

(a) Section 5.10(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (vii) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Benefit Plan.

(c) To the Company’s Knowledge, (i) each Person who is currently performing services for the Company and each person who formerly performed services for the Company since June 1, 2011, has been properly classified by the Company as an employee, independent contractor, leased employee or agent for all purposes, including, but not limited to, payroll Taxes, withholding, unemployment insurance, every Employee Benefit Plan and any Applicable Law, except for any such failure to properly classify that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any Person who is or has performed services for the Company. The Company has received no written notice of any pending or threatened claim by any Person who is or has performed services for the Company that he/she is or was misclassified for any purpose and, to the Knowledge of the Company, there is no threatened claim by any such Person that he/she is or was misclassified for any purpose. The Company has no notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the classification of any Person who is or has performed services for the Company and, to the Knowledge of the Company, there is no threated inquiry or audit by any Governmental Entity concerning the classification of any such Person.

(d) To the Company’s Knowledge, (i) all current employees and all former employees entitled to meal/rest periods since June 1, 2011, under any Applicable Law have been given those meal/rest periods by the Company, except for such failure to provide such meal/rest periods that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the failure to give meal/rest periods to any eligible current or former employee. The Company has received no written notice of any pending or threatened claim by any current employee or former employee that he/she has not been given the meal/rest periods to which he/she is or was entitled, and, to the Knowledge of the Company, there is no threatened claim by any employee or former employee that he/she has not been given the meal/rest periods to which he/she is or was entitled. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s meal/rest breaks policies and practices, and, to the Knowledge of the Company, there is no threatened inquiry or audit from any Governmental Entity concerning the Company’s meal/rest periods policies and practices.

(e) To the Company’s Knowledge, (i) all pay stubs of current employees and former employees since June 1, 2013, are and have been fully compliant with any Applicable Law in all material respects, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to failure to comply with any Applicable Law relating to pay stubs. The Company has received no written notice of any pending or threatened claim by any current or former employee that his/her pay stub(s) is or was improperly prepared, and, to the Knowledge of the Company, there is no threatened claim by any employee or former employee that his/her pay stub(s) is or was improperly prepared. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning pay stubs, and, to the Knowledge of the Company, there is no threatened inquiry or audit from any Governmental Entity concerning pay stubs.

(f) To the Company’s Knowledge, (i) every employee currently classified or formerly classified as a “Scuba Instructor” since June 1, 2011, has been properly paid wages by the Company in full compliance with any Applicable Law, except for any such failure that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect liability, whether actual or contingent, with respect to the failure to pay wages properly under any Applicable Law to current and former “Scuba Instructors.” The Company has received no written notice of any pending or threatened claim by any current or former Scuba Instructor that he/she is or was improperly paid wages, and, to the Company’s Knowledge, there is no threatened claim by any current or former Scuba Instructor that he/she was improperly paid wages. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s policies and practices with respect to the payment of wages to Scuba Instructors, and, to the Knowledge of the Company, there is no such threatened inquiry or audit from any Governmental Entity.

(g) To the Company’s Knowledge, (i) every current “Store Manager,” every current “Store Assistant Manager,” every current “Store Supervisor” and every current “Team Sales Associate” who is classified as an exempt employee and every former Store Manager, every former Assistant Store Manager, every former Store Supervisor and every current Team Sales Associate who was classified as an exempt employee since June 1, 2011, is or was properly classified as an exempt employee under any Applicable Law, except for any such failure to so classify that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any current or former Store Manager, any current or former Store Assistant Manager, any current or former Store Supervisor and/or any current or former Team Sales Associate as an exempt employee. The Company has received no written notice of any pending or threatened claim by any current or former Store Manager, Store Assistant Manager, Store Supervisor and/or Team Sales Associate that he/she was improperly classified as an exempt employee, and, to the Company’s Knowledge, there is no threatened claim by any current or former Store Manager, Store Assistant Manager, Store Supervisor and/or Team Sales Associate that he/she is or was improperly classified as an exempt employee. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s classification of Store Managers, Store Assistant Managers, Store Supervisors and/or Team Sales Associates as exempt employees, and, to the Company’s Knowledge, there is no such threatened inquiry or audit from any Governmental Entity.

(h) To the Company’s Knowledge, no current or former non-exempt employee has been paid any bonus, commission or other premium pay since June 1, 2011, that has not been included in his/her regular rate of pay for purposes of computing overtime under any Applicable Law, except for such failure to be included in his/her regular rate of pay that would not reasonably be expected to be material to the Company. Except for occurrences for which Parent and Merger Sub could not have any present or future, direct or indirect, material liability, the Company does not have any direct or indirect liability, whether actual or contingent, with respect to the failure to include bonuses, commissions or other premium pay in the regular rate of pay of non-exempt employees for purposes of computing overtime. The Company has received no written notice of any pending or threatened claim by any current or former non-exempt employee that his/her overtime entitlement was improperly computed, and, to the Company’s Knowledge, no such claim is threatened by any current or former non-exempt employee. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s policies and practices relating to the calculation of overtime, and, to the Company’s Knowledge, no such inquiry or audit is threatened by any Governmental Entity.

(i) The Company is not and has not been a party to any collective bargaining agreement or similar contract with any labor union or organization. To the Company’s Knowledge, no labor union or organization is seeking or has sought to organize any of the Company’s employees, and, to the Knowledge of the Company, no labor union or organization is threating to organize any of the Company’s employees. No unfair labor practice charge has been filed against the Company with the National Labor Relations Board, and, to the Knowledge of the Company, no Person or labor union or organization is threating to file such a charge. There has never been at strike or other material disruption of work, including, but not limited to, picketing, slowdowns and work stoppages, by any of the Company’s employees at the Company’s premises, and, to the Knowledge of the Company, no Person or labor union or organization is threatening such action. No labor union or organization has conducted an organized corporate campaign against the Company, and, to the Knowledge of the Company, no Person or labor union or organization is threatening such action. To the Company’s Knowledge, the Company is and has been in material compliance with all Applicable Law in all material respects relating to labor relations and related matters and has not engaged in any unfair labor practices. The Company has received no written notice of any pending inquiry or audit from any Governmental Entity concerning the Company’s labor policies or practices, and, to the Knowledge of the Company, there is no such threatened inquiry or audit from any Governmental Entity.

(j) The Company is compliant in all material respects with all Applicable Law governing health and safety, including, but not limited to, the federal and California Occupational Health and Safety Acts.

(k) To the extent required by Applicable Law, the Company maintains and has maintained copies of I-9 Employee Eligibility Verification Forms for all persons it currently employs and has employed and is fully compliant with the Immigration Reform and Control Act of 1986.

(l) The Company has not taken any employment action(s) since June 1, 2011, at any site or facility that individually or in combination with other employment action(s) taken by the Company prior to Merger Closing Date trigger any notice, damages, payment, penalty or other obligation under the federal Worker Adjustment and Retraining Act of 1988 (“WARN”) or any comparable or similar applicable state or local Law. The Company has not incurred any liability under WARN or under any comparable or similar applicable state or local Law that remains unsatisfied.

(m) The Company has made available to Parent with respect to each Person who is currently serving the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, e.g., disability, family or medical leave, sick leave, the following at least ten (10) calendar days prior to Merger Closing Date: (i) the name of the Person and the date he/she was originally hired or otherwise engaged by the Company, (ii) whether he/she is on active or inactive status, (iii) whether such person is classified as an employee, independent contractor, leased employee or agent, (iv) whether such person, if an employee, is classified as exempt or non-exempt, (v) whether such Person has a Contract of employment or engagement, and if such person has such a Contract, a copy of the Contract, (vi) the Person’s, if an employee, job title, pay grade and supervisor’s name, (vii) the Person’s, if an employee, current annualized compensation, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential, and any other compensation potential or entitlement, (viii) whether the person, if an employee, is not fully available to perform work because of a qualified disability or other leave and the expected date of return to full service and (ix) the work location where the Person is deemed domiciled.

(n) To the Company’s Knowledge, the Company is compliant in all material respects with all Applicable Law relating to discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no claims or proceedings pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any Person currently providing services to the Company or any Person who formerly provided services to the Company, whether individually or part of a class, relating to wrongful termination of employment and/or any discriminatory, wrongful or tortious conduct in connection with the employment relationship, and, to the Company’s Knowledge, no such claims are threatened.

(o) The Company is compliant in all material respects with all Contracts of employment or engagement. There are no claims or proceedings pending or threatened against the Company brought by any Person currently providing services to the Company or any person who formerly provided services to the Company, whether individually or part of a class, relating to Contracts of employment or engagement, and, to the Company’s Knowledge, no such claims are threatened, in each case which individually or in the aggregate would reasonably be expected to be material to the Company.

(p) Neither the Company, nor any of its ERISA Affiliates maintains, sponsors or contributes to any Company Benefit Plan that (i) constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) is a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) is a “multiple employer plan” as defined in Section 413(c) of the Code.

(q) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by all Applicable Laws, including without limitation, ERISA and the Code. With respect to each Company Benefit Plan, all material reports, returns, notices, and other documentation that are required to have been filed or furnished to any governmental authority, or to the participants or beneficiaries of the Company Benefit Plan, have been filed or furnished on a timely basis. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued.

(r) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501(a) of the Code has received or is the subject of a favorable determination or opinion letter from the Internal Revenue Service, and nothing has occurred which may be expected to cause the loss of such qualification or exemption.

(s) Neither the Company nor any of its ERISA Affiliates has or would reasonably be expected to have any liability with respect to any current or former employee, officer or director in respect of post-retirement health, medical, life insurance or other welfare benefits, except for group health plan continuation coverage required under Part 6 of Subtitle B of Title I of ERISA or similar state law.

(t) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(u) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, could (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(v) For the purposes of this Section 5.10, the term “material” shall mean any debt, liability, claim or other obligation having a value, individually or in the aggregate, of $100,000 or more arising out of the same or substantially similar event or circumstance.

5.11 Insurance.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth each fire, liability and other form of insurance (including, but not limited to all historic occurrence-based insurance policies (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type of coverage, deductibles and coverage limits. Each of the Insurance Policies are in full force and effect for such amounts as are sufficient for compliance in all material respects with all requirements of Applicable Law and of all contracts related to the business to which the Company is bound. There is no claim greater than $25,000 pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company is otherwise in material compliance with the terms of such policies.

(b) Excluding policies that have expired or been replaced in the ordinary course of business, no insurance policies to which the Company is or was bound or is or was insured has been cancelled since June 1, 2011 and no written notice has been received by the Company nor, to the Knowledge of the Company, has any threat been made, in each case, to cancel any such insurance policy to which the Company is or was a party or by which the Company is or as bound or is or was insured during such period.

(c) No event relating to the Company or any of its Subsidiaries or the Company Business has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Insurance Policy or that is likely to result in a prospective upward adjustment in such premiums.

(d) No event has occurred with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, with respect to the insurer, including without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries Subsidiary giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any Insurance Policies.

5.12 Related Party Transactions. No officer or director of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

5.13 Taxes.

(a) The Company and each of its Subsidiaries has filed all material Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects, and all Taxes, whether or not shown as due on such Tax Returns, have been duly and timely paid. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) There is no audit currently pending against the Company or any of its Subsidiaries in respect of any Taxes nor, to the Knowledge of the Company, is any such activity contemplated by any Governmental Entity. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable and for which sufficient reserves have been established on the Financial Statements, and complied in all material respects with any Tax information reporting obligation.

(c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) None of the Company or any of its Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f) None of the Company or any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Merger Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Merger Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Merger Closing Date.

(g) At no time during the five (5)-year period ending on the date hereof was the Company or any of its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in any distribution intended to qualify under Code Section 355.

(h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(i) None of the Company or any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) None of the Company or any of its Subsidiaries has a permanent establishment (as defined in any relevant United States income tax treaty) in any jurisdiction outside the United States.

5.14 Environmental Matters. (a) The Company has complied with all applicable Environmental Laws in all material respects; (b) to the Company’s Knowledge, no property currently or formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Substance requiring remediation pursuant to any Environmental Law; (c) the Company is not subject to any material liability for Hazardous Substance disposal or contamination on any third party property; (d) the Company has not received any written notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (e) the Company is not subject to any order, decree, injunction or agreement with any Governmental Entity relating to liability under any Environmental Law; (f) to the Company’s Knowledge, there are no other circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (g) the Company has delivered to Parent copies of any environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or any of its current or former properties or operations.

5.15 Brokers’ Fees. The Company does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Deal Agreements or the transactions contemplated by hereby or thereby.

5.16 SEC Documents. The Company has filed or furnished, as applicable, on a timely basis, all Company SEC Documents since January 1, 2013. Each such Company SEC Document (a) at the time filed, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and (b) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Agreement Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents filed since January 1, 2013 complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.17 Litigation. (a) There is no Action, pending or, to the Knowledge of the Company, threatened in writing against the Company, and (b) none of the Company or any of its Subsidiaries is subject to any outstanding Order.

5.18 Fairness Opinion. The Company has received the opinion of the Financial Advisor (the “Fairness Opinion”) to the effect that, based upon and subject to the qualifications and assumptions set forth therein, the

Offer Price is fair, from a financial point of view, to the holders of shares of Class A Common Stock and Class B Common Stock (other than the Excluded Stockholders (as defined therein)), and, as of the Agreement Date, such Fairness Opinion has not been withdrawn, revoked or modified.

5.19 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, the Offer, the Merger, the Stock Purchase Agreement or the other Transactions.

5.20 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and saleable in the ordinary course of business, subject to changes in customer demand affecting the industries and markets in which the Company and its Subsidiary do business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves in accordance with GAAP have been established and identified in the Financial Statements. All inventory not written off has been valued in accordance with GAAP in all material respects. All of such inventory is owned by the Company or one of its Subsidiaries free and clear of all Liens, other than Permitted Liens, and no such inventory is held on a consignment basis.

5.21 Suppliers. Schedule 5.21(a) of the Company Disclosure Schedule sets forth (i) each supplier to whom the Company or any of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for one or more of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. To the Knowledge of the Company, none of the suppliers set forth on Schedule 5.21(b) of the Company Disclosure Schedule has ceased, or intends to cease, to supply goods or services to the Company or its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or its Subsidiaries.

5.22 Warranties. Since June 1, 2011, there have been no material design, manufacturing or other defects, latent or otherwise, with respect to any products sold by the Company or its Subsidiaries which have resulted in any material liability for the Company. There are no, and since June 1, 2011 there have not been, any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly cause by, any product purchased or sold by the Company or any of its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows.

6.1 Organization and Good Standing. Parent and Merger Sub are duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other Transactions.

6.2 Power, Authority and Consents.

(a) Power and Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub or any of their Affiliates, and no other stockholder votes are necessary (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which Parent shall deliver to the Company promptly following the execution of this Agreement), to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming due execution and delivery by the Company and that this Agreement is a valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b) No Consents. No Consent of (i) any Governmental Entity; or (ii) any other Person is necessary or required to be made or obtained by Parent or Merger Sub or any of their respective Affiliates to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, the Stock Purchase Agreement, the Support Agreements, and each of the Parent Ancillary Agreements or to consummate the Merger, except for (x) the filing of the Schedule TO with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger, the Offer and the other Transactions, (y) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or (z) such Consents as may be required under any Antitrust Laws, and, in each case, to the extent that the failure to obtain such Consent would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions.

6.3 Stockholders Consent. No consent or approval of the stockholders or any equity holders of Parent or any of its respective Affiliates (other than Parent’s adoption of this Agreement in its capacity as the sole stockholder of Merger Sub) is required or necessary for Parent and Merger Sub to enter into this Agreement or to consummate the Offer, the Merger and the other Transactions.

6.4 Sufficient Funds; Solvency. As of the Offer Closing and the Merger Closing, Parent and Merger Sub will have available to them, directly or through one or more Affiliates, sufficient currently-available funds on hand necessary to pay all amounts payable at the Offer Closing and the aggregate Merger Consideration.

6.5 Interested Stockholder. Neither Parent nor any of its Affiliates owns (directly or indirectly, beneficially or of record) and none of them is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement, the Support Agreements and the Stock Purchase Agreement).

6.6 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no Liabilities other than as contemplated by this Agreement and is not a party to any Contract other than this Agreement, the Merger Sub Ancillary Agreements and Contracts with respect to the appointment of registered agents and similar matters.

ARTICLE VII

COVENANTS

7.1 Advice of Changes.

(a) The Company shall promptly advise Parent in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article V to be untrue or inaccurate such that the condition set forth in paragraph (d)(ii) of Annex I would not be satisfied; (ii) any material breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in paragraph (d)(iii) of Annex I would not be satisfied; (iii) any Material Adverse Effect on the Company; or (iv) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 8.1 not to be satisfied. Notwithstanding the foregoing, the Company shall have the right to update the Company Disclosure Schedule through the Merger Closing Date in its sole discretion to reflect events, facts or information occurring following the Agreement Date, and any such updates to the Company Disclosure Schedule shall automatically be deemed to amend and update the disclosures therein as if such update were originally included in the Company Disclosure Schedule, and any such updates shall not constitute a breach of any representation or warranty contained in Article V hereof; provided, however, that such updates shall not be deemed to amend and update the disclosures in the Company Disclosure Schedule, and such updates shall be deemed to constitute a breach of the representations and warranties contained in Article V hereof, for purposes of determining whether the condition set forth in paragraph (d)(ii) of Annex I has been satisfied.

(b) Parent shall promptly advise the Company in writing of any change, event, circumstance, condition or effect that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer, the Merger or the other Transactions.

7.2 Maintenance of Business.

(a) The Company shall use its reasonable best efforts to carry on and preserve the Company Business and its business relationships with customers, suppliers, employees and others with whom the Company has contractual relations.

(b) The Company shall use its reasonable best efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Offer or the Merger.

7.3 Conduct of Business by the Company. The Company shall continue to conduct the Company Business in the ordinary and usual course of business consistent with its past practices, and, except as set forth on Section 7.3 of the Company Disclosure Schedule, the Company shall not, without Parent’s prior written consent:

(a) incur any Indebtedness for borrowed money (other than the incurrence of Indebtedness in the ordinary course of business under the BofA Credit Facility) or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in or capital contributions to, any Person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any Indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract (including failure to timely extend or renew a Lease for the Company’s Leased Real Property other than in the ordinary course of business), or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Lien (other than a Permitted Lien) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

(f) change any of its accounting methods;

(g) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company Stock Plan or Contracts entered into in connection therewith);

(h) terminate, waive or release any material right or claim;

(i) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than as contemplated by this Agreement;

(j) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any Person (other than Parent), or acquire a substantial portion of the assets of any such Person;

(k) amend the Company Charter or Company Bylaws (other than as contemplated by this Agreement);

(l) change or modify its credit or payment policies, procedures or practices, including failing to pay or delay payment of payables or other liabilities (unless being disputed in good faith);

(m) except as required pursuant to existing written, binding Contracts in effect prior to the date of this Agreement and set forth in Section 5.10(a) of the Company Disclosure Schedule, or as otherwise required by Applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of the Company or any of its Subsidiaries, (iii) make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(n) sell, transfer, assign, license, dispose of or grant any right, title or interest to or in any Company IT Assets or Company-Owned IP Rights (except for non-material licenses to customers and end users granted in the ordinary course of business under the Company’s standard customer agreements or limited, non-exclusive licenses of Trademarks included in the Company-Owned IP Rights solely for marketing purposes made in the ordinary course of business consistent with its past practices);

(o) permit to expire, terminate or lapse any right, title or interest in, to or for any material Company IP Rights;

(p) (i) agree to any audit assessment by any taxing authority; (ii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; or (iii) enter into any closing agreement, settle any Action or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Action or assessment in respect of Taxes;

(q) (i) initiate any Action, or (ii) settle or agree to settle any Action;

(r) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Balance Sheet; and (ii) the payment, discharge or satisfaction of Merger Expenses; or

(s) agree to do any of the things described in the preceding clauses (a)-(r).

7.4 Information Supplied.

(a) Information Supplied by the Company. None of the information included or incorporated by reference in the Schedule 14D-9 to be filed with the SEC in connection with the Offer or the Proxy Statement and/or the Information Statement (to the extent it is required to be filed), will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. The Schedule 14D-9 and, to the extent filed, the Proxy Statement and/or the Information Statement, will comply as to form in all material respects with the requirements of the Exchange Act.

(b) Information Supplied by Parent. None of the information supplied by Parent or any of its respective Subsidiaries, Officers, directors, employees, representatives or agents, included or incorporated by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement to be filed with the SEC in connection with the Offer or the Merger, will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement, as the case may be, is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. None of the information included or incorporated by reference in the Offer Document to be filed with the SEC in connection with the Offer, will, at the date the Offer Documents first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents. The Schedule TO will comply as to form in all material respects with the requirements of the Exchange Act.

7.5 Employee Benefits.

(a) If requested by Parent in writing at least five (5) Business Days prior to the Merger Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Merger Closing Date written evidence of the adoption by the Company Board of resolutions (in form and substance subject to review and approval by Parent) authorizing the termination of such Company 401(k) Plan.

(b) To the extent any employee notification or consultation requirements are imposed by Applicable Law with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time.

7.6 Access to Information; Cooperation.

(a) The Company shall allow Parent and its agents and advisors reasonable access at reasonable times, so long as reasonable advance notice is provided, to its files, books, records, Contracts, personnel and offices, including any and all information relating to Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company, in its sole discretion, may restrict Parent’s access to any and all (i) Contracts that contain restrictions on the disclosure of such Contract or the terms thereof (ii) documents that are attorney-client privileged or confidential, or (iii) documents that relate to their consideration of this Agreement or alternatives thereto.

(b) Prior to the Merger Closing Date, the Company shall use, and shall cause its Subsidiaries to use, its and their reasonable best efforts to provide, and to cause its and their Subsidiaries to provide and shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent in connection with the arrangement, syndication, marketing and consummation of any debt financing that may relate to the Company and its Subsidiaries following the Merger Closing Date (“Debt Financing”), including (A) delivering, as promptly as practicable, to Parent and the financial institutions providing or arranging such Debt Financing (the “Financing Sources”) such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested to consummate such Debt Financing, (B) providing reasonable direct contact between senior management and Representatives of the Company and its Subsidiaries and the Financing Sources with reasonable advance notice and during normal business hours, (C) participating in a reasonable number of meetings (including customary one-on-one meetings or conference calls with the parties acting as lead arrangers, bookrunners, and/or prospective lenders in the Debt Financing and senior management and the employees, investment bankers, attorneys, accountants and other Representatives of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, rating agency sessions, drafting sessions, and other customary syndication activities, (D) assisting in the preparation of customary syndication documents and materials, including confidential information memoranda, lender presentations, road show materials, rating agency materials and other similar documents and materials in connection with the Debt Financing and customary authorization letters related thereto, (E) causing appropriate officers of the Company and its Subsidiaries to execute and deliver definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions or other documents, to the extent reasonably requested by Parent and otherwise facilitate the pledging of collateral to secure the Debt Financing, the pay-off of existing indebtedness and the release of related liens, guarantees and other security interests; provided that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries shall be subject to the Merger Closing, (F) coordination of audit reports, comfort letters, authorization letters and consents of accountants and auditors with respect to financial statements and other financial information contained in the information referred to in (A) above, (G) providing financial statements in the form and to the extent provided internally to senior management of the Company as promptly as reasonably practicable after providing such financial statements internally to senior management of the Company, (H) taking actions to (1) permit the Financing Sources and other prospective lenders involved in the Debt Financing to conduct collateral audits and field exams and evaluate the Company’s and its Subsidiaries’ current assets, receivables, inventory, cash management and accounting system, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date in connection with the delivery of a Borrowing Base Certificate (to be defined in the definitive documents governing the Debt Financing), and (2) assist Parent to establish or maintain, as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing, (I) using reasonable best efforts to obtain waivers, consents, estoppels, approvals, authorizations and instruments that may be reasonably be requested by Parent, (J) to the extent requested by Parent, arranging discussions among Parent and its Financing Sources with other parties to leases, encumbrances and contracts as of the Closing Date, and (K) furnishing Parent and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date, with all documentation and other information required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, however, that nothing in this Section 7.6 shall require the Company Board (or any committee thereof) to adopt any resolutions or take any other formal action with respect to the Debt Financing prior to the Effective Time. Neither the Company nor its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing prior to the Closing Date that is not contingent on the Closing Date. The Company hereby consents to the use of its and its relevant Subsidiaries’ logos in connection with the Debt Financing. If applicable, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to deliver to Parent at or immediately prior to the Effective Time customary payoff letters (subject to delivery of funds arranged by Parent or Merger Sub), in form and substance reasonably acceptable to Parent, from the administrative agent under any credit agreement of the Company and its Subsidiaries, and shall make reasonable arrangements for the release of all liens and other security over the Company’s and its Subsidiaries properties and assets securing its obligations thereunder, together with the return of any collateral in the possession of such administrative agent, at or prior to the Effective Date. Notwithstanding anything to the contrary herein, Parent shall promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its officers, directors, employees, Affiliates, representatives or agents incurred in connection with any of the matters described in this Section 7.6.

7.7 Regulatory Approvals. Parent and the Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be required in connection with the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Company Ancillary Agreement. Parent and the Company shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and Parent shall pay any associated filing fees payable with respect to such authorizations, approvals and consents. Parent and the Company shall promptly inform the other of any material communication between Parent or the Company, as the case may be, and any Governmental Entity regarding any of the transactions contemplated hereby. If Parent or the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Parent or the Company, as the case may be, shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and the other party shall reasonably cooperate with the party making such response. Without limiting the generality of the foregoing, the parties shall reasonably cooperate with each other in order to prepare and cause the Schedule TO and Schedule 14D-9 (and any amendment thereto) and, to the extent required, the Proxy Statement and/or the Information Statement, to be filed with the SEC as promptly as possible following the date hereof in accordance with the terms of this Agreement.

7.8 Satisfaction of Conditions Precedent.

(a) The Company shall use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1, and the Company shall use reasonable best efforts to cause the Offer, the Merger and the other Transactions to be consummated in accordance with the terms of this Agreement.

(b) Parent and the Company shall use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1, and Parent and the Company shall use reasonable best efforts to cause the Offer, the Merger and the other Transactions to be consummated in accordance with the terms of this Agreement. Notwithstanding the generality of the foregoing, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from Third Parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent shall, subject to Applicable Law, promptly (x) cooperate and coordinate with the Company in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the Company with any information that may be reasonably required in order to effectuate the taking of such actions. Parent and the Company shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries or Affiliates to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

(c) Without limiting the generality of the undertakings pursuant to Section 7.8(b) hereof, Parent and the Company shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any consents and filings under any Antitrust Laws as promptly as practicable following the Agreement Date and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws and (ii) subject to the terms set forth in this Section 7.8, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and shall each use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.8(f), and unless the boards of directors of the Company and Parent mutually agree otherwise, Parent and the Company each shall, and shall cause each of their respective Subsidiaries and Affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Applicable Law asserted by any Governmental Entity, in each case, to cause the Offer, the Merger and the other Transactions to occur as promptly as possible, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) if necessary to obtain clearance by any Governmental Entity as promptly as possible, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or business of Parent and its Subsidiaries or Affiliates and the Company and its Subsidiaries or Affiliates, or committing to any restrictions on its business and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(f) Notwithstanding the foregoing, nothing in this Section 7.8 will require, or be construed to require, Parent or the Company to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Subsidiaries or Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

7.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Class A Common Stock or Class B Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

7.10 Indemnification of Company Directors and Officers.

(a) It is understood and agreed that the Company shall indemnify and hold harmless and, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Applicable Law, each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), and each person currently entitled to indemnification pursuant to the Company’s or its Subsidiaries’ Organizational Documents, determined as of the Effective Time (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (whether asserted or arising at or before or after the Effective Time), and, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Surviving Corporation and Parent shall promptly pay expenses as incurred in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party. In the event of any such claim, action, suit, demand, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law.

(c) Parent and Merger Sub each agree that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in Section 7.10(a) above or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and its Subsidiaries or otherwise in effect as of the date hereof (including through any agreement or arrangement between the Company or any Subsidiary of the Company, on the one hand, and any director, officer, employee or agent of the Company or any Subsidiary of the Company, on the other hand) shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of Parent, the Surviving Corporation and any applicable Subsidiary of the Company; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Parent and Merger Sub each also agree to jointly and severally indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors entered into prior to the Effective Time and which are set forth on Section 7.10(c) of the Company Disclosure Schedule.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an annual aggregate coverage limit over the term of such policy in an amount equal to the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an aggregate amount equal to 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Base Premium”); provided that if the current policies of directors’ and officers’ liability insurance maintained by the Company cannot be maintained for the Base Premium and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium equal to the Base Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Base Premium; provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

(e) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.10 applies without the consent of each such affected Indemnified Party unless such termination or modification is required by Applicable Law. This Section 7.10 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of Parent and the Surviving Corporation. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 7.10.

(f) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.10 as a condition precedent to such merger, sale of assets, or other transaction.

7.11 Litigation. The Company and Parent shall notify the other party in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by such party to be threatened against it or any of its officers or directors in their capacity as such. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder Action (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement or the other Deal Agreements, and no compromise or full or partial settlement of any such Action shall be agreed to by the Company without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such participation by Parent shall be at Parent’s sole cost and expense.

7.12 Acquisition Proposals.

(a) From and after the Agreement Date, the Company shall not, and shall use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, or encourage (including by way of furnishing information) the submission of any Acquisition Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (v) make or authorize any statement, propose publicly or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make, an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal.

(c) Notwithstanding any provisions of Section 7.12(a) to the contrary, the Company, its Subsidiaries and the Company Board (or any committee thereof) may, at any time prior to the Offer Closing, provide information in response to a request therefor by (provided that such information has previously been made available to Parent or is made to Parent concurrently with the time such information is made available to such

Person), or engage in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from such Person, prior to providing any non-public information, an executed confidentiality agreement in form and substance reasonably satisfactory to the Company and with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement if, in each such case, prior to taking any such action the Company Board shall have determined in good faith, based on the information then available and after deliberation and consultation with its independent financial advisor and outside legal counsel, that (i) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to take such action would be inconsistent with the directors’ duties under Delaware Law.

(d) Except as expressly permitted by this Section 7.12, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Recommendation, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, publicly or otherwise, any Acquisition Proposal, (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (iv) fail to include the Recommendation in the Proxy Statement filed in connection with the Company Stockholders’ Meeting, if required, (v) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than confidentiality agreements entered into in accordance with Section 7.12(c)), or (vi) make any other public statement that is inconsistent with the Recommendation (any action described in clauses (i) through (vi), a “Change in the Board Recommendation”).

(e) Notwithstanding anything to the contrary set forth in Section 7.12(d), at any time prior to the Offer Closing, the Company Board may effect a Change in the Board Recommendation (i) in response to an unsolicited, bona fide written offer made to the Company after the date of this Agreement that is not withdrawn and that constitutes a Superior Proposal or (ii) as the result of the occurrence of an Intervening Event, in each case of (i) and (ii), if the Company Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that such action is required for the Company Board to comply with its fiduciary duties under Delaware Law; provided, however, that no such Change in the Board Recommendation may be made unless:

(i) the Company shall have provided written notice to Parent at least three (3) Business Days (the “Notice Period”) prior to making such Change in the Board Recommendation (A) advising Parent that the Company Board intends to make such Change in the Board Recommendation and (B) specifying all information required to be provided under Section 7.12(g);

(ii) the Company shall have, and shall have caused its Representatives to have, during the Notice Period, negotiated in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by the this Agreement proposed by Parent; and

(iii) at or following the end of such Notice Period, the Company Board shall have determined in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that the making of a Change in the Board Recommendation is required for the Company Board to comply with its fiduciary duties under Delaware Law (in each case taking into account any changes to this Agreement proposed by Parent as a result of the negotiations required by this Section).

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.12(e), and shall require the Company to deliver a new notice to Parent at least two (2) Business Days prior to making such Change in Board Recommendation and such new notice period shall commence upon the delivery to Parent of such notice, unless the event requiring notice pursuant to this Section 7.12 occurs less than two Business Days prior to the Offer Closing, in which case the Company shall deliver notice to Parent of such event as promptly as practicable.

(f) Immediately after the execution of this Agreement, the Company agrees that it shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Proposal.

(g) The Company agrees that it shall promptly (and, in any event, within two (2) Business Days) notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry, offer or request for discussions or negotiations regarding an Acquisition Proposal, in each case indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or request and the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and (iv) the facts of circumstances of any Intervening Event.

7.13 Delivery of Audited Financial Statements. The Company shall deliver to Parent the audited consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2014 and the related audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), together with an unqualified audit opinion with respect thereto by Moss Adams LLP (the “Audit Opinion”) by 5:00 p.m. (Pacific time) on June 30, 2014.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Merger Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger contemplated hereby and the filing of the certain documents with the SEC and The NASDAQ Global Market in order to delist and deregister the Class A Common Stock and Class B Common Stock, all authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal (collectively, “Restraints”).

(c) Purchase of Company Common Stock in the Offer. Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(d) Stock Purchase Agreement Transactions. The Stock Purchase Agreement Transactions shall have been consummated.

(e) Employment Agreement Amendments. Each of the Employment Agreement Amendments shall remain in effect (it being understood that the Company shall waive the condition set forth in this Section 8.1(e) upon the request of Parent).

(f) Requisite Company Vote. If required by Applicable Law, the Requisite Company Vote shall have been obtained and shall be in full force and effect.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date; or

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party unless such party shall have complied with its obligations under Section 7.8 to prevent, oppose or remove such Restraint.

9.2 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Closing by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in this Agreement or any of the other Deal Agreements, or any such representations or warranty shall have become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer and the Merger, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach and (y) the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.2 if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.3(a) or (y) the Offer Closing shall have occurred.

9.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Closing by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company or any of their respective Subsidiaries or Affiliates in this Agreement or any of the other Deal Agreements, or any such representations or warranty shall have become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach and (y) the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.2 or (y) the Offer Closing shall have occurred;

(b) at any time prior to the Acceptance Time in the event that any of the following shall have occurred: (i) the Company Board (or any authorized committee thereof, including the Special Committee) has effected a Change in the Board Recommendation or (ii) the Company failed to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (any such event contemplated by clauses (i) and (ii) of this Section 9.3(b), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if the Offer Closing shall have occurred;

(c) Wedbush Securities, Inc. sells or otherwise transfers for value, for the account of any of the Specified Stockholders, an aggregate number of shares of Company Common Stock greater than or equal to 72,544 shares of Company Common Stock from and after June 4, 2014;

(d) (i) the Company has not delivered to Parent the Audited Financial Statements and the Audit Opinion prior to 5:00 p.m. (Pacific time) on June 30, 2014, or (ii) the Audited Financial Statements are not identical to the Annual Financial Statements; or

(e) The terms of the Crystal Loan Facility as executed by all of the parties thereto (i) related to (A) the total amount of loan commitments, (B) the definitions of “Availability”, “Borrowing Base”, “Change of Control”, “Discharge of ABL Priority Obligations”, “Maximum Borrowing Availability” and “Obligations”, (C) collateral, (D) interest rate, (E) financial covenants, (F) availability blocks and deficiency reserves, (G) maturity date, (H) conversion/redemption/repayment/pre-payment/discharge features and related premiums and penalties, (I) commitment or other fees payable to Crystal, (J) default or event of default or (K) any definitions used in any provisions relating to the foregoing or any component definition thereof, in the case of each of (A) through (K), deviate in any respect from such terms set forth in the form of the Crystal Loan Facility attached as Appendix 1.1 of the Company Disclosure Schedule, or (ii) related to all of the terms other than those enumerated in clause (i), collectively, deviates in any material respects from the form of Crystal Loan Facility attached as Appendix 1.1 of the Company Disclosure Schedule.

9.4 Notice of Termination; Effect of Termination and Abandonment. The party hereto desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination. If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, other than the provisions of this Section 9.4, Section 9.5 and Article X, without any liability on the part of any party hereto or any of their respective representatives; provided, however, that nothing herein shall relieve or release a party from any Liabilities or damages arising out of the intentional, willful or fraudulent breach by such party of any of the representations, warranties, covenants or agreements set forth in any of the Deal Agreements.

9.5 Termination Fee.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.3(a), Section 9.3(b) or Section 9.3(c), the Company shall pay to Parent a termination fee equal to the sum of (i) either (A) $271,204, in the event the Price Reduction Trigger has not occurred prior to the time at which the Termination Fee becomes due hereunder, or (B) $250,458, in the event the Price Reduction Trigger has occurred prior to the time at which the Termination Fee becomes due hereunder, plus (ii) all of Parent’s documented, out-of-pocket expenses (collectively, the “Termination Fee”) by wire transfer of same day funds within one (1) Business Day following the date of such termination of this Agreement, to the account designated by Parent.

(b) If (i) after the Agreement Date and prior to the date of the termination of this Agreement contemplated by clause (ii) below, an Acquisition Proposal shall have become publicly known or otherwise communicated to the Company Stockholders and not withdrawn, (ii) thereafter, this Agreement is terminated by Parent pursuant to Section 9.1(b)(i), unless the failure to effect the Merger Closing prior to the End Date is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the other Deal Agreements, and (iii) within six (6) months of such termination of this Agreement, the Company enters into a definitive agreement providing for any transaction contemplated by, or otherwise consummates a transaction with respect to, any Acquisition Proposal referred to in clause (i) above, then, in such case, the Company shall pay to Parent the Termination Fee by wire transfer of same day funds on the date such transaction is consummated, to the account designated by Parent (provided that for purposes of this Section 9.5(b) the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and, prior to such termination, both (x) the Minimum Tender Condition shall not have been satisfied, and (y) holders of a majority of the Company Common Stock shall not have approved the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting, in each case, unless the failure to close by the End Date is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the other Deal Agreements, then the Company shall pay to Parent the Termination Fee by wire transfer of same day funds within one (1) Business Day following the date of such termination of this Agreement to the account designated by Parent.

(d) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(e) Except as explicitly set forth in any other Deal Agreements, Parent’s right to receive payment of the Termination Fee pursuant to Section 9.5(a), Section 9.5(b), or Section 9.5(c) shall be the sole and exclusive remedy of Parent and its Affiliates against the Company or any of its former, current or future directors, officers, employees, agents, equityholders, representatives, Affiliates or assignees (collectively, “Company Related Persons”) or any other Person in connection with the termination of this Agreement in the circumstance described in this Section 9.5 and upon payment or tender of such amount, none of the Company, any of its Company Related Persons, nor any other Person shall have any further liability or obligation relating to or arising out of this Agreement, the other Deal Agreements or the transactions contemplated hereby or thereby.

9.6 Acknowledgement. Each party to this Agreement acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by the Deal Agreements, (b) the damages resulting from termination of the Deal Agreements under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.6 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating the Deal Agreements and in reliance on the Deal Agreements and on the expectation of the consummation of the transactions contemplated hereby and thereby, and (c) without the agreements contained in this Article IX, Parent would not have entered into the Deal Agreements. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.5 and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 9.5 or any portion thereof, the Company shall pay to the other party its costs and expenses (including reasonable attorneys’ fees) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of interest in effect on the date such payment was required to be made through the date of payment.

ARTICLE X

MISCELLANEOUS

10.1 Survival. None of the representations and warranties contained in this Agreement, any other Deal Agreement, or in any instrument delivered under any Deal Agreement will survive the Effective Time. None of the covenants or agreements of the parties in any Deal Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

10.2 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

10.3 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New Castle County, Delaware for the purposes of any Action arising out of this

Agreement or the Deal Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Deal Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEAL AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.4 Assignment and Delegation. This Agreement and the rights, interests and obligations hereunder may not be assigned or delegated by either party hereto without the prior written consent of the other party; provided, however, that Parent may assign any or all of its rights under this Agreement to any direct or indirect wholly owned Subsidiary of Parent; provided, further, that notwithstanding any such assignment to any direct or indirect wholly owned Subsidiary of Parent, Parent shall remain liable for all of its obligations hereunder to the extent such Subsidiary is unable or unwilling to fulfill such obligations. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.5 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, (i) the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law and (ii) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

10.6 Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

10.7 Specific Performance. The Company and Parent each agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the other Deal Agreements were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.8 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Effective Time, each of the Company, Parent, and Merger Sub may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.9 Expenses. Except as expressly set forth herein or in any other Deal Agreement, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Offer, the Merger and the transactions contemplated hereby.

10.10 Attorneys’ Fees. Should any Action be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.11 Notices.

(a) For a notice or other communication (a “Notice”) under this Agreement and any other Deal Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) overnight courier, with all fees prepaid; or (iv) electronic mail or facsimile, with confirmation of transmission.

(b) For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this Section 10.11.

If to the Company:

Sport Chalet, Inc.

One Sport Chalet Drive

La Cañada Flintridge, CA 91011

Attention: Craig Levra

Facsimile No.: (818) 949-5301

Email address: clevra@sportchalet.com

The party sending the Notice shall also send an informational copy of each Notice to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Jason R. Schendel

Facsimile No.: 213-620-1398

Email address: jschendel@sheppardmullin.com

If to Parent or Merger Sub or, after the Effective Time, the Surviving Corporation:

Vestis Retail Group, LLC

c/o Versa Capital Management, LLC

2929 Arch Street

Cira Centre

Philadelphia, PA 19104

Attention: General Counsel

Facsimile No.: (215) 609-3499

Email address: tkennedy@versa.com

The party sending the Notice shall also send an informational copy of each Notice to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Attn:      Alison S. Ressler

              Rita-Anne O’Neill

Fax: (310) 712-8800

Email:    resslera@sullcrom.com

               oneillr@sullcrom.com

(c) Subject to Section 10.11(d), a valid Notice is effective when received by the receiving party in accordance with Sections 10.11(a) and Section 10.11(b). A Notice is deemed to have been received as follows:

(i) If a Notice is delivered in person or sent by registered or certified mail or by overnight courier, upon the earlier of (A) receipt as indicated by the date on the signed receipt or as otherwise established by the sending party and (B) two Business Days after the Business Day on which it is sent to the receiving party. If it is delivered by facsimile, on the date the facsimile is transmitted with confirmation of transmission.

(ii) If the receiving party rejects or otherwise refuses to accept a Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon that rejection, refusal or inability to deliver.

(d) If a Notice is received after 5:00 p.m. EST on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. EST on the next Business Day.

(e) If more than one method for delivery of a Notice under Section 10.11(a) is used, the earliest Notice date under Section 10.11(c) will control.

(f) If a Notice is to be given under this Section 10.11 to a permitted successor or assign of a person or entity, then such Notice shall be given in accordance with this Section 10.11 to such successor or assign.

10.12 Third Party Beneficiary Rights. Except as expressly provided in Section 7.10 or as otherwise provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements, the Merger Sub Ancillary Agreements, and all of the other Deal Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement, which Parent and the Company agree shall continue to be in full force and effect following the execution of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.14 No Other Representations. THE PARTIES ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SCHEDULES OR EXHIBITS HERETO (INCLUDING THE DEAL AGREEMENTS), NO PARTY IS MAKING (AND NO PARTY HAS RELIED UPON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD, WILLFUL MISCONDUCT OR INTERNATIONAL MISREPRESENTATION.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VESTIS RETAIL GROUP, LLC		SPORT CHALET, INC.

By:	/s/ Mark T. Walsh	By:	/s/ Craig Levra

Name:	Mark T. Walsh	Name:	Craig Levra

Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer

EVEREST MERGER SUB, INC.

By:	/s/ William R. Quinn

Name:	William R. Quinn

Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not have been validly tendered (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its Subsidiaries as of immediately prior to the expiration of the Offer (and after the consummation of the Stock Purchase Agreement Transaction), represent at least a majority in voting power of (without duplication of shares) (x) the outstanding shares of Company Common Stock as of immediately prior to the expiration of the Offer (and after the consummation of the Stock Purchase Agreement Transactions), plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Options from which the Company or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Options) (the foregoing clause (a), the “Minimum Tender Condition”); (b) any approval required under any applicable Antitrust Law with respect of the consummation of the Offer and the consummation of the Merger shall not have been obtained, (c) the Stock Purchase Agreement shall not be in full force and effect (the “Stock Purchase Agreement Condition”); or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) (A) the representations and warranties of the Company set forth in Section 5.3(a) and Section 5.4 shall not be true and correct in all respects and (B) the representations and warranties of the Company set forth in this Agreement (1) that are qualified by reference to Material Adverse Effect shall not be true and correct as of the date of the Agreement and as of the Offer Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties shall not be true and correct as of such earlier date only) and (2) that are not qualified by reference to Material Adverse Effect (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) shall not be true and correct as of the date of the Agreement and as of the Offer Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties shall not be true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the Agreement Date, there shall have occurred any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(v) a Triggering Event shall have occurred;

(vi) this Agreement shall have been terminated in accordance with its terms; or

(vii) the Company shall not have obtained, and Parent shall not have been furnished with, the consents, waivers or approvals of the Third Parties to Contracts set forth on Schedule I of the Company Disclosure Schedule, each of which shall be in full force and effect as of the Offer Closing Date and in form and substance reasonably satisfactory to Parent.

The foregoing conditions are for the benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Sport Chalet, Inc., Vestis Retail Group, LLC, and Everest Merger Sub, Inc.

ANNEX B—FAIRNESS OPINION

Confidential	June 29, 2014

Special Committee of the Board of Directors

Sport Chalet, Inc.

One Sport Chalet Drive

La Canada, CA 91011

Ladies and Gentlemen:

Sport Chalet, Inc. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board of Directors”) of the Company to provide an opinion (the “Opinion”) as to the fairness, solely from a financial point of view, to the stockholders of the Class A Common Stock and Class B Common Stock of the Company other than the shares held by the Olberz Family Trust (the “Family Trust”). Eric Olberz and Irene Olberz (collectively, the “Olberzes”), Craig Levra, the Company’s Chairman and Chief Executive Officer, and Howard Kaminsky, the Company’s Chief Financial Officer (collectively, the “Excluded Stockholders”) of both the Short-Form Merger Consideration (defined below) and the Long-Form Merger Consideration (defined below) to be received by the stockholders in a contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Proposed Transaction involves the acquisition of the Company by Vestis Retail Group LLC (“Vestis”) effected through a stock purchase of certain shares and a separate two- step merger to acquire the remaining shares. Vestis and the Company would enter into a merger agreement providing for the merger of a newly formed subsidiary of Vestis (“Merger Sub”) with and into the Company. The merger would be structured as a two-step transaction, with an upfront tender offer by Vestis and Merger Sub for all outstanding shares of Class A Common Stock and Class B Common Stock of the Company followed by a merger through which Vestis would acquire any shares not acquired in the tender offer. Simultaneous with entering into the merger agreement with the Company, Vestis would enter into a stock purchase agreement with the Family Trust and the Olberzes, whereby the Family Trust and the Olberzes would agree to sell to Vestis all of their shares (“Olberz Shares”) at a price equal to $0.75 per share immediately following the closing of the tender offer described below. Following the execution of the merger agreement and the stock purchase agreement, Vestis and Merger Sub would launch a tender offer for all outstanding shares of Class A Common Stock and Class B Common Stock of the Company (not including the Olberz Shares) at a price equal to $1.20 per share (“Short-Form Merger Consideration”). If, after the consummation of the tender offer, exercise of the top-up option provided in the Merger Agreement and the purchase of the Olberz Shares, Vestis owns 90% of each of the

Duff & Phelps, LLC	T +1 424 249 1650	www.duffandphelps.com
10100 Santa Monica Blvd.	F +1 424 249 1651
Suite 1100
Los Angeles, CA 90067

Sports Chalet, Inc.

June 29, 2014

Class A Common Stock and Class B Common Stock on a fully diluted basis, Vestis would close the tender offer at $1.20 per share, purchase the Olberz Shares at $0.75 per share and effect a short-form merger in which the remaining Class A and Class B stockholders would also receive $1.20 per share. If the shares tendered in the offer together with the Olberz Shares and the shares acquired by Vestis through exercise of the top-up option do not constitute 90% of each of the Class A Common Stock and Class B Common Stock of the Company on a fully diluted basis, the tender offer price would be reduced to $1.04 (“Long-Form Merger Consideration”) and the tender offer would be extended as required by the SEC’s rules. Vestis would then close the extended tender offer at the $1.04 price, purchase the Olberz Shares at $0.75 per share and effect a long-form merger in which the remaining Class A and Class B stockholders would receive $1.04 per share. For purposes of this opinion “fully diluted basis” shall mean that, as of any date of determination, (x) the number of shares of stock issued and outstanding as of such date, plus (y) the number of shares of stock underlying options issued and outstanding as of such date which have an exercise price lower than the Offer Price (as defined in the Merger Agreement); provided however, that the number of options issued and outstanding shall include any options for which the vesting shall be accelerated in connection with the transaction, whether or not such acceleration has then actually occurred.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate to enable Duff & Phelps to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended March 31, 2012 and March 31, 2013 and the Company’s unaudited interim financial statements for December 29, 2013 included in the Company’s Form 10-Q filed with the SEC;

b.	The Company’s draft Form 10-K for the fiscal year ended March 30, 2014;

c.	Unaudited internal financial statements for the Company for the three fiscal years ended March 31, 2014 and for the two months ended May 31, 2014;

d.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company;

e.	The Restated Certificate of Incorporation of Sport Chalet, Inc. dated November 4, 2009;

f.	A letter dated June 17, 2014 from the management of the Company which made certain representations as to the financial projections for the Company;

g.	Documents related to the Proposed Transaction, including the amended and restated summary term sheet for the acquisition of the Company by Vestis dated June 4, 2014, the Draft Agreement and Plan of Merger by and Among Vestis Retail Holdings, LLC, Everest Merger Sub, Inc. and the Company dated June 25, 2014 (the “Merger Agreement”), the Draft Stock Purchase Agreement, by and among Vestis, the Family Trust, the Olberzes and the Company dated June 25, 2014, and the Draft Tender and Support Agreement, by and among Vestis, Merger Sub, and Stockholder (as defined therein); and

Sports Chalet, Inc.

June 29, 2014

h.	The draft term sheet dated June 2, 2014 for the $15 million term loan from Crystal Financial LLC and the Draft Term Loan and Security Agreement dated June 24, 2014 among the Company, certain financial institutions, as lenders and Crystal Financial SBIC LP, as Agent.

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s Class A Common Stock and Class B Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction

5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any material amendments or modifications thereto or any material waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

Sports Chalet, Inc.

June 29, 2014

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate or participate in any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, or (iii) advise the Special Committee or the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Class A Common Stock or Class B Common Stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any term of the Merger Agreement other than the Short Form or Long-Form Consideration to be received by the stockholders other than the Excluded Stockholders; (iii) does not address the consideration to be received by the Excluded Stockholders; (iv) does not address the process through which the Company has chosen to consider the Proposed Transaction versus any alternative transaction; (v) does not address any transaction related to the Proposed Transaction; (vi) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (vii) does not indicate that the Short Form or Long-Form Consideration to be received by the stockholders of the Company other than the Excluded Stockholders pursuant to the Merger Agreement is the best possibly attainable under any circumstances; instead, it merely states whether such consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related

Sports Chalet, Inc.

June 29, 2014

transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated June 10, 2014 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Duff & Phelps was the investment banker to Eastern Mountain Sports and represented that company in its sale in 2012 to Versa Capital Management (“Versa”), the parent company of Vestis. Furthermore, Duff & Phelps is in the process of being engaged to render a solvency opinion to the board of directors of Avenue Stores, LLC, a portfolio company of Versa. Duff & Phelps will receive customary fees, expense reimbursement, and indemnification on this engagement. Other than these engagements, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, both the Short-Form Merger Consideration and the Long-Form Merger Consideration to be received by the stockholders of the Company, other than the Excluded Stockholders, pursuant to the Merger Agreement are fair from a financial point of view to the stockholders of the Class A Common Stock and Class B Common Stock of the Company other than the Excluded Stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C—SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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